As filed with the Securities and Exchange Commission on September 23, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	33-0795984
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1700 West Horizon Ridge Parkway, Suite 100, Henderson, Nevada 89012, 702-248-1174

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Daniel C. Montano

Chief Executive Officer

CardioVascular BioTherapeutics, Inc.

1700 West Horizon Ridge Parkway, Suite 100, Henderson, Nevada 89012, 714-368-1520

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David R. Decker, Esq. Ronald Warner, Esq. Kristine Lefebvre, Esq. Lord Bissell & Brook, LLP 300 South Grand Avenue Los Angeles, California 90071 213-485-1500	Kenneth R. Koch, Esq. Jeffrey P. Schultz, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, New York 10017 212-935-3000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock $0.001 par value(2)	$25,300,000.00	$3,205.51
Underwriters Warrants to purchase 200,000 shares of Common Stock	$200.00	$.03
Common Stock $.001 par value underlying Underwriters Warrants(3)	$2,640,000.00	$334.49

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes 300,000 shares which the underwriters have the option to purchase to cover any over-allotments, if any.
(3)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such indeterminable number of additional shares of common stock as may be issuable as a result of any future anti-dilution adjustments made in accordance with the terms of the underwriters warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission acting pursuant to said section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 23, 2004

2,000,000 Shares

Common Stock

• CardioVascular BioTherapeutics, Inc. is offering 2,000,000 shares of common stock.	• The initial public offering price of our common stock is expected to be $10 per share.

• This is our initial public offering, and no public market existed for our shares prior to this offering.	• Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol “CVBT”.

This investment involves risk. See “ Risk Factors” beginning on page 5.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to CardioVascular BioTherapeutics, Inc.	$	$

(1)	In addition, upon successful completion of the offering, the underwriters, for a consideration of one mill ($0.001) per warrant, may purchase an aggregate of ten percent of the common stock offered to the public, exclusive of the over-allotment option. The underwriters warrants entitle the holder to purchase shares at 120% of the offering price to the public and are exercisable for a period of four and a half years commencing six months after completion of this offering.

The underwriters have a 45-day option to purchase up to 300,000 additional shares of common stock from us to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

First Dunbar Securities Corporation

50 Congress Street, Suite 350

Boston, Massachusetts 02109

Telephone: 617-227-1112

Facsimile: 617-227-0570

The date of this prospectus is                     , 2004.

THE IMPACT OF CARDIO VASCU-GROW™ IN THE HUMAN HEART

NEW BLOOD VESSEL GROWTH IN A TREATED HEART

Before injection of Cardio Vascu-Grow™

Twelve weeks after injection of Cardio Vascu-Grow™

CARDIO VASCU-GROW™ INCREASED BLOOD FLOW INTO THE HEART

100.0 %
Region Extent
LAD 0%
LCX 0%
RCA 6%
TOT 3%
0.0 %
Defect Blackout Map
100.0 %
Region Extent
LAD 11%
LCX 4%
RCA 0%
TOT 9%
0.0 %

Black area of heart muscle before injection of Cardio Vascu-Grow™ indicates lack of blood flow.

100.0 %
Region Extent
LAD 0%
LCX 0%
RCA 0%
TOT 0%
0.0 %
Defect Blackout Map
100.0 %
Region Extent
LAD 0%
LCX 0%
RCA 0%
TOT 0%
0.0 %

Twelve weeks after treatment, black area of heart muscle disappears.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the section entitled “Risk Factors” and our financial statements and the related notes appearing elsewhere in this prospectus.

Our Business

We are a biopharmaceutical company focused on developing a new drug for the treatment of cardiovascular disease. Our drug candidate, called Cardio Vascu-Grow™, is designed to facilitate the growth of new blood vessels in the heart and surrounding vascular system. A report by the American Heart Association, Heart Disease and Stroke Statistics—2003 Update indicates that over 38% of all deaths in the United States are caused by coronary artery disease.

Cardio Vascu-Grow™ is our protein drug candidate. In two separate clinical trials in Germany in the mid-1990’s, our protein drug candidate prompted the growth of new blood vessels in the heart and an increased pumping capacity of the heart in the patients treated. Such trials were conducted with limited patient populations. However, based on the results of these previous clinical trials, we are now working to confirm the medical benefits of Cardio Vascu-Grow™ in U.S. Food and Drug Administration, or FDA, authorized combined Phase I/II clinical trials which we commenced in November 2003. This process involves conducting human studies in three major medical centers. The studies are being conducted on persons with advanced heart disease where their physicians have indicated that there is no alternative medical procedure available which could be expected to improve their condition. If the Phase I/II clinical trials are successful, we will apply to the FDA to conduct our Phase III pivotal trial. If these trials are successful and the FDA approves the sale of Cardio Vascu-Grow™, we intend to manufacture our drug through a contract manufacturer which is an affiliated company. Our marketing efforts will target potential patients, physicians involved in the delivery of cardiovascular medical services, hospitals and third party payors of medical services. We intend to register Cardio Vascu-Grow™ for sale in other countries around the world after meeting their individual requirements for registering our product. We plan to handle sales and distribution in the United States, Europe and Japan internally. Our current plan is to handle sales and marketing in the remaining international markets through regional distributors.

Our Target Market

According to the American Heart Association 2003 Update, blockage of coronary arteries resulting in severe damage to the heart is the number one cause of death in the United States. In addition, the American Heart Association 2003 Update indicates that over $170 billion per year is spent in hospital costs, medical professional services and drug costs to treat cardiovascular disease.

If our clinical trials are successful, we will focus initially on marketing Cardio Vascu-Grow™ for use in cardiovascular disease. However, medical conditions other than blocked coronary arteries are also characterized by blocked blood vessels which could be amenable to this therapy. These conditions include certain forms of stroke, diabetes and renal disease.

Our Business Strategy

Our business strategy has the following major components:

•	obtain FDA approval of Cardio Vascu-Grow™ for sale in the United States;

•	if FDA approval is obtained:

•	market Cardio Vascu-Grow™ to potential patient-users focusing on patients with cardiovascular disease where there exists no traditional medical treatment for their heart disease;

•	market to third party payors the anticipated economic benefit and improved quality of patient care offered by Cardio Vascu-Grow™; and

•	market to leading cardiac hospitals and their physicians the anticipated economic benefit and improved patient care features of Cardio Vascu-Grow™ in order to attempt to have the product adopted as a “standard of care”;

•	continue preclinical testing of Cardio Vascu-Grow™ in animal models of stroke, vascular disease of the leg, renal disease caused by hypertension, and diabetic wound healing;

•	if preclinical animal studies are successful, initiate clinical trials in:

•	patients who are receiving by-pass heart surgery or other invasive coronary artery treatments as an adjunct to such treatments;

•	diabetes patients and other patients with peripheral vascular disease;

•	patients with diabetic skin ulcers of the legs and/or bed sores; and

•	victims of stroke and hypertensive renal disease; and

•	develop and obtain FDA approval of a catheter delivery system for Cardio Vascu-Grow™.

The Offering

Common stock offered by us	2,000,000 shares

Common stock outstanding after the offering	123,117,650 shares

Anticipated initial public offering price	$10 per share

Use of proceeds

We intend to use the net proceeds from this offering to finance ongoing FDA trials; continue research studies; develop our marketing and sales infrastructure; and pay accrued interest on our convertible notes. However, if holders of our outstanding convertible notes do not elect to convert their notes into shares of our common stock, we would need to use up to $14,892,200 of net proceeds to repay such noteholders within 30 days of completion of this offering. For more detailed information, see “Use of Proceeds.”

Proposed Nasdaq National Market symbol	“CVBT”

The number of shares of common stock to be outstanding after the offering is based on 110,190,100 shares outstanding as of June 30, 2004. Since we believe that most, if not all, holders of our convertible preferred stock and convertible notes will convert to common stock within 30 days of this offering, the number also assumes conversion of all outstanding shares of our convertible preferred stock and all of our outstanding convertible notes into an aggregate of 10,927,550 shares of common stock on completion of this offering. The number of shares of our common stock to be outstanding after this offering excludes:

•	2,755,000 shares issuable upon exercise of outstanding options at a weighted average exercise price of $0.56 per share;

•	1,233,330 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.69 per share;

•	5,000,000 shares reserved for future issuance under our 2004 Stock Plan;

•	200,000 shares issuable upon exercise of underwriters warrants at 120% of the offering price.

Except as otherwise noted, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option to purchase up to 300,000 shares.

Corporate Information

We were incorporated in Delaware in March 1998 and commenced operations at that time. Our principal executive offices are located at 1700 West Horizon Ridge Parkway, Suite 100, Henderson, Nevada 89012, and our telephone number is 702-248-1174. Our Internet address is www.cvbt.com. The information contained on our website is not part of this prospectus.

Unless otherwise stated, all references to “us,” “our,” “Cardio,” “we,” the “Company” and similar designations refer to CardioVascular BioTherapeutics, Inc. Cardio Vascu-Grow™ is our trademark.

Cardio Vascu-Grow™ has not been approved by the FDA and we will not be able to sell Cardio Vascu-Grow™ in the United States until such approval has been received. To date, we have not generated any revenues from the sale of Cardio Vascu-Grow™, and we do not expect to generate any revenues unless and until Cardio Vascu-Grow™ is approved by the FDA for sale in the United States. Since our inception, we have incurred significant net losses, including net losses of $2,128,137 in the first six months of 2004. As of June 30, 2004, we had an accumulated deficit of $10,905,915.

Summary Financial Data

The following table sets forth our summary financial data. This data has been derived from our audited financial statements for the years ended December 31, 2001, 2002 and 2003, and from our unaudited financial statements for the six-month periods ended June 30, 2003 and 2004. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

	Years Ended December 31,			Six Months Ended June 30, (Unaudited)
	2001	2002	2003	2003	2004
Statements of Operations Data:
Net sales	$—	$—	$—	$—	$—
Cost of goods sold	—	—	—	—	—

Gross profit (loss)	—	—	—	—	—
Operating expenses:
Research and development	1,086,783	822,157	750,138	167,256	735,014
Sales, general and administrative	557,732	364,801	920,477	235,423	841,557

Total operating expenses	1,644,515	1,186,958	1,670,615	402,679	1,576,571

Loss from operations	(1,644,515)	(1,186,958)	(1,670,615)	(402,679)	(1,576,571)
Other and interest income (expense), net	(20,439)	(141,502)	(658,133)	(145,690)	(551,566)

Net loss	$(1,664,954)	$(1,328,460)	$(2,328,748)	$(548,369)	$(2,128,137)

Net loss per common share, basic and diluted	$(0.02)	$(0.01)	$(0.02)	$(0.01)	$(0.02)

Weighted-average shares used in computing net loss per common share, basic and diluted	110,099,029	110,190,100	110,190,100	110,190,100	110,190,100

Pro forma as adjusted net loss per common share, basic and diluted (unaudited)			$(0.02)		$(0.02)

Weighted-average shares used in computing pro forma as adjusted net loss per common share, basic and diluted (unaudited)			123,117,650		123,117,650

In the pro forma as adjusted column of the balance sheet data below, we have adjusted the balance sheet data as of June 30, 2004, to give effect to our receipt of the estimated net proceeds of $17,124,000 from the sale of 2,000,000 shares of common stock we are offering for sale under this prospectus at an assumed initial public offering price of $10 per share after deducting the underwriting discount, expenses and commissions and estimated offering expenses payable by us, and assuming conversion of all of the outstanding convertible preferred stock and convertible notes.

	As of June 30, 2004 (Unaudited)
	Actual	Pro Forma As Adjusted
Balance Sheet Data:
Cash and cash equivalents	$6,438,203	$24,897,072
Working capital	5,551,074	24,269,943
Total assets	9,602,095	26,052,222
Long-term obligations-convertible notes, net of current portion	13,832,200	—
Total stockholders’ equity (deficit)	(6,108,980)	24,433,347

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before participating in this offering. If any of the following risks actually occur, our business, financial condition, operating results and/or cash flows could be materially harmed. As a result, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related to the Company

We have a history of losses and expect to incur substantial losses and negative operating cash flows for the foreseeable future, and we may never achieve or maintain profitability.

Since our inception, we have incurred significant net losses. As a result of ongoing operating losses, we had an accumulated deficit of approximately $10,905,915 as of June 30, 2004. We are not currently profitable. Even if we succeed in developing and commercializing Cardio Vascu-Grow™, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to incur significant capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

•	seek regulatory approvals for Cardio Vascu-Grow™;

•	develop, formulate, manufacture and commercialize Cardio Vascu-Grow™;

•	implement additional internal systems and infrastructure; and

•	hire additional clinical, scientific, administrative and sales and marketing personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues to achieve and maintain profitability. We do not expect to generate revenues unless Cardio Vascu-Grow™ is approved, and may not be able to generate these revenues even if it is approved, and we may never achieve profitability in the future.

As of June 30, 2004, we had $6,438,203 in cash and cash equivalents. Although there can be no assurances, we believe that our available cash and cash equivalents and the net proceeds from our Series IIa notes and interest income, together with our net proceeds from this offering, will be sufficient to fund anticipated levels of operations through at least the end of 2006 if the assumed conversion of our convertible notes occurs. Although there can be no assurances, if such conversion does not occur, and we manage our funds appropriately, we believe that our available cash will be sufficient for approximately 18 months.

If we continue to incur operating losses for a period longer than we anticipate and fail to obtain the capital necessary to fund our operations, we will be unable to advance our development program and complete our clinical trials.

Developing a new product and conducting clinical trials for multiple disease indications is expensive. We expect that we will fund our capital expenditures and operations over at least the next three years with our current resources and the net proceeds of this offering. We may need to raise additional capital sooner, however due to a number of factors, including:

•	an acceleration of the number, size or complexity of the clinical trials;

•	slower than expected progress in developing Cardio Vascu-Grow™;

•	higher than expected costs to obtain regulatory approvals;

•	higher than expected costs to develop or protect our intellectual property;

•	higher than expected costs to develop our sales and marketing capability; and

•	the possibility that a significant number of our convertible noteholders elect to have their notes paid in full rather than convert them to common stock.

We do not know whether additional financing will be available when needed, or on terms favorable to us or our stockholders. We may raise any necessary funds through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our stockholders will experience dilution. If we raise funds through debt financings, we may become subject to restrictive covenants. To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

If we have to pay off our convertible notes after this offering, we may need additional financing to complete our business plan in a timely manner. Such financing might not be available, or if available, the terms might not be satisfactory.

We have $14,892,200 of convertible notes outstanding held by 406 noteholders. By their terms, if the notes are not converted to common stock, they must be repaid, with accrued and unpaid interest, within 30 days of the completion of this offering. Since the notes are convertible at either $2.00 per share or $4.00 per share, and since the offering price is $10.00 per share, we expect that most, if not all, of the noteholders will convert their convertible notes to common stock shortly after the offering. However, there can be no assurance that they will do so. If we have to pay noteholders that choose not to convert to common stock, we will need additional financing within the next 18 months to complete our business plan in a timely manner. There can be no assurance that such additional financing will be available to us in a form, or on terms, satisfactory to us.

Because the development of Cardio Vascu-Grow™ is subject to a substantial degree of technological uncertainty, we may not succeed in developing it.

Cardio Vascu-Grow™ is still in research and development and we do not expect it to be commercially available for the foreseeable future, if at all. The drug is currently in a Phase I/II clinical trial to primarily measure the safety of the product. Only a small number of research and development programs ultimately result in commercially successful drugs. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. These reasons include the possibility that the potential products may:

•	be found ineffective or cause harmful side effects during preclinical studies or clinical trials;

•	fail to receive necessary regulatory approvals;

•	be precluded from commercialization by proprietary rights of third parties;

•	be difficult to manufacture on a large scale; or

•	be uneconomical or fail to achieve market acceptance.

If any of these potential problems occurs, we may never successfully market Cardio Vascu-Grow™.

We may not receive regulatory approvals for Cardio Vascu-Grow™.

Regulation by government authorities in the United States and foreign countries is a significant factor in the development, manufacture and marketing of Cardio Vascu-Grow™ and in ongoing research and product development activities. Cardio Vascu-Grow™ is still in research and development and we have not yet requested or received regulatory approval to commercialize it from the FDA or any other regulatory body. The process of obtaining these approvals and the subsequent substantial compliance with appropriate federal and state statutes and regulations require spending substantial time and financial resources. If we fail to obtain, or encounter delays in obtaining or maintaining regulatory approvals, it could adversely affect the marketing of Cardio Vascu-Grow™, as well as our liquidity and capital resources.

In particular, human therapeutic products are subject to rigorous preclinical testing and clinical trials and other approval procedures of the FDA and similar regulatory authorities in foreign countries. Various federal and state statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage and record-keeping related to these products and their marketing. Any delay in, or suspension of, our clinical trials will delay the filing of our applications with the FDA to market the drug in the United States and, ultimately, our ability to commercialize Cardio Vascu-Grow™ and generate product revenues.

In connection with our clinical trials, we face the risks that:

•	we or the FDA may suspend the trials;

•	we may discover that Cardio Vascu-Grow™ may cause harmful side effects;

•	the results may not replicate the results of earlier, smaller trials;

•	the results may not be statistically significant;

•	patient recruitment may be slower than we expected; and

•	patients may drop out of the trials.

In addition, we are depending on independent clinical investigators to conduct clinical trials under their agreements with us. These investigators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. If independent investigators fail to devote sufficient time and resources to our drug development programs, or if their performance is substandard, it will delay the approval of our FDA application and our introduction of Cardio Vascu-Grow™. These investigators may also have relationships with other commercial entities, some of which may compete with us. If independent investigators assist our competitors at our expense, it could harm our competitive position.

Also, late stage trials are often conducted with patients having the most advanced stages of disease. During the course of treatment, these patients can die or suffer other adverse medical effects for reasons that may not be related to the drug being tested but which can nevertheless adversely affect clinical trial results, delay the completion of the trials or cause the FDA to require additional trials.

If we are unable to retain and recruit qualified scientists or if any of our key senior executives discontinue their employment with us, it will delay our development efforts.

We are highly dependent on the principal members of our management. In addition, we only have two scientists, both of whom are also members of management. Accordingly, the loss of any members of our management could impede the achievement of our development objectives.

Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to our success. We may be unable to attract and retain personnel on acceptable terms given the competition among biotechnology, pharmaceutical and health care companies, universities and non-profit research institutions for experienced scientists.

If we are unable to recruit and retain key personnel, our efforts to develop our business will be delayed.

We currently have three full-time employees. If we we are unable to recruit qualified marketing, manufacturing and distribution personnel in the future, it could impede the achievement of our objectives.

Prior activities of our Chief Executive Officer, as well as certain conflicts of interest that he has, may increase the risks of an investment in our company.

Daniel C. Montano, our Chairman of the Board, President and Chief Executive Officer and holder of voting control over the largest single block of our common stock, was engaged in the securities, investment banking and venture capital business for approximately 30 years ending in 1998. During that time, Mr. Montano or the firms he controlled were the subject of arbitrations, fines, disciplinary actions and sanctions imposed by the SEC and the National Association of Securities Dealers, Inc. Administrative action was concluded on those matters over five years ago based on events occurring several years before. For more information on these matters, refer to the description of Mr. Montano’s prior activities under “Management.”

The clinical trials of our product under the regulations of the FDA have not been affected by Mr. Montano’s prior regulatory issues, and we do not expect them to be. However, to the extent we seek approval from other regulatory agencies in the future, Mr. Montano’s past activities may cause closer examination by such agencies, which could affect the outcome of the approval process or the timing and expense involved. In addition, our ability to establish other business relationships may be delayed or adversely affected.

Also, as set forth in the following two risk factors, Mr. Montano has substantial potential conflicts of interest due to his position as Chairman of the Board, President, Chief Executive Officer and significant stockholder of Phage, our affiliate that manufactures Cardio Vascu-Grow™ for us.

There can be no assurance that Mr. Montano’s past history in the investment banking industry or his potential conflicts of interest will not have a negative effect on us or on his ability to serve our company.

Our principal executive officers, including our Chief Executive Officer and our Chief Financial Officer, devote less than half of their time to us.

Our Chief Executive Officer and President, Daniel C. Montano, along with Chief Financial Officer and Vice President, Mickael A. Flaa, and Chief Scientific Officer and Chief Operating Officer and Vice President, John W. Jacobs, will each only be devoting approximately 40% of their business time to us, and may devote time to an affiliated company which does business with us and the balance of their time on other business affairs. We do not have employment agreements with our executive offices or key employees. See following Risk Factor about potential conflicts of interest. Thomas Stegmann, M.D., one of our board members and our Chief Clinical Officer, devotes approximately 40% of his business time to our affairs and the balance to The Fulda Medical Center in Germany.

Our relationship with Phage Biotechnology Corporation, and the relationship of our senior executive officers to Phage, creates potential for conflicts of interest.

We have a number of relationships with Phage, an affiliated company, which may create conflicts of interest. Pursuant to a joint ownership and license agreement with Phage, subject to certain contractual commitments, we own a one-half undivided interest in the U.S. and foreign patents and patent applications necessary to develop and commercialize Cardio Vascu-Grow™. We entered this agreement to protect our ability to obtain patent protection on processes developed in conjunction with Phage which processes might be useful to Phage in other unrelated products. Pursuant to that agreement, we also have an exclusive license to develop and commercialize Cardio Vascu-Grow™. Phage provides technical development services to us, and currently is our sole supplier of Cardio Vascu-Grow™. In addition to Cardio Vascu-Grow™, Phage is currently in the process of developing other drug products that are not expected to have any relation to our proposed product or business. Notwithstanding the foregoing, nothing in our agreements precludes Phage from participating in activities competitive to ours.

Daniel C. Montano owns beneficially approximately 27.80% of our outstanding voting stock and presently controls the voting of an additional 7.94%. Mr. Montano also owns 18.25% of the outstanding voting stock of Phage. He is the Chairman of the Board and Chief Executive Officer of both companies. In addition, we own 4.56% of Phage’s outstanding common stock. Additionally, certain of our officers and directors (including Daniel C. Montano) own or hold voting control over an aggregate of 41.20% of Phage’s outstanding common stock.

Mr. Montano devotes approximately 40% of his business time to our affairs, 40% to Phage affairs and the balance to other investment interests.

John W. (Jack) Jacobs is our Chief Operating Officer and Chief Scientific Officer and serves in the same positions with Phage. He will join our board of directors upon the closing of this offering. He devotes approximately 40% of his business time to our affairs and 40% to Phage and the balance to other interests.

Mickael A. Flaa is our Chief Financial Officer and serves the same role with Phage. He will join our board of directors upon the closing of this offering. He devotes approximately 40% of his business time to our affairs, 40% to Phage and the balance to other interests.

Such individuals owe a fiduciary duty of loyalty to us. They also owe similar fiduciary duties to Phage. However, due to their responsibilities to serve both companies, there is potential for conflicts of interest. At any particular time, the needs of Phage could cause one or more of these executive officers to devote attention to Phage at the expense of devoting attention to us. In addition, matters may arise that place the fiduciary duties of these individuals in conflicting positions. Such conflicts will be resolved by our independent directors and directors having no affiliation with Phage. If this occurs, matters important to us could be delayed. The results of such delays are not susceptible to accurate predictions but could include, among other things, delay in the production of sufficient amounts of Cardio Vascu-Grow™ to complete our clinical trials on our preferred timetable or to meet potential commercial demands if our clinical trials are successful and we receive FDA approval to sell the drug in the U.S. Such delays potentially could increase our costs of development or reduce our ability to generate revenue. Our officers will use every effort to avoid material conflicts of interest generated by their responsibilities to Phage, but no assurance can be given that material conflicts will not arise which could be detrimental to our operations and financial prospects.

We may be subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets of former employers.

As is commonplace in the biotechnology industry, we employ now, and may hire in the future, individuals who were previously employed at other biotechnology or pharmaceutical companies, including competitors or potential competitors. Although there are no claims currently pending against us, we may be subject to claims that we or certain employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and would be a significant distraction to management.

We have no marketing experience, sales force or distribution capabilities and, if our products are approved, we may not be able to commercialize them successfully.

Although we do not currently have any marketable products, our ability to produce revenues ultimately depends on our ability to sell our products if and when they are approved by the FDA. We currently have no experience in marketing or selling pharmaceutical products and we do not have a marketing and sales staff or distribution capabilities. If we fail to establish successful marketing and sales capabilities or fail to enter into successful marketing arrangements with third parties, our ability to generate revenues will suffer.

We do not have manufacturing capability. We rely on only one supplier, which is an affiliate, for our bulk drug product. Any problems experienced by such supplier could negatively affect our operations.

We rely on our affiliated company, Phage, to manufacture Cardio Vascu-Grow™ for us and to supply it to us. Any significant problem that Phage or one of Phage’s suppliers experiences could result in a delay or interruption in the supply of materials to us until that supplier cures the problem or until we locate an alternative source of supply. Any delay or interruption would likely lead to a delay or interruption in the production of

Cardio Vascu-Grow™ and could negatively affect our operations. In addition, as part of the drug approval process for Cardio Vascu-Grow™, Phage will be inspected by the FDA prior to approval of the drug. Phage has the necessary approvals to manufacture Cardio Vascu-Grow™ for our clinical trials. If we obtain FDA approval for Cardio Vascu-Grow™, Phage will be required to use a facility certified by the FDA as in compliance with good manufacturing practices, or GMP, in order to manufacture the drug for use in commercial quantities. Any delay in obtaining such approval could delay our distribution of Cardio Vascu-Grow™ and thus negatively affect our ability to generate revenue.

Governmental and third-party payors may subject any products developed by us to sales and pharmaceutical pricing controls that could limit our product revenues and delay profitability.

The continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means may reduce our potential revenues. These payors’ efforts could decrease the price that we receive for any products we may develop and sell in the future. In addition, third-party insurance coverage may not be available to patients for any products we develop. If government and third-party payors do not provide adequate coverage and reimbursement levels for our products, or if price controls are enacted, our ability to generate revenues will suffer.

If physicians and patients do not accept products for which we obtain marketing approval, we may not recover our investment.

If our products are approved for marketing by the FDA, their commercial success will depend upon the medical community and patients accepting our products as being safe and effective. The market acceptance of our products could be affected by a number of factors, including:

•	the timing and receipt of marketing approvals;

•	the safety and efficacy of the products;

•	the emergence of equivalent or superior products; and

•	the cost-effectiveness of the products.

If the medical community and patients do not ultimately accept any products developed by us as being safe and effective, we may not recover our investment and our business may fail.

We may encounter delays or difficulties in our Cardio Vascu-Grow™ clinical trials, which may delay or preclude regulatory approval of Cardio Vascu-Grow™.

In order to commercialize Cardio Vascu-Grow™ for coronary heart disease treatment, we must obtain regulatory approvals for that use. Satisfaction of regulatory requirements typically takes many years, is expensive and involves compliance with requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use. To obtain regulatory approvals, we must, among other requirements, complete clinical trials demonstrating that Cardio Vascu-Grow™ is safe and effective for a particular disease treatment.

We have commenced treatment of the first patients in the planned Phase I/II clinical trials of Cardio Vascu-Grow™ for the treatment of advanced disease patients. Cardio Vascu-Grow™ is our only product candidate in clinical trials. Current or future clinical trials may demonstrate that Cardio Vascu-Grow™ is neither safe nor effective.

Any delays or difficulties we encounter in our Cardio Vascu-Grow™ clinical trials may delay or preclude regulatory approval. Any delay or preclusion could also delay or preclude the commercialization of Cardio

Vascu-Grow™. In addition, we or the United States Food and Drug Administration might delay or halt any of the clinical trials of Cardio Vascu-Grow™ at any time for various reasons, including:

•	Cardio Vascu-Grow™’s failure to be more effective than current therapies;

•	presence of unforeseen adverse side effects of Cardio Vascu-Grow™ or its delivery system;

•	longer than expected time required to determine whether or not Cardio Vascu-Grow™ is effective;

•	death of patients during a clinical trial, even though the Cardio Vascu-Grow™ treatment may not have caused those deaths;

•	failure to enroll a sufficient numbers of patients in the clinical trials; or

•	our inability to produce sufficient quantities of Cardio Vascu-Grow™ to complete the trials.

We may encounter delays or rejections in the regulatory approval process because of additional government regulation (FDA or otherwise) during the period of product development, clinical trials and FDA regulatory review. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of any approved products, total or partial suspension of production or injunction, as well as other regulatory action against Cardio Vascu-Grow™ or us.

Outside the United States, our ability to market a product is contingent upon receiving clearances from the appropriate regulatory authorities in the various foreign jurisdictions. These foreign regulatory approval processes each include all of the risks associated with FDA clearance described above.

Cardio Vascu-Grow™ is our only drug product.

Unlike many pharmaceutical companies which have a number of products in development and which utilize many technologies, we are dependent on our basic drug technology for the success of our company. While our core technology has a number of potentially beneficial uses, if that core technology is not commercially viable, we will not have others to fall back on and our business will fail.

If we fail to adequately protect our intellectual property rights, our competitors may be able to take advantage of our research and development efforts to develop competing drugs.

Fibroblast growth factor 1, or FGF-1, and derivatives are powerful stimulators of new blood vessel growth. For our drug candidate, we use several of the FGF-1 forms, which we do not believe require us to acquire any rights to use. Our intellectual property rights do not cover the primary structure of the FGF-1 and derivatives and there are other ways to manufacture FGF-1 not covered by our patents. Consequently, we may not prevent others from manufacturing FGF-1 by a different technology.

Our commercial success will depend in part on our success in obtaining patent protection for our key products or processes. Our patent position, like that of other biotechnology and pharmaceutical companies, is highly uncertain. One uncertainty is that the United States Patent and Trademark Office, or PTO, may deny or require significant narrowing of claims made under our patent applications.

Due to the unpredictability of the biotechnological sciences, the PTO, as well as patent offices in other jurisdictions, has often required that patent claims reciting biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting their scope of protection. Further, technology that is disclosed in patent applications is ordinarily published before it is patented. As a result, if we are not able to get patent protection, we will not be able to protect that technology unless trade secret protection is available. Thus, if we fail to obtain patents having sufficient claim scope or fail to adequately protect our trade secrets, we may not be able to exclude competitors from using our key products or processes.

Even if the PTO grants patents with commercially valuable claim scope, our ability to exclude competitors will subsequently depend on our successful assertion of these patents against third party infringers and our successful defense of these patents against possible validity challenges. Our competitors, many of which have substantial resources and have made significant investments in competing technologies, may make, use or sell our proprietary products or processes despite our intellectual property. Litigation may be necessary to enforce our issued patents or protect our trade secrets. The prosecution of intellectual property lawsuits is costly and time- consuming, and the outcome of such lawsuits is uncertain. This is particularly true for our patents, since the courts often consider these technologies to involve unpredictable sciences. An adverse determination in litigation could result in narrowing of our scope of protection or the loss of our intellectual property, thereby allowing competitors to design around or make use of our intellectual property and sell our products in certain markets. Thus, if any of our issued or licensed patents are invalidated or narrowed in litigation, we may not be able to exclude our competitors from using our key technologies.

Another risk regarding our ability to exclude competitors is that our issued patents or pending applications could be lost or narrowed if competitors with overlapping technologies provoke an interference proceeding (determination of first to invent) at the PTO. The defense and prosecution of interference proceedings are costly and time-consuming to pursue, and their outcome is uncertain. Similarly, a third party may challenge the validity of one or more of our issued patents by presenting evidence of prior use of invention to the PTO and requesting reexamination of such patent(s). Thus, even if we are able to obtain patents that cover commercially significant innovations, one or more of our patents may be lost or substantially narrowed by the PTO through an interference or reexamination proceeding. Consequently, we may not be able to exclude our competitors from using our technologies.

Third party patents, or extensions of third party patents beyond their normal expiration dates, could prevent us from making, using or selling our preferred products and processes, or require us to take license(s), or require us to defend against claims of patent infringement.

We may have a limited opportunity to operate freely. Our commercial success will depend in part on our freedom to make, use and sell certain of our preferred drug products and processes. If third party patents have claims that cover any of these products or processes, then we will not be free to operate as described in our business plan, without invalidating or obtaining license(s) to such patents. We may not be successful in identifying and invalidating prior claims of invention. Similarly, a license may be unavailable or prohibitively expensive. In either case, we may have to redesign our products or processes. Such redesign efforts may take significant time and money, and such redesign efforts may fail to yield scientifically, clinically or commercially feasible options. If we are unable to develop products or processes that lie outside the scope of the third party’s patent claims, and we continue to operate, then we may be faced with claims of patent infringement, wherein the third party may seek to enjoin us from continuing to operate within our claim scope and seek monetary compensation for commercial damages resulting from our infringing activity.

The biotechnology and pharmaceutical industry has been characterized by extensive patent litigation and companies have employed intellectual property litigation to gain a competitive advantage.

The defense of patent infringement suits is costly and time-consuming and their outcome is uncertain. An adverse determination in litigation could subject us to significant liabilities, require us to obtain licenses from third parties, or restrict or prevent us from selling our products in certain markets. Although patent and intellectual property disputes are often settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, the necessary licenses may not be available to us on satisfactory terms, if at all. Thus, as discussed above, if third party patents cover any aspect of our products or processes, then we may lack freedom to operate in accordance with our business plan.

If product liability lawsuits are successfully brought against us, we may incur substantial damages and demand for the potential products may be eliminated or reduced.

The testing and marketing of medical products is subject to an inherent risk of product liability claims. Regardless of their merit or eventual outcome, product liability claims may result in:

•	decreased demand for Cardio Vascu-Grow™ or its withdrawal from the market even if it had previously been approved;

•	injury to our reputation and significant media attention;

•	withdrawal of clinical trial volunteers;

•	costs of litigation; and

•	substantial monetary awards to plaintiffs.

We currently maintain product liability insurance specifically issued for the clinical trials in progress with coverage of $2,000,000. This coverage may not be sufficient to fully protect us against product liability claims. We intend to expand our product liability insurance coverage to include the sale of commercial products if we obtain marketing approval for any of our product candidates. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against product liability claims could prevent or limit the commercialization of our products and expose us to liability in excess of our coverage.

Competition and technological change may make our potential product and technology less attractive or obsolete.

We compete with pharmaceutical and biotechnology companies that are pursuing other forms of treatment for the diseases Cardio Vascu-Grow™ targets. We also may face competition from companies that may develop internally or acquire competing technology from universities and other research institutions. As these companies develop their technologies, they may develop competitive positions which may prevent or limit our product commercialization efforts.

Some of our competitors are established companies with greater financial, scientific, marketing and other resources than us. Other companies may succeed in developing products earlier than we do, obtaining FDA approval for products more rapidly than we do or developing products that are more effective than our product candidates. Research and development by others may render our technology or product candidates obsolete or noncompetitive or result in treatments or cures superior to any therapy developed by us.

Even if we receive FDA approval to market Cardio Vascu-Grow™, we may not be able to market it profitably.

Our profitability will depend on the market’s acceptance of Cardio Vascu-Grow™. The commercial success of Cardio Vascu-Grow™ will depend on whether:

•	Cardio Vascu-Grow™ is more effective than alternative treatments;

•	side effects of Cardio Vascu-Grow™, if any, are acceptable to patients and doctors;

•	we are able to sell it at a profitable price and third party payors reimburse for it;

•	we produce and sell Cardio Vascu-Grow™ at a profit; and

•	we market Cardio Vascu-Grow™ effectively.

Risks Related to this Offering

Our common stock has not been publicly traded, and we expect that the price of our common stock will fluctuate substantially.

Prior to this offering, there has been no public market for shares of our common stock. The price of the shares of common stock sold in this offering is expected to be $10. This price will not necessarily reflect the market price of the common stock following this offering. An active public trading market may not develop following completion of this offering or, if developed, may not be sustained. The market prices for securities of biotechnology and pharmaceutical companies historically have been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price of our common stock following this offering will be affected by a number of factors, including:

•	regulatory or payor reimbursement developments in the United States or other countries;

•	product liability claims or other litigation;

•	the announcement of new products or product enhancements by us or our competitors;

•	quarterly variations in our or our competitors’ results of operations;

•	changes in earnings estimates or comments by securities analysts;

•	developments in our industry;

•	the result of our clinical trials;

•	developments in patent or other proprietary rights;

•	general market conditions;

•	future sales of common stock by existing stockholders; and

•	public concern as to the safety of our drugs.

If any of the risks described in this Risk Factors section occurs, it could cause our stock price to fall dramatically and may expose us to class action securities lawsuits which, even if unsuccessful, would be costly to defend and a distraction to management.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market following this offering could harm the market price of our common stock. After the effectiveness of this offering, approximately 19,635,800 shares of our common stock (either outstanding or issuable upon conversion of our convertible notes and convertible preferred stock) will be available for resale under Rule 144. Shortly after the effectiveness of this offering, we plan to register for resale by owners approximately 5,641,880 shares of common stock issuable on conversion of outstanding convertible securities, options and warrants of which 1,200,000 shares underlying options and warrants are subject to 12 month lock up agreements. In addition, there will be approximately 30,630,000 and 69,063,300 additional shares of common stock eligible for sale beginning 18 months and 12 months, respectively, after the effective date of this prospectus upon the expiration of lock-up arrangements between certain of our stockholders and underwriters. As additional shares of our common stock become available for resale in the public market, the supply of our common stock will increase, which could decrease the price.

Our principal stockholders have significant voting power and may take actions that may not be in the best interests of our other stockholders.

After this offering, our officers, directors and principal stockholders will together control approximately 80.65% of our outstanding common stock. These stockholders plan to act together, and will be able to control our management and affairs in all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interest of our other stockholders.

Anti-takeover provisions in Delaware law could discourage a takeover.

We are governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These provisions of the Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our company and could delay or impede a merger, tender offer, or proxy contest involving our company. Any delay or prevention of a change of control transaction could cause the market price of our common stock to decline.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or our market value.

New investors will experience immediate and substantial dilution in the value of their common stock following this offering.

If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in pro forma net tangible book value. If the holders of outstanding options, warrants and convertible securities exercise those options, warrants and convertible securities, you will incur further dilution.

In selling our convertible notes, we may have violated the registration requirements of the Securities Act of 1933 (“Securities Act”) which, if it occurred, would give noteholders a right to rescind their purchases.

Commencing in 2001 and ending in August 2004, we sold three series of convertible notes to investors who, with few exceptions, were not residents or citizens of the United States. We made these sales in reliance on the fact that either the sales occurred outside the United States and were thus not subject to the jurisdiction of the Securities Act or were made to accredited investors pursuant to an exemption from registration provided by the Securities Act. Our counsel has advised us that the availability of those exemptions cannot be determined with legal certainty and that it is possible that the sale of some of the series of convertible notes may have violated the registration requirements of the Securities Act. As to most of those sales, a right of rescission may exist on which the statute of limitations has not run. The right of rescission is essentially a moot issue for those noteholders that do not elect to convert their notes to common stock (except to the extent that the interest due as a part of a rescission might exceed the interest due on a payoff of a convertible note) because, by their terms, the notes are due and payable with accrued interest 30 days after completion of this offering. For those noteholders that elect to convert to common stock, we may have a contingent liability arising from the original purchase of the convertible notes that such noteholders converted. That liability would extend for up to three years after the date of the sale of the applicable convertible note that was converted to common stock. The notes are convertible at either $2.00 per share or $4.00 per share. Accordingly, the market price of our common stock would likely have to decrease by more than 50% from the anticipated $10 public offering price before a noteholder had a significant economic reason to pursue any potential rescission rights.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and Nasdaq, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, as a result of becoming a public company, we intend to add independent directors, create additional board committees and adopt policies regarding internal controls and disclosure controls and procedures. In addition, we will incur additional costs associated with our public company reporting requirements. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

This is First Dunbar Securities’ first initial public offering and investors should consider its limited experience in evaluating an investment in our common stock.

First Dunbar Securities has not previously acted as an underwriter in connection with an initial public offering, although it has acted as a syndicate member, sole placement agent, co-placement agent, selected dealer or sole participating broker in more than six public and private offerings. As part of its function, an underwriter establishes after negotiation with us the initial public offering price for the common stock. First Dunbar’s limited experience may adversely affect the pricing of the offering and the liquidity of the common stock. Prospective purchasers of shares of common stock offered hereby should consider First Dunbar’s limited experience in evaluating an investment in the common stock. In addition, First Dunbar will not act as a market maker in the common stock and will not initiate or maintain research coverage of our company.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. We believe that the section entitled “Risk Factors” includes all material risks that could harm our business. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including those factors described in the “Risk Factors” section of this prospectus.

Potential investors should not place undue reliance on our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this prospectus could harm our business, prospects, operating results and financial condition.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 2,000,000 shares of common stock in this offering will be approximately $17,124,000 based on an anticipated initial public offering price of $10 per share, and after deducting the underwriting discounts, expenses and commissions estimated at $2,346,000 and estimated offering expenses payable by us of $530,000. If the underwriters’ over-allotment option is exercised in full, we estimate that we will receive net proceeds of approximately $19,772,100.

We intend to use these proceeds as follows:

•	61% for on-going FDA required clinical trials;

•	23% for research and development studies;

•	12% for marketing and infrastructure build out; and

•	4% to pay accrued interest on outstanding convertible notes.

The amounts actually expended for these purposes may vary significantly and will depend upon a number of factors, including the amount of our future revenues, expenses and the other factors described under “Risk Factors.” Pending these uses, we intend to invest the net proceeds of this offering primarily in short-term, investment-grade, interest-bearing instruments and government securities.

We believe that the net proceeds of this offering, together with our currently available cash, and assuming full conversion of our convertible notes, will be adequate to meet our capital needs for at least 24 months after the offering is consummated.

However, if holders of our outstanding convertible notes do not elect to convert them into common stock, we would need to use up to $14,892,200 of the proceeds to redeem those notes in accordance with their terms within 30 days of the completion of this offering. Such an event would require us to raise up to approximately $14,892,200 of additional funds to fund clinical trials, research and development, and marketing/infrastructure build out and, without slowing or otherwise adjusting certain programs, to raise it within 18 months from this offering. We have received inquiries from noteholders about the process and timing of converting the convertible notes. Due to the fact that $8,278,000 and $6,614,200, respectively, of the convertible notes may convert into common stock at $2 per share and $4 per share, respectively, we believe it is likely that most if not all of the convertible notes will be converted into common stock. However, we cannot assure you that any of the notes will be converted.

DIVIDEND POLICY

Since our incorporation, we have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2004. It also sets forth our capitalization on a pro forma basis to reflect the assumed conversion of our convertible preferred stock and convertible notes, and on a pro forma as adjusted basis to reflect our receipt of the net proceeds from the sale of 2,000,000 shares of common stock at an initial public offering price of $10 per share, less underwriting expenses and commissions and estimated offering expenses payable by us.

	As of June 30, 2004
	Actual (Unaudited)	Pro Forma (Unaudited)	Pro Forma As Adjusted (Unaudited)
Convertible notes payable, net of current portion	$13,832,200	$—	$—

Commitments and Contingencies:

Series A convertible, preferred stock, $0.001 par value; 10,000,000 authorized; 52,850 shares issued and 51,350 outstanding actual, zero issued and outstanding pro forma and pro forma adjusted	51	—	—

Common stock, $0.001 par value 200,000,000 shares authorized; 110,190,100 shares issued and outstanding actual; 121,117,650 issued and outstanding pro forma; and 123,117,650 issued and outstanding pro forma adjusted	110,190	121,118	123,118

Additional paid-in capital	4,686,694	18,179,675	35,216,144
Deficit accumulated during the development stage	(10,905,915)	(10,905,915)	(10,905,915)

Total stockholders’ deficit	(6,108,980)	7,394,878	24,433,347

Total liabilities and stockholders’ deficit	$9,602,095	$9,013,753	$26,052,222

The number of shares of common stock to be outstanding after the offering is based on 110,190,100 shares outstanding as of June 30, 2004. Since we believe that most, if not all, holders of our convertible preferred stock and convertible notes will convert to common stock within 30 days of this offering, the number also assumes conversion of all outstanding shares of our convertible preferred stock and all of the outstanding convertible notes into an aggregate of 10,927,550 shares of common stock on completion of this offering at an assumed $10 offering price. The number of shares of our common stock to be outstanding after this offering excludes:

•	2,755,000 shares issuable upon exercise of outstanding options at a weighted average exercise price of $0.56 per share;

•	1,233,330 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.69 per share;

•	5,000,000 shares reserved for future issuance under our 2004 Stock Plan;

•	200,000 shares issuable upon exercise of underwriters warrants at 120% of the offering price.

The following table sets forth our capitalization as of June 30, 2004. It also sets forth our capitalization on a pro forma basis without conversion of our convertible preferred stock and convertible notes, and on a pro forma as adjusted basis to reflect our receipt of the net proceeds from the sale of 2,000,000 shares of common stock at an assumed initial public offering price of $10 per share, less underwriting expenses and commissions and estimated offering expenses payable by us.

	As of June 30, 2004
	Actual (Unaudited)	Pro Forma (Unaudited)	Pro Forma As Adjusted (Unaudited)
Convertible notes payable, net of current portion	$13,832,200	$13,832,200	$13,832,200
Commitments and Contingencies:

Series A convertible, preferred stock, $0.001 par value; 10,000,000 authorized; 52,850 shares issued and 51,350 outstanding actual, pro forma and pro forma adjusted	51	51	51

Common stock, $0.001 par value 200,000,000 shares authorized; 110,190,100 shares issued and outstanding actual and pro forma; and 112,190,100 issued and outstanding pro forma adjusted	110,190	110,190	112,190

Additional paid-in capital	4,686,694	4,686,694	20,334,821
Deficit accumulated during the development stage	(10,905,915)	(10,905,915)	(10,905,915)

Total stockholders’ deficit	(6,108,980)	(6,108,980)	9,541,096

Total liabilities and stockholders’ deficit	$9,602,095	$9,602,095	$25,252,171

The number of shares of common stock to be outstanding after the offering is based on 110,190,100 shares outstanding as of June 30, 2004 and 2,000,000 shares issued pursuant to this offering. The number of shares of our common stock to be outstanding after this offering excludes:

•	2,755,000 shares issuable upon exercise of outstanding options at a weighted average exercise price of $0.56 per share;

•	1,233,330 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.69 per share;

•	5,000,000 shares reserved for future issuance under our 2004 Stock Plan; and

•	200,000 shares issuable upon exercise of underwriters warrants at 120% of the offering price.

These tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.

DILUTION

The unaudited net tangible book value (deficit) of our common stock as of June 30, 2004 was approximately $(6,108,980), or $(0.06) per share. Net tangible book value (deficit) per share represents our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding. Dilution in net tangible book value (deficit) per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to the sale of 2,000,000 shares of our common stock in this offering at an assumed initial public offering price of $10 per share, conversion of all outstanding shares of our convertible preferred stock and all of our outstanding convertible notes into an aggregate of 10,927,550 shares of common stock and after deducting the underwriting discount and commissions and estimated offering expenses payable by us, our net tangible book value would be $24,433,347, or approximately $0.20 per share. This represents an immediate increase in net tangible book value of $0.26 per share to existing stockholders and an immediate dilution in net tangible book value of $9.80 per share to new investors purchasing our common stock in this offering.

Assuming full conversion of our convertible preferred stock and convertible notes, the following table illustrates the per share dilution to new investors:

Initial public offering price per share		$10.00
Unaudited net tangible book value (deficit) per share as of June 30, 2004	$(0.06)
Increase in net tangible book value attributable to conversion of all outstanding shares of our convertible preferred stock and all of our outstanding convertible notes	0.12
Increase in pro forma net tangible book value per share attributable to this offering	0.14

Pro forma net tangible book value per share after this offering		0.20

Dilution per share to new investors		$9.80

The following table sets forth, on a pro forma adjusted basis as of June 30, 2004, the differences between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders, paid by shareholders who we expect to acquire shares through conversion of our convertible preferred stock and of our outstanding convertible notes and by the new investors, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $10 per share.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing Stockholders	110,190,100	89.50%	$3,904,200	9.93%	$0.04
Converting Shareholders	10,927,550	8.88%	15,412,600	39.20%	1.41
New Investors	2,000,000	1.62%	20,000,000	50.87%	10.00

Total	123,117,650	100.00%	$39,316,800	100.00%	$0.32

Assuming the exercise in full of all options and warrants outstanding, the number of shares purchased by existing stockholders would be increased by 3,988,330 shares to 114,178,430 shares, total consideration paid by them would be increased by approximately $2,393,332 to $6,297,532 and the average price per share paid by them would be increased by $0.02 per share to $0.06 per share.

If the underwriters exercise their over-allotment option in full, the percentage of shares of common stock held by existing stockholders will decrease to approximately 89.28% of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors will be increased to 2,300,000, or approximately 1.86% of the total number of shares of our common stock outstanding after this offering.

The number of shares of common stock to be outstanding after the offering is based on 110,190,100 shares outstanding as of June 30, 2004. It excludes:

•	2,755,000 shares issuable upon exercise of outstanding options at a weighted average exercise price of $0.56 per share;

•	1,233,330 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.69 per share;

•	5,000,000 shares reserved for future issuance under our 2004 Stock Plan;

•	200,000 shares issuable upon exercise of underwriters warrants at 120% of the offering price.

Assuming no conversion of our convertible preferred stock or convertible notes, the following table illustrates the per share dilution to new investors:

Initial public offering price per share		$10.00
Unaudited net tangible book value (deficit) per share as of June 30, 2004	$(0.06)
Increase in pro forma net tangible book value per share attributable to this offering	0.15

Pro forma net tangible book value per share after this offering		0.09

Dilution per share to new investors		$9.91

The following table sets forth, on a pro forma adjusted basis as of June 30, 2004, assuming no conversion of our convertible preferred stock or convertible notes, the differences between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by the new investors, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us, at an initial public offering price of $10 per share.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing Stockholders	110,190,100	98.22%	$3,904,200	16.33%	$0.04
New Investors	2,000,000	1.78%	20,000,000	83.67%	10.00

Total	112,190,100	100.00%	$23,904,200	100.00%	$0.21

Assuming the exercise in full of all options and warrants outstanding, the number of shares purchased by existing stockholders would be increased by 3,988,330 shares to 114,178,430 shares, total consideration paid by them would be increased by approximately $2,393,332 to $6,297,532 and the average price per share paid by them would be increased by $0.02 per share to $0.06 per share.

If the underwriters exercise their over-allotment option in full, the percentage of shares of common stock held by existing stockholders will decrease to approximately 97.96% of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors will be increased to 2,300,000, or approximately 2.04% of the total number of shares of our common stock outstanding after this offering.

SELECTED FINANCIAL DATA

We were incorporated in Delaware in March 1998 and commenced operations at that time. Since that time, our activities focused on raising capital and the development of our Cardio Vascu-Grow™ drug candidate. The following statements of operations data for the years ended December 31, 2001, 2002 and 2003 and the balance sheet data as of December 31, 2002 and 2003 have been derived from our audited financial statements and the related notes, which are included elsewhere in this prospectus. The statements of operations data for the six months ended June 30, 2003 and 2004 and the balance sheet data as of June 30, 2004 are derived from our unaudited financial statements included elsewhere in this prospectus. The statements of operations data for the years ended December 31, 1999 and 2000 and balance sheet data for the years ended December 31, 1999, 2000 2001 were derived from our unaudited financial statements, which do not appear in this prospectus. When you read this selected financial data, it is important that you also read the historical financial statements and related notes included elsewhere in this prospectus, as well as the section of this prospectus related to “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Historical results are not necessarily indicative of future results.

	Years Ended December 31,					Six Months Ended June 30,
	1999 (Unaudited)	2000 (Unaudited)	2001	2002	2003	2003 (Unaudited)	2004 (Unaudited)
Statements of Operations Data:

Net sales	$—	$—	$—	$—	$—	$—	$—
Cost of goods sold	—	—	—	—	—	—	—

Gross profit (loss)	—	—	—	—	—	—	—
Operating expenses:
Research and development	253,383	875,797	1,086,783	822,157	750,138	167,256	735,014
Sales, general and administrative	406,605	1,362,201	557,732	364,801	920,477	235,423	841,557

Total operating expenses	659,988	2,237,998	1,644,515	1,186,958	1,670,615	402,679	1,576,571

Loss from operations	(659,988)	(2,237,998)	(1,644,515)	(1,186,958)	(1,670,615)	(402,679)	(1,576,571)
Other and interest income (expense), net	5,113	5,121	(20,439)	(141,502)	(658,133)	(145,690)	(551,566)

Net loss	$(654,875)	$(2,232,877)	$(1,664,954)	$(1,328,460)	$(2,328,748)	$(548,369)	$(2,128,137)

Net loss per common share, basic and diluted	$(0.01)	$(0.02)	$(0.02)	$(0.01)	$(0.02)	$(0.01)	$(0.02)

Weighted-average shares used in computing net loss per common share, basic and diluted	98,436,800	110,040,100	110,099,029	110,190,100	110,190,100	110,190,100	110,190,100

Pro forma as adjusted net loss per common share, basic and diluted (Unaudited)					$(0.02)		$(0.02)

Weighted-average shares used in computing pro forma as adjusted net loss per common share, basic and diluted (Unaudited)					123,117,650		123,117,650

	As of December 31					As of June 30, 2004 (Unaudited)
	1999 (Unaudited)	2000 (Unaudited)	2001 (Unaudited)	2002	2003
Balance Sheet Data:
Cash, restricted cash and short-term investments	$25,209	$1,281,432	$73,144	$22,564	$1,634,327	$6,623,203
Working capital (deficit)	$(446,079)	$997,930	$(410,083)	$(871,262)	$1,231,388	$5,551,074

Total assets	$34,219	$1,289,237	$85,977	$114,147	$4,918,376	$9,602,095
Convertible promissory notes net of current portion	$—	$—	$140,000	$1,085,000	$8,081,000	$13,832,200

Total stockholders’ equity (deficit)	$(437,069)	$1,005,735	$(539,220)	$(1,867,679)	$(4,029,563)	$(6,108,980)

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a biopharmaceutical company focused on developing a new drug for the treatment of cardiovascular disease. We were established in 1998, as a Delaware corporation, to commercialize the results of clinical research in cardiovascular disease treatment performed by Dr. Thomas Stegmann in the mid-1990s. We have never generated revenues. We are a development-stage company and are still funding Phase I/II FDA clinical trials for our only current drug candidate, Cardio Vascu-Grow™.

Since our inception, we have generated significant losses. As of June 30, 2004, we had an accumulated deficit of $10,905,915. We expect to incur substantial and increasing losses for at least the next several years. We do not expect to generate revenues unless and until Cardio Vascu-Grow™ is approved by the FDA and we begin marketing it. We expect to continue to spend significant amounts on the development of Cardio Vascu-Grow™. We expect to incur significant commercialization costs when we recruit a domestic sales force. We also plan to continue to invest in research and development for additional applications of Cardio Vascu-Grow™ and to develop new drug delivery technologies. Accordingly, we will need to generate significant revenues to achieve and then maintain profitability.

We have a limited history of operations. To date, we have funded our operations primarily through the private placement of convertible preferred stock, common stock and convertible notes. Our operating activities have fluctuated based on our ability to raise capital to fund our operations.

Most of our expenditures to date have been for research and development activities and general and administrative expenses. Research and development expenses represent costs incurred for product development, clinical trials and activities relating to regulatory filings and out-sourced manufacturing. We outsource our clinical trials and our manufacturing and development activities to third parties to maximize efficiency and minimize our internal overhead. Manufacturing is outsourced to an affiliated entity. We expense our research and development costs as they are incurred.

Our research and development expenses incurred through June 30, 2004 were expenses related primarily to the development of Cardio Vascu-Grow™. We expect to incur additional research and development expenses of approximately $13,000,000 to $15,000,000 relating to Cardio Vascu-Grow™ prior to its anticipated commercial launch in the United States. These additional expenses are subject to the risks and uncertainties associated with clinical trials and the FDA and foreign regulatory review and approval process. As a result, these additional expenses could exceed our estimated amounts, possibly materially.

General and administrative expenses consist primarily of personnel and related expenses and general corporate activities. We anticipate that general and administrative expenses will increase as a result of the expected expansion of our operations, facilities and other activities associated with the planned expansion of our business, together with the additional costs associated with operating as a public company. We will incur sales and marketing expenses as we build our sales force and marketing capabilities for Cardio Vascu-Grow™, subject to receiving required regulatory approvals and we expect these expenses to be material.

We have not generated taxable income to date. At June 30, 2004, net operating losses available to offset future taxable income for federal income tax purposes were approximately $8,500,000. If not utilized, federal net operating loss carry forwards will begin to expire through 2018. To date, we have not recognized the potential tax benefit of our net operating losses on our balance sheets or statements of operations. The future utilization of our net operating loss carry forwards may be limited based upon changes in ownership pursuant to regulations promulgated under the Internal Revenue Code. We will incur changes in ownership from both our initial public offering and from the conversion of our convertible preferred stock and convertible notes payable, which may result in limitations to our net operating loss carry forwards.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and judgments related to these estimates. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 3 to our financial statements appearing at the end of this prospectus, we believe that the following accounting policies relating to stock-based compensation charges are most critical to aid you in fully understanding and evaluating our reported financial results.

Stock Based Compensation. We account for stock option grants to employees using the Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation” (See Note 9.) In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. It also amends the disclosure requirements of SFAS No. 123. Since we have not issued stock options to employees from March 11, 1998 (inception) to December 31, 2003, the adoption of SFAS No. 148 has had no impact to our financial position or results of operations through that point in time. We issued stock options to employees in the six months ended June 30, 2004 and recorded expense associated with the issuance of the options of $27,336. We anticipate granting options in the future to attract and retain independent board members and others.

We account for stock option and warrant grants issued to non-employees using the guidance of SFAS No. 123 an EITF No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” whereby the fair market value of such option and warrant grants is determined using the Black-Scholes option-pricing model at the earlier of the date at which the non-employee’s performance is completed or a performance commitment is reached. The Black Scholes model is affected by our estimates of the life of the option or warrant, the volatility of our stock price, and the effective interest rate on the date of grant. Changes or differences in the assumptions in the estimates could result in significant differences in the amounts recorded.

Research and Development Costs. We account for research and development costs in accordance with SFAS No. 2, “Accounting for Research and Development Costs.” Research and development costs are charged to operations as incurred.

Development Stage Enterprise. We are a development stage company as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” We are

devoting substantially all of our present efforts to our formation, fundraising, and product development and approval. Our planned principal operations of selling our pharmaceutical products have not yet commenced. For the period from March 11, 1998 (inception) through June 30, 2004, we have accumulated a deficit of $10,905,915. There can be no assurance that we will have sufficient funds available to complete our research and development programs or be able to commercially manufacture or market any products in the future; that future revenue will be significant, or that any sales will be profitable. We expect operating losses to increase for at least the next several years due principally to the anticipated expenses associated with the proposed product development, clinical trials and various research and development activities.

Results of Operations

Six Months Ended June 30, 2004 (unaudited) and 2003 (unaudited)

Our activities during the first six months of 2004 consisted almost entirely of research and development and general corporate activities to support our research and development. Research and development expenses increased 339% from $167,256 in the six months ended June 30, 2003 to $735,014 in the six months ended June 30, 2004 due to an increase in clinical trial activity and research studies. General and administrative expenses increased 257% from $235,423 in the six months ended June 30, 2003 to $841,557 in the six months ended June 30, 2004. The increase resulted from an increase in travel, lab supplies, professional fees, office expenses, and payroll, all associated with supporting the increased activity in research and development and in building necessary administrative infrastructure. Interest income increased from $0 in the six months ended 2003 to $7,699 in the six months ended 2004. This is a result of a higher level of cash and marketable securities available for investment during 2004. Interest expense was $145,690 in the six months ended 2003 and $559,265 in the six months ended 2004, an increase of 284%, resulting from increased debt related to our our convertible note financing and amortization of the deferred debt financing costs.

Year ended December 31, 2003 and 2002

Our activities in 2003 consisted almost entirely research and development and general corporate activities to support our research and development. Research and development expenses decreased 9% from $822,157 in 2002 to $750,138 in 2003 primarily due to the decrease in clinical trials activities as we awaited FDA approvals to proceed. General and administrative expenses increased 152% from $364,801 in 2002 to $920,477 in 2003. The increase resulted from increased management and personnel expenses associated with building necessary administrative infrastructure and legal fees associated with improving our patent protection. Interest income was $14,000 in 2003. We had no interest income in 2002. This was a result of a higher level of cash and marketable securities available for investment during 2003. Interest expense increased 375% to $672,133 in 2003 from $141,502 in 2002, resulting from increased debt expense related to our convertible note financing and amortization of the deferred debt financing costs.

Year ended December 31, 2002 and 2001

Our activities in 2002 and 2001 consisted almost entirely of research and development and general and administration activities to support our research and development. Our business activities were reduced in 2002 due to decreased availability of financing resulting from the September 11, 2001 attack on the World Trade Center in New York and its impact on the financial markets. Research and development expenses were $1,086,783 in 2001 and decreased 24% to $822,157 in 2002, resulting from preclinical studies that concluded in 2001 and decreased research studies outsourced in 2002. General and administrative expenses decreased 35% from $557,732 in 2001 to $364,801 in 2002 due primarily to decreases in general corporate activities and traveling. Interest income was $3,313 in 2001 and $0 in 2002 resulting from less cash on hand for investment in 2002. Other income decreased from $6,600 in 2001 to $0 in 2002. Interest expense was $141,502 in 2002 and $17,152 in 2001 resulting primarily from our notes being outstanding for a full year in 2002. This resulted in an increase in interest expense and an increase in amortization of the deferred debt financing costs.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have financed our operations through the private sale of our capital stock and our convertible notes. Through June 30, 2004, we have received net proceeds of approximately $14,500,000 from the issuance of shares of common stock, convertible preferred stock and convertible notes payable. The table below summarizes our sales of equity securities and convertible notes through June 30, 2004.

Security	Net Proceeds
Convertible Preferred Stock converts to common stock at 100/1, non-voting, no dividend	$520,400
Common Stock	3,904,000

Total net proceeds from stock issuances	4,424,400

Convertible Notes—Series I
7% notes payable convertible into common stock at $2 per share or after an IPO at $2 per share or 50% of the IPO Price, whichever is lower	7,138,793
Convertible Notes—Series II
7% notes payable convertible into common stock at $4 per share or after an IPO at $4 per share or 50% of the IPO Price, whichever is lower	4,973,958

Total net proceeds for issuance of our convertible notes payable	12,112,751

Total net proceeds from financings through June 30, 2004	$16,537,151

Subsequent to June 30, 2004, we have sold $800,000 of convertible notes Series IIa with net proceeds of approximately $754,000. The terms of the Series IIa are identical to the Series II notes.

As of June 30, 2004, we had $6,438,203 in cash and cash equivalents. We believe that our available cash and cash equivalents and the net proceeds from our Series IIa notes and interest income, together with our net proceeds from this offering, will be sufficient to fund anticipated levels of operations through at least the end of 2006 if the assumed conversion of our convertible notes occurs. If such conversion does not occur, and we manage our funds appropriately, we believe that our available cash will be sufficient for approximately 18 months. We had no material capital expenditures during the first six months of 2004 and expect to have no material capital expenditures for the remainder of 2004.

Income Taxes

As of June 30, 2004, we had net operating loss carry forwards for federal income taxes of approximately $8,500,000. Our utilization of the net operating loss and tax credit carry forwards may be subject to annual limitations pursuant to Section 382 of the Internal Revenue Code, and similar state provisions, as a result of changes in our ownership structure resulting from this offering and from the conversion of our convertible preferred stock and convertible notes. The annual limitations may result in the expiration of net operating losses and credits prior to utilization.

At June 30, 2004, we had deferred tax assets representing the benefit of net operating loss carry forwards. We did not record a benefit for the deferred tax asset because realization of the benefit was uncertain and, accordingly, a valuation allowance is provided to offset the deferred tax asset.

Cash Flow

Six months ended June 30, 2004 (unaudited)

For the six months ended June 30, 2004 our operating activities consumed cash of $1,702,936. This consisted of a net loss for the period of $2,128,137, decreased by $269,207 for amortized portion of deferred debt financing costs associated with our convertible notes included in the net loss, decreased by $48,720 of stock based non-cash compensation included in the net loss and other usual net changes in working capital including cash used to prepay $342,746 for clinical trials expense, clinical patient advertising buys and attorneys fees. Purchase of short term investments consumed $75,000 of cash combined with $16,640 of capital expenditures for property and equipment resulting in $91,640 of cash consumed in investing activities for the period. Financing activities generated $6,598,452 of cash during the period, primarily relating to $5,831,200 of proceeds from the issuance of convertible notes less cash paid for deferred debt financing costs of $980,130 plus cash provided by a reduction in subscriptions receivable of $1,507,230 less cash paid for deferred offering costs of $125,864 and $366,016 of net cash received from due to/(from) affiliates.

Six months ended June 30, 2003 (unaudited)

For the six months ended June 30, 2003 our operating activities consumed cash of $197,780. This consisted of a net loss for the period of $548,369, decreased by $26,500 for amortized portion of deferred debt financing costs associated with our convertible notes included in the net loss, decreased by $119,744 of stock based non-cash compensation included in the net loss and other usual net changes in working capital. Proceeds from short term investments provided $3,731 of cash from investing activities. Financing activities generated $178,801 of cash during the period, primarily relating to $677,000 of proceeds from issuance of our convertible notes less cash paid for deferred debt financing costs of $100,050, less cash consumed by an increase in subscriptions receivable of $647,000 and $248,851 of net cash received from due to/(from) affiliates.

Year ended December 31, 2003

For the year ended December 31, 2003, our operating activities consumed $2,103,455 of cash. This consisted of a net loss for the period of $2,328,745 increased for cash used to prepay $461,000 for clinical trials expense and attorneys fees decreased by, $392,633 for amortized portion of deferred debt financing costs associated with our convertible notes financing included in the net loss, and decreased by $166,864 of stock based non-cash compensation included in the net loss and other usual net changes in working capital. A decrease in short term investments provided $3,731 of cash from investing activities for the year ended December 31, 2003. Financing activities generated $3,715,218 of cash during the year ended December 31, 2003, primarily relating to $7,176,000 of proceeds from issuance of convertible notes less cash paid for deferred debt financing of $1,067,000 and less cash consumed by an increase in subscription receivable of $2,042,099 and cash paid to reduce due to/(from) affiliates.

Year ended December 31, 2002

For the year ended December 31, 2002, our operating activities consumed cash of $1,164,914. This consisted of a net loss for the period of $1,328,460 decreased by $20,750 for amortized portion of deferred debt financing costs associated with our convertible notes included in the net loss and other usual changes in the components of working capital. A decrease in short term investments provided $8,565 of cash from investing activities for the year ended December 31, 2002. Financing activities generated $1,114,334 of cash during the year ended December 31, 2002, primarily relating to $945,000 of proceeds from issuance of convertible notes less cash paid for deferred debt financing costs of $96,500 and $265,834 of cash received due to the increase in due to/(from) affiliates.

Year ended December 31, 2001

For the year ended December 31, 2001, our operating activities consumed cash of $1,614,308. This consisted of a net loss for the period of $1,664,954 decreased by $1,167 for amortized portion of deferred debt financing costs associated with our convertible notes included in the net loss, decreased for the non cash depreciation expense of $1,205 and other usual changes in the components of working capital. Financing activities generated $406,020 of cash during the year ended December 31, 2001, primarily relating to proceeds from the issuance of common stock of $120,000, from issuance of our convertible notes equaling $140,000 less cash paid for deferred debt financing costs of $14,000 and $160,020 of cash received due to the increase in due to/(from) affiliates.

The period from our inception on March 11, 1998 through June 30, 2004 (unaudited)

For the period from our inception on March 11, 1998 through June 30, 2004 our operating activities consumed cash of $9,737,329. This consisted of a net loss for the period of $10,905,915, decreased by $683,757 for amortized portion of deferred debt financing costs associated with our convertible notes included in the net loss, decreased for the non cash depreciation expense of $6,026 and decreased by $371,537 of stock based compensation included in the net loss and other usual net changes in working capital including cash used to prepay $806,746 for clinical trials expense, patient marketing advertising buys and attorneys fees. Purchase of short term investments consumed $75,000 of cash combined with $22,666 of capital expenditures for property and equipment result in $97,666 of cash consumed in investing activities for the period from our inception on March 11, 1998 through June 30, 2004. Financing activities generated $16,273,198 of cash during the period from our inception on March 11, 1998 through June 30, 2004, primarily relating to $3,904,000 of proceeds from the issuance of common stock, $520,000 of proceeds from the issuance of our convertible preferred stock and $14,092,200 of proceeds from issuance of our convertible notes less cash paid for deferred debt financing costs of $2,157,630 less subscriptions receivable of $534,869 less cash paid for deferred offering costs of $125,864 and $574,961 of net cash received from due to/(from) affiliates.

Funding Requirements

Over the next 12 months, we expect to devote substantial resources to continue our research and development efforts and to develop our sales, marketing and manufacturing programs associated with the commercialization and launch of Cardio Vascu-Grow™. Our funding requirements will depend on numerous factors, including:

•	the scope and results of our clinical trials;

•	advancement of other uses for our product candidate into development;

•	the timing of, and the costs involved in, obtaining regulatory approvals;

•	the cost of commercialization activities, including product marketing, sales and distribution;

•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including litigation costs, if any, and the result of such litigation; our ability to establish, enforce and maintain collaborative arrangements and activities required for product commercialization; and

•	our revenues, if any, from successful development and commercialization of our potential products.

We do not expect to generate significant additional funds unless and until we obtain marketing approval for, and begin selling, Cardio Vascu-Grow™. We believe that the key factors that will affect our internal and external sources of cash are:

•	our ability to successfully obtain marketing approval for and to commercially launch Cardio Vascu-Grow™;

•	the success of our other preclinical and clinical development programs; and

•	the receptivity of the capital markets to financings by biotechnology companies.

While, based on historical as well as budgeted expenditures, we believe that we will have sufficient liquidity to satisfy our cash requirements, and do not expect to need to raise additional funds in the near future, if our existing resources and the proceeds of this offering prove to be insufficient to satisfy our liquidity requirements, we may need to raise additional external funds through the sale of additional equity or debt securities. Our financing requirements would be accelerated if the convertible notes are not converted. The sale of additional equity securities will result in additional dilution to our stockholders. Additional financing may not be available in amounts or on terms acceptable to us or at all. If we are unable to obtain additional financing, we may be required to reduce the scope of, delay or eliminate some or all of our planned research, development and commercialization activities, which could harm our financial condition and operating results.

Contractual Obligations and Commercial Commitments

The following table summarizes our long-term contractual obligations as of December 31, 2003:

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt obligations(1)	$8,261,000	$180,000	$8,081,000	—	—
Operating lease obligations(2)	—	—	—	—	—

(1)	This represents our convertible notes payable at December 31, 2003. As of the date of this prospectus, our long-term debt obligations (convertible notes) total $14,892,200 of which $995,000 is due in less than one year and $13,897,200 is due in one to three years.
(2)	On April 27, 2004, we assumed the remainder of a non-cancelable operating lease agreement for office space in Henderson, Nevada, that requires monthly payments of $5,882 and expires in October 2005. We have two one-year options to renew the lease. On May 1, 2004, we paid a deposit of $5,900. Building operating expenses are reconciled annually and any increase over the base year is billed pro rata among the building’s tenants.

Our major outstanding contractual obligations are summarized as follows:

We entered into an agreement with Phage, our affiliate, in which we agreed to jointly own and license from one another the right to use certain patents including the patents related to Cardio Vascu-Grow™. As a part of that agreement, (a) Phage has agreed to provide product and support services for our preclinical and clinical trials at a price equal to Phage’s direct and indirect cost of services provided, and (b) at our election, we are obligated to either (i) pay to Phage ten percent of our net sales for Cardio Vascu-Grow™ manufactured for us by Phage or (ii) pay to Phage a six percent royalty based on our net sales price of Cardio Vascu-Grow™ which Phage does not manufacture for us. This agreement expires on the last to expire of the patent rights covered including extensions.

We have entered into an agreement with Phage and Cardio Phage International, Inc. (“CPI”), an affiliate, pursuant to which CPI will act as distributor for the products of both Phage and us in locations throughout the world other than North America, Europe, Japan, China and the Republic of Korea. Pursuant to that agreement, CPI is obligated to pay us an amount equal to 50% of CPI’s gross revenue from sales of our product less CPI’s direct and certain indirect costs.

In August 2004, we guaranteed Phage’s obligations under its lease for laboratory and office space at University of California Irvine Research Center. The lease is for 11,091 rentable square feet for the period September 1, 2004 through August 31, 2006, and provides for a monthly rent of approximately $35,500 plus shared building operating expenses.

On October 24, 2001, we entered into a service agreement with a clinical research organization, Clinical Cardiovascular Research, L.L.C. (“C2R”). C2R is dedicated to the clinical development of investigational drugs and devices for cardiovascular indications. C2R will assist us with the FDA approval process for its drug. C2R’s fees are based on negotiated rates for services plus expenses.

We have signed a royalty agreement with Dr. Stegmann which provides him with a one percent royalty on net revenue from the sale of our Cardio Vascu-Grow™ product, if any, through December 31, 2013, measured quarterly and payable 90 days after quarter end.

On December 15, 2000, we entered into an agreement with Korea Biotechnology Development Co., Ltd. (“KBDC”) for the manufacture and distribution of our products in certain areas of Asia. As a part of this agreement, KBDC purchased 8,750,000 shares of our common stock for $3,602,000. KBDC agreed to fund all of the regulatory approval process in Korea for any of our products. In addition, KBDC agreed to pay us a royalty of ten percent of net revenues from sales in its Asian territories.

Disclosure About Market Risk

Our exposure to market risk is confined to our cash and cash equivalents. We invest in high-quality financial instruments, primarily money market funds, federal agency notes, and United States treasury notes, which we believe are subject to limited credit risk. We currently do not hedge interest rate exposure. The effective duration of our portfolio is less than three months and no security has an effective duration in excess of three months. Due to the short-term nature of our investments, we do not believe that we have any material exposure to interest rate risk arising from our investments.

Most of our transactions are conducted in United States dollars, although we do have some development and commercialization agreements with vendors located outside the United States. Transactions under certain of these agreements are conducted in United States dollars. If the exchange rate changed by ten percent, we do not believe that it would have a material impact on our results of operations or cash flows.

Off-Balance Sheet Transactions

At December 31, 2002 and 2003 and at June 30, 2004, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recently Issued Accounting Pronouncements

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 updates, clarifies, and simplifies existing accounting pronouncements. This statement rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Accounting Principles Board No. 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4 and is no longer necessary as SFAS No. 4 has been rescinded. SFAS No. 44 has been rescinded as it is no longer necessary. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as salelease transactions. This statement also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. We do not expect adoption of SFAS No. 145 to have a material impact, if any, on our financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue 94-3, a liability for an exit cost, as defined, was recognized at the date of an entity’s commitment to an exit plan. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002 with earlier application encouraged. We do not expect adoption of SFAS No. 146 to have a material impact, if any, on our financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” An amendment to SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. This statement is effective for financial statements for fiscal years ending after December 15, 2002. We have adopted SFAS 148.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting and reporting for derivative instruments and hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is effective for derivative instruments and hedging activities entered into or modified after June 30, 2003, except for certain forward purchase and sale securities. For the forward purchase and sale securities, SFAS No. 149 is effective for both new and existing securities after June 30, 2003. We do not expect adoption of SFAS No. 149 to have a material impact on our statements of earnings, financial position, or cash flows.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 will be effective for financial instruments entered into or modified after May 31, 2003 and otherwise will be effective at the beginning of the first interim period beginning after June 15, 2003. We do not expect adoption of SFAS No. 150 to have a material impact on our statements of earnings, financial position, or cash flow.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” In the course of business, we have a contractual guarantee of an operating lease. However, this guarantee is limited and does not represent significant commitments or contingent liabilities of the indebtedness of others. This pronouncement is effective for financial statements issued after December 15, 2002 and is not expected to have a material impact on our financial statements.

In December 2003, the Financial Accounting Standards Board (the “FASB”) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” This pronouncement requires the consolidation of variable interest entities, as defined, and is effective immediately for variable interest entities created after January 31, 2003, and for variable interest entities in which an enterprise obtains an interest after that date. We do not have any variable interest entities, and therefore, this interpretation is not expected to have a material impact on our financial statements.

BUSINESS

The following section contains forward-looking statements which involve risks and uncertainties. These statements are often preceded by words such as “intend,” “anticipate,” “believe,” “expect” and similar words. See “Information Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the section “Risk Factors” and elsewhere in this prospectus.

Overview

We are a biopharmaceutical company headquartered in Henderson, Nevada. We were established in 1998, as a Delaware corporation, to commercialize the results of clinical research in cardiovascular disease treatment performed by Dr. Thomas Stegmann in the mid-1990s.

Dr. Stegmann, a founder of the company, tested a protein drug candidate that we now call Cardio Vascu-Grow™ in two separate German clinical trials dating back to 1995. A total of 40 patients were treated with Cardio Vascu-Grow™, and, in both trials, the drug candidate facilitated the growth of new blood vessels in the heart.

The first clinical study was performed from 1995 to 1997 in Fulda, Germany. Cardio Vascu-Grow™ was injected directly into the wall of the heart of 20 patients with coronary artery disease. These patients were also receiving a coronary by-pass procedure on another affected artery. A control group of 20 patients received by-pass surgery alone. The patients treated with Cardio Vascu-Grow™ showed a significant increase in localized blood vessel growth at the site of injection, and importantly, these vessels persisted when examined at a three year follow-up examination. However, a limitation of this first clinical study was the difficulty in determining medical benefits due to the bypass surgery versus Cardio Vascu-Grow™, as both were administered at the same time.

Due to the limitations of the first study, a second clinical study of 20 patients was performed where Cardio Vascu-Grow™ injection was used as the sole therapy. The results obtained from these two studies demonstrated:

•	No adverse events from the growth factor injection;

•	Approximately a three-fold increase in vascular density in the treated area of the heart compared to the control group;

•	Localized new blood vessel growth in the Cardio Vascu-Grow™ treated area of the heart only;

•	80% of patients showed a significant improvement in their exercise tolerance test;

•	Blood flow into the heart muscle under stress showed a significant increase in tests that measure blood flow;

•	No significant adverse safety effects of the therapy; and

•	Importantly, all patients had an improvement in their dominant clinical symptom, chest pain. During the stress exercise test, chest pain was either completely absent, or began at much higher levels of exertion for each patient.

Such studies were done with a limited population and while the results were encouraging, there is no assurance that they will be replicated in our FDA trials, or, even if replicated, that the FDA will approve Cardio Vascu-Grow™ for commercial use.

Market Opportunity

According to the American Heart Association 2003 Update, blockage of coronary arteries resulting in severe damage to the heart is the number one cause of death in the United States. The American Heart Association 2003 Update indicates that over 38% of all deaths in the United States were caused by coronary artery disease. We are now working with a team of experienced drug development scientists and business professionals to confirm the medical benefit of Cardio Vascu-Grow™ in FDA authorized Phase I/II clinical trials which we commenced in November 2003. Presently, it is anticipated that we will be responsible for the registration of Cardio Vascu-Grow™ for sale in the United States and eventually, if approved, Europe and Japan and we will also handle the sale and distribution of Cardio Vascu-Grow™ in those areas. In the remaining international marketplaces, if approved, we anticipate selling our drug through affiliated or unrelated regional distributors.

Scientific Overview

Cardio Vascu-Grow™, a protein, is a member of the fibroblast growth factor family. Fibroblast growth factor-1 or, FGF-1, is a powerful stimulator of new blood vessel growth, a process referred to in the scientific community as “angiogenesis.” This is due to the fact that FGF-1 stimulates the growth and multiplication of the two main cell types of blood vessels, smooth muscle cells and endothelial cells. Extensive work by us and others has shown that, when FGF-1 is injected into the hearts of animals with experimentally induced heart disease, new blood vessels grow in the injected areas. Proteins such as Cardio Vascu-Grow™ represent a novel way to circumvent clogged arteries in patients with heart disease.

Clinical Trials

We are now focused on receiving FDA approval, by conducting FDA-authorized clinical trials in the United States, to sell Cardio Vascu-Grow™ in the United States. These U.S. clinical studies will attempt to confirm and extend, by testing different doses of the drug, the results of Dr. Stegmann’s previous clinical studies in Germany. In 2001, we conducted two animal toxicity studies on Cardio Vascu-Grow™. The results of these studies supported a successful Investigational New Drug (IND) application which was submitted to the FDA in January of 2002. In February 2002, we obtained authorization from the FDA to proceed with a Phase I/II human clinical study for Cardio Vascu-Grow™ in the United States.

We have hired an international contract research organization specializing in conducting cardiovascular clinical trials, Clinical Cardiovascular Research, L.L.C., also know as C2R, to manage the FDA authorized clinical trials for Cardio Vascu-Grow™. Approvals to conduct the human studies have been obtained at the Penn State University Medical Center, Hershey, Pennsylvania; St. Joseph’s Hospital, Towson, Maryland; and the University of Cincinnati Medical Center, Cincinnati, Ohio. To date, eight patients have been administered Cardio Vascu-Grow™. No serious adverse effects have been reported. Some of the early results disclosed by the University of Cincinnati Medical Center indicated a significant decrease in angina or chest pain after treatment, which resulted in improvements in quality of life for these patients. In addition new blood vessel growth in the heart was documented by images taken of the injected areas, and an increase of blood flow into the injected regions of the heart was also noted. These patients will continue to be monitored as specified in the clinical protocol. Presently, we believe these clinical trials will be completed in early 2005.

Twenty additional patients will be enrolled in this study, and we anticipate that the final results from this FDA authorized Phase I/II clinical trial will be similar to the human results achieved in Dr. Stegmann’s first two human clinical trials in Germany in the late 1990s. If the United States clinical results are similar to Dr. Stegmann’s previous studies, then we expect to perform one additional Phase III clinical trial, anticipated to begin in the second quarter of 2005, to obtain regulatory approval for the sale of Cardio Vascu-Grow™ in the United States. When we meet with the FDA at the conclusion of the current Phase I/II clinical study, the FDA may require us to do more than one additional clinical trial. While no assurances can be given, if the clinical trials continue to be successful, we could have permission to sell Cardio Vascu-Grow™ in the United States by mid-2007.

We have also initiated studies and finalized contracts with Catheter Disposable Technologies, Inc. to develop products that will allow the administration of Cardio Vascu-Grow™ by catheter procedures. The catheter will be owned by us and we will seek patent protection for the catheter. The ability to deliver Cardio Vascu-Grow™ via catheter would allow the entire medical procedure to be performed by cardiologists in a manner which would eliminate the need for a surgical procedure.

Business Strategy

Our goal is to establish Cardio Vascu-Grow™ as an integral part of the treatment regimen for cardiovascular disease. The key elements of our strategy are:

Obtain Regulatory Approval of Cardio Vascu-Grow™

Our first and primary task is to obtain FDA regulatory approval for Cardio Vascu-Grow™. We will continue with our clinical trials which we expect to complete by the end of 2005. If those clinical trials are successful, we believe we could have FDA approval to sell Cardio Vascu-Grow™ by mid-2007. If we obtain FDA approval for sale in the United States, we will file an application for sale in Europe. Once a drug is approved and registered in the United States by the FDA, we estimate approvals in Europe will take from 12 to 18 months, depending on the country. We may be required to conduct additional clinical trials to obtain European approval.

About 12 months prior to the anticipated drug approval by the FDA, we intend to start the procedure to register our drug with government and insurance companies’ drug registration payment system in the United States. Most drugs administered to patients in the United States are at least partially reimbursed or paid for by insurance companies, or the United States Government. Thus, to achieve commercial success, a drug needs to be registered in the drug payment system and reimbursable.

Establish the Marketing, Sales and Distribution of Cardio Vascu-Grow™

About the same time that we start the drug registration process, we intend to start implementing our marketing and sales program for Cardio Vascu-Grow™. We may enter into a marketing arrangement with a partner in the United States and/or Europe between now and such approval. However, assuming that we have no marketing and distribution partner, we are in the process of developing an independent marketing and sales program.

Customer Motivation

We believe there are four categories of customers for Cardio Vascu-Grow™: the patient, the patient’s doctor, the hospital, and the payor. We believe the payor is almost as important as the patient and his doctor. Other than the patient, the payor for a medical treatment can be a government agency, an insurance company, an HMO plan or a self-insured business. We believe that acceptance of a new medical treatment option will succeed more rapidly if the payors support that treatment. Therefore, we plan to address the motivation our treatment offers for those who pay the bills for the treatment.

The important considerations of the payor are quality of care and medical costs in the form of the price of drugs and services. We believe that our pharmaceutical treatment for heart disease could significantly lower the cost of treating some coronary and other vascular diseases and improve quality care by reducing the need for more invasive cardiac or vascular surgery.

We believe the marketplace for Cardio Vascu-Grow™ will fall into six large categories, which are described below, in order of priority. These six categories are: no option heart patients, adjunct to bypass heart surgery treatment, diffused coronary heart disease, peripheral vascular disease, stroke and other medical indications.

•	No-Option Heart Patients

These potential customers are those people whose doctors have informed them that presently there exists no traditional medical treatment for their heart disease condition. These patients’ condition could be the result of having already received heart by-pass surgery, the result of a heart transplant, or other medical conditions, where traditional medical treatments are not applicable. Based on the statistics in the American Heart Association 2003 Update, we believe that the marketplace of this No-Option Heart Patients category in the United States alone is significant every year. Based on the results of Dr. Stegmann’s second clinical study in Germany, we believe both potential patients and their doctors should be very interested in the Cardio Vascu-Grow™ treatment to grow new blood vessels for the human heart around clogged arteries.

Specific Marketing and Sales Plan for Cardio Vascu-Grow™ for No Option Heart Patients. We will market Cardio Vascu-Grow™ to the patient community through targeted advertising efforts. Likewise, we will target members of the medical profession who specialize in heart disease. Most of our marketing campaign will involve raising customer awareness in patients, doctors and payors. A person with a heart problem does not have to be sold hard to save their life; they simply need to be aware that the treatment exists.

Our marketing strategy will be based upon the premise that the four customer groups: payors, hospitals, doctors and patients have different senses of urgency. These factors influence desire to adopt and time for adoption by a given customer group. If Cardio Vascu-Grow™ delivers the benefits we hope to demonstrate, patients’ desire to either live or enjoy an improved quality of life will exert significant demand on doctors and hospitals to provide the Cardio Vascu-Grow™ drug and procedure. Likewise, payors’ desires to save costs and/or improve profits will exert significant demand on hospitals and doctors to provide the Cardio Vascu-Grow™ drug and procedure. Accordingly, we intend to market our product by creating demand from payors and patients and acceptance from hospitals and doctors.

Specifically, we will (1) market economics and patient care to payors to secure reimbursement agreements, (2) market to the leading cardiac hospitals the economics and patient care in an effort to have the product adopted as “Standard of Care”, which status will aid in marketing to the other cardiac hospitals, (3) market patient care and economics to the doctors, and (4) market a state of well being to patients. We have engaged consultants who are currently developing programs to market to hospitals and patients. We have also been conducting conferences across the country, marketing to doctors. We have consultants working on economic models for marketing to payors.

Sales and distribution will be developed concurrently with our primary marketing efforts. We will require a sales staff to cover the major cardiac hospitals and medical groups. We may develop that ourselves or work with other drug distribution channels. If our treatment is accepted by the cardiovascular surgeons, as well as the cardiologists and the hospital administration at the particular location, then the function of our sales and marketing team would be greatly reduced.

In the area of distribution, the Cardio Vascu-Grow™ drug kit is expected to be about the size of a small lunch box. These can be delivered via overnight shipments. While there are some special handling needs, the shipping kit can be constructed to satisfy those requirements.

•	Adjunct to By-pass Heart Surgery Treatment

According to the American Heart Association 2003 Update, approximately 500,000 heart by-pass surgical procedures are performed every year. These procedures are invasive and complex. Often, by-pass surgery is focused only on the blockage of larger coronary arteries in the person’s heart; however, smaller vessels may also be experiencing some degree of blockage. In the past no medical treatment was available for opening these smaller blocked vessels. We believe that, during the course of many of those open-heart by-pass operations, both the patient and his or her doctors would support injecting Cardio Vascu-Grow™ into those smaller blood vessel sites where blockage exists. The anticipated additional cost of providing Cardio Vascu-Grow™ as an adjunct treatment would, when compared to the overall cost of the open-heart surgical procedure, be low and likely acceptable to most heart patients and their doctors.

•	Diffused Coronary Heart Disease

According to the American Heart Association 2003 Update, approximately 13,000,000 people have coronary heart disease in the United States. Based on the American Heart Association 2003 Update, approximately 6.7% of the people with coronary heart disease are treated by an open-heart by-pass surgery or a balloon angioplasty procedure, each of which primarily involve the larger coronary arteries. Thus, of the 12,900,000 patients who suffer from coronary heart disease, 861,000 or 6.7% of those patients receive a by-pass or angioplasty procedure. We believe this indicates that a majority of the 12,900,000 patients with coronary heart disease in the United States also suffer from blockages of their smaller coronary vessels which are not amenable to treatment by by-pass or angioplasty procedures. We refer to this as “Diffused Coronary Heart Disease.” Generally, interventional procedures, including open-heart by-pass surgery or balloon angioplasty, are not performed until the larger coronary vessels show significant blockage. The most common medical practice currently with patients with Diffused Coronary Heart Disease is to treat their disease with medications. Cardio Vascu-Grow™ has the potential to treat, not the symptoms, but the root cause of diffused coronary heart disease as new blood vessels can be grown in damaged areas of the heart.

•	Peripheral Vascular Disease

Peripheral vascular disease, a significant public health problem, is a circulatory disorder that most often presents itself in the legs of elderly patients that suffer from diabetes. The American Heart Association 2003 Update indicates that this disease affects up to 12% to 20% of adults over the age of 65 and is characterized by blockage of the arteries supplying blood to the legs. The disease can progress from severe pain in walking to death of the leg muscle tissues, requiring an amputation of the limb in some of patients.

Several studies done by others have shown that experimentally-induced muscle damage in the hind limb of animals can be successfully treated by inducing new blood vessel growth with members of the fibroblast growth factor family. We are now undertaking to confirm these earlier studies by administering Cardio Vascu-Grow™ to rodents with experimentally-induced muscle damage in their hind limbs. We have contracted with DaVinci Biomedical Research Inc., South Lancaster, Massachusetts, to perform these studies. This hind limb study will be followed by a one month toxicity study in animals which we expect to support an Investigational New Drug (IND) application to the FDA to begin the clinical testing of Cardio Vascu-Grow™ in patients with peripheral vascular disease.

•	Stroke

According to the American Heart Association 2003 Update, stroke is the third leading cause of death in the United States behind heart disease and cancer. Of the people who suffer a new stroke each year in the United States, those who survive almost always live with some diminished capacity.

Animal studies done by others have shown the potential of growth factor therapy in limiting the severity of brain damage after a stroke. A stroke is characterized by an area of the brain where the brain cells are dead and cannot grow back. However, surrounding this area of dead cells is an area of damaged living cells that are capable of being restored if an increased blood supply can be provided. This would be our target area for treatment with Cardio Vascu-Grow™. We have contracted with DaVinci Biomedical Research Inc. to initiate animal studies to confirm that Cardio Vascu-Grow™ has the potential to limit brain damage in animals that have been given an experimental stroke.

Also in this class of patients are those who do not suffer a major, debilitating stroke, but over time, suffer many smaller strokes that can lead to a syndrome characterized by confusion and even dementia in the patients. This can be thought of as a diffuse circulatory disease in the brain, similar to what was discussed above in the heart and legs.

There is limited medical treatment currently available to give to those patients after they have suffered a stroke. Drugs known as “clot buster” that dissolve blood clots are sometimes tried in these patients to unblock the arteries supplying blood to the brain, but safety and bleeding issues have prevented this treatment from gaining wide-spread acceptance in the medical community. According to the American Heart Association 2003 Update, in 2001 in the United States, approximately 700,000 persons suffered a new or recurrent stroke, contributing to a total U.S. stroke population of 4,900,000 persons. The extreme debilitation that many of these patients face often leads to a life-long disability.

•	Other Medical Indications for Therapeutic Angiogenesis

There are a number of other diseases that have the potential to be treated by therapeutic angiogenesis. This includes hypertensive renal disease, where the circulatory system of the kidney is damaged; damaged muscles of the lower back which is caused by blockage of arteries supplying back muscles resulting in severe back pain; and certain chronic skin wounding conditions including diabetic ulcers and chronic bed sores. For all of these additional medical uses for Cardio Vascu-Grow™ animal models exist to test whether Cardio Vascu-Grow™ can improve the condition of the diseases in these animals. We have recently initiated testing the medical effect of Cardio Vascu-Grow™ in these animal models. The testing is being performed by our contract animal testing laboratory, DaVinci Biomedical, South Lancaster, Massachusetts.

Manufacturing

Phage, an affiliated company, manufactures our pharmaceutical product in their laboratory production facility in Irvine, California, and is our sole source of supply. Phage has developed a proprietary manufacturing process to produce protein pharmaceutical products. To date, Phage has manufactured all the clinical doses required to complete the ongoing Phase I/II clinical trial and has the manufacturing capacity to provide product for the Phase III trial as well.

Based on the FDA’s previous reviews of investigational drug applications submitted by Phage, we believe that Phage’s manufacturing operations are in compliance with GMP regulations mandated by the FDA. However, Phage’s facility would need to be certified as a GMP facility by the FDA in order for it to begin manufacturing commercial quantities of Cardio Vascu-Grow™ and there can be no assurance that Phage’s facility would be so certified. As part of the ongoing clinical trial with Cardio Vascu-Grow™, the FDA performed an in-depth review of Phage’s manufacturing process and quality control systems and the clinical trial was able to commence. As this drug gets closer to regulatory approval, additional reviews and facility inspections will occur by federal and state agencies.

For a description of our agreements with Phage, see “Related Party Transactions.”

Research and Development

As of September 15, 2004, we had eight scientists under month-to-month contract and approximately 10 other personnel involved in research and development activities under a month-to-month contract. None work for us full time. Their tasks included overseeing animal testing of Cardio Vascu-Grow™, establishing other medical uses of the drug and preparing and filing various regulatory documents with the FDA. In addition, these personnel were responsible for establishing that the quality of the Cardio Vascu-Grow™ used in the clinical trial met the specifications required by the FDA.

In addition to developing Cardio Vascu-Grow™ as a new treatment for no-option heart patients, additional medical applications of Cardio Vascu-Grow™ are under active investigation. A listing and brief description of these research and development efforts are listed below.

Catheter Delivery. A catheter delivery system will greatly increase the number of potential applications, when compared to a surgical delivery of Cardio Vascu-Grow™. We have contracted with a catheter manufacturing company to design and manufacture an injection catheter for Cardio Vascu-Grow™. Two different prototype catheters will be tested in animals prior to the commencement of clinical studies.

Peripheral Vascular Disease. This project is in the animal testing phase. Studies have been initiated in which Cardio Vascu-Grow™ is injected into the hind limb of rodents with experimentally-induced vascular disease of the legs.

Wound Healing. Animal trials have been completed for this new application for Cardio Vascu-Grow™. Wounds in diabetic mice, which like their human counterparts have slow healing wounds, healed much more rapidly when a Cardio Vascu-Grow™ salve containing Cardio Vascu-Grow™ was applied to their wounds.

Stroke. Cardio Vascu-Grow™ is currently being tested, under a research contract, in animal models which mimic human stroke.

Hypertensive Renal Disease. Animal models for hypertensive renal disease exist and we plan to test Cardio Vascu-Grow™ in these models under a contract research agreement.

Adjunct Treatment with By-pass Surgery. A clinical protocol is under development to measure the medical benefit of Cardio Vascu-Grow™ when it is administered at the same time as a bypass procedure. The research is being done under contract with a clinical contract research organization, C2R.

Nerve Injury and Regeneration. In addition to its ability to stimulate new blood vessel growth, Cardio Vascu-Grow™ has also been documented to promote the healing and growth of nerve cells. We plan to test Cardio Vascu-Grow™ in animal models of multiple sclerosis, Parkinson’s disease and spinal cord injury to test the effectiveness of Cardio Vascu-Grow™ in treating these neurological conditions.

Business Opportunity

We are researching other potential applications for Cardio Vascu-Grow™ in humans with different types of vascular disease. As mentioned above, medical conditions other than blocked coronary arteries which are also characterized by blocked blood vessels may also be amenable to this therapy. This may include people with diabetes who suffer from restricted blood flow to their legs due to clogged arteries, leading to amputations every year. In addition, Cardio Vascu-Grow™ may be useful in the treatment of certain forms of stroke and hypertensive renal disease.

We will focus first on the growth of new blood vessels in patients with coronary heart disease. According to the American Heart Association 2003 Update, over $170 billion per year in hospital, medical professional services and drug costs is spent on treating cardiovascular diseases. Traditional treatments include open heart by-pass procedures, balloon angioplasty procedures to open blocked arteries, insertion of stents into blocked arteries and selected drugs including nitrates that dilate the coronary arteries. If the clinical trials continue to be successful, we believe that Cardio Vascu-Grow™ treatment can lower the overall cost of treating coronary heart disease. This analysis reinforces our decision to make the treatment of coronary heart disease the first market for development.

Training

The procedure to administer Cardio Vascu-Grow™ is a relatively simple procedure for a cardiac surgeon. Based on discussions with surgeons participating in our current clinical trial, no additional training for surgeons that will use the drug in the future will be needed.

Competition

Currently, we are not aware of anyone injecting a fibroblast growth factor protein into the wall of the heart to stimulate angiogenesis in no-option heart patients. In 2002, GenVec, Inc. announced that it completed a 71 patient study with a viral gene therapy drug that was delivered to the hearts of patients. It has not been announced whether additional clinical studies will occur. Boston Scientific Corporation, a maker of catheters, and Corautus Genetics Inc. disclosed last year that they have entered into an alliance to develop a gene therapy technology to treat coronary artery disease in which the gene will be delivered via a catheter. No results for this approach have yet been made public. We are also aware of several commercial firms active in pre-clinical research in regenerating blood flow to the heart. We believe most of this research involves gene therapy which may involve more patient risk, as no gene therapy has yet to be approved by the FDA. Other companies, including Aventis and GenVec, Inc., have clinical programs aimed at growing new blood vessels in the legs of diabetics, but, again, are using a gene-therapy approach. See also “Risk Factors—Risks Related to the Company—Competition and technological change may make our products and technology less attractive or obsolete.”

Patents and Proprietary Technology

Pursuant to an ownership and license agreement with Phage, we and Phage each have an undivided half ownership interest in the U.S. and foreign patent rights necessary to develop and commercialize Cardio Vascu-Grow™. Phage has granted to us a non-revocable and exclusive worldwide license (including the right to sublicense to third parties) to the patents necessary to develop and commercialize Cardio Vascu-Grow™. As a part of that agreement, Phage will provide technical development services to us for purposes of developing Cardio Vascu-Grow™. We pay Phage’s actual direct cost of service (with no profit component) for such development services. In addition, at our election, we either (i) purchase the bulk product Cardio Vascu-Grow™ from Phage for a price equal to ten percent of our net sales price of Cardio Vascu-Grow™ manufactured from or (ii) pay Phage a six percent royalty on the net sales price of Cardio Vascu-Grow™ which is produced by Phage. The agreement expires on the last to expire of the applicable patent rights involved. During the term of the agreement, Phage and we are jointly responsible for filing and maintaining all patents and applications which involve Cardio Vascu-Grow™, including splitting related costs.

Under this arrangement, we have an undivided half interest in two issued U.S. patents, four U.S. patent applications that are pending, and all foreign patent applications related to the U.S. patents and applications.

Intellectual Property Rights

Below is a list of U.S. and international patents and patent applications that have been filed or issued, and which are the subject of a joint ownership agreement with Phage. The intellectual property included in the below applications and issued patents is important to the business as it may improve our competition advantage.

1. US Application No. 09/358,780 (filed July 22, 1999), “Induction of Neoangiogenesis in Ischemic Myocardium.” Surgical and pharmacologic methods of revascularizing ischemic heart tissue. This application has been abandoned; its subject matter is currently pending in application number 10/699, 480 listed below.

2. US Patent No. 6,642,026 (filed August 15, 2001, issued November 4, 2003 and expiring on August 15, 2021): “Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and Its Use in Promoting Angiogenesis.” Methods of producing Cardio Vascu-Grow™.

3. US Application No. 10/649,480 (filed August 27, 2003—continuation-in-part application of both the ‘780 application (#1) and the ‘026 patent (#2)), “Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and Its Use in Promoting Angiogenesis.” Methods of revascularizing ischemic tissues using Cardio Vascu-Grow™.

4. PCTUS01/25537 (filed August 15, 2000, published February 21, 2002, national phase February 10, 2003): “A Method of Producing Biologically Active Human Acidic Fibroblast Growth Factor and Its Use in Promoting Angiogenesis.” International application for methods of manufacturing and using Cardio Vascu-Grow™. National applications pending in Australia, Canada, Japan, Korea and Europe. Europe includes the following 19 countries: Austria, Belgium, Switzerland, Liechtenstein, Cyprus, Germany, Denmark, Spain, Finland, France, United Kingdom, Greece, Ireland, Italy, Luxembourg, Monaco, Portugal, Netherlands, and Sweden.

5. US Patent No. 6,268,178 (filed May 25, 1999, issued July 31, 2001 and expiring on May 25, 2019): “Phage-Dependent Super-Production of Biologically Active Protein and Peptides.” Recombinant host cells used in first generation Phage technology.

6. US Application No. 09/859,651 (filed May 17, 2001—divisional of the ‘178 patent (#1); claims allowed by U.S. Patent Office, April 2004): “Phage-Dependent Super Production of Biologically Active Protein and Peptides.” First generation Phage methods for producing recombinant proteins and peptides.

7. US Patent No. 6,773,899 (filed August 15, 2000; issued August 10, 2004 and expiring on August 15, 2021): “Phage-Dependent Super Production of Biologically Active Protein and Peptides.” Second generation Phage technology using T7 promoter to enhance recombinant protein production.

8. PCTUS00/40020 (filed May 24, 2000, published November 30, 2000, National phase November 16, 2001): “Phage-Dependent Super Production of Biologically Active Protein and Peptides,” This is the international application for first generation Phage technology. Other national applications are pending in Europe and Japan.

9. PCTUS01/25477 (filed August 15, 2001, published February 21, 2002, National phase February 10, 2003) “Phage-Dependent Super Production of Biologically Active Protein and Peptides,” This is the international application for second generation Phage technology. National applications are pending in Australia, Canada, Europe, Japan and Korea.

We require our employees to execute confidentiality agreements in connection with their employment with us. We also require our employees, consultants and advisors who we expect to work on our products to agree to disclose and assign to us all intellectual property beneficial to us or conceived using our property or which relate to our business. Phage follows similar policies. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Finally, our competitors may independently develop similar technologies. Because of the importance of our patent portfolio to our business, we may lose market share to our competitors if we fail to protect our intellectual property rights, which may entail great expense.

The biopharmaceutical industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. As the number of entrants into our market increases, the possibility of a patent infringement claim against us grows. While we make an effort to ensure that our products do not infringe other parties’ patents and proprietary rights, our products and methods may be covered by United States patents held by our competitors. In addition, our competitors may assert that future products we may market infringe their patents.

Government Regulation

Regulation by government authorities in the United States and foreign countries is a significant factor in the development, manufacture and marketing of products such as Cardio Vascu-Grow™ and in our ongoing research and product development activities. As noted above, Cardio Vascu-Grow™ will require regulatory approval by government agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical studies and clinical trials and other approval procedures of the FDA and similar regulatory authorities in foreign countries. Various federal and state statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage and record keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent substantial compliance with appropriate federal and state statutes and regulations require the expenditure of substantial time and financial resources.

Preclinical studies are generally conducted in laboratory animals to evaluate the potential safety and the efficacy of a product. Drug developers submit the results of preclinical studies to the FDA as a part of an investigative new drug application which must be approved before clinical trials in humans may begin. Typically, clinical evaluation involves a time consuming and costly three-phase process.

Phase I	Clinical trials are conducted with a small number of subjects to determine the early safety profile, maximum tolerated dose and pharmacokinetics of the product in human volunteers.

Phase II	Clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety.

Phase III	Large scale, multi-center, comparative trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate with substantial evidence the efficacy and safety required by the FDA.

The FDA is allowing us to conduct Phase I and II clinical trials together which we refer to as Phase I/II.

The FDA closely monitors the progress of clinical trials that are conducted in the United States and may, at its discretion, reevaluate, alter, suspend or terminate the testing based upon the data accumulated to that point and the FDA’s assessment of the risk/benefit ratio to the patient.

Once Phase III trials are completed, drug developers submit the results of preclinical studies and clinical trials to the FDA in the form of a new drug application (NDA), or a biologics licensing application (BLA) for approval to commence commercial sales. Currently, Cardio Vascu-Grow™ is designated as a biologic and will be required to file a BLA, which has, as one of its approval components, an FDA inspection of the manufacturing facility producing the biologic. Following review of the clinical data and the facility inspection, the FDA may grant marketing approval, request additional information or deny the application if the FDA determines that the application does not meet regulatory approval criteria. FDA approvals may not be granted on a timely basis, or at all. Furthermore, the FDA may prevent a drug developer from marketing a product under a label for its desired indications, which may impair commercialization of the product. Similar regulatory procedures must also be complied with in countries outside the United States.

If the FDA approves an NDA or BLA, the drug becomes available for physicians to prescribe in the United States. After approval, the drug developer must submit periodic reports to the FDA, including descriptions of any adverse reactions reported. The FDA may request additional clinical studies, known as Phase IV, to evaluate long-term effects.

In addition to studies required by the FDA after approval, a drug developer may conduct other trials and studies to explore use of the approved compound for treatment of new indications. The purpose of these trials and studies and related publications is to broaden the application and use of the drug and its acceptance in the medical community.

Orphan Drug Designation

The FDA may grant orphan drug designation to drugs intended to treat a “rare disease or condition,” which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting a new drug application. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product that has orphan drug designation subsequently receives FDA approval for the indication for which it has orphan drug designation, the product is entitled to orphan exclusivity, which means the FDA may not approve any other applications to market the same drug for the same indication except in very limited circumstances, for seven years. We intend to apply for orphan drug status for the use of Cardio Vascu-Grow™ in no-option heart patients, although there can be no assurance that such status will be granted by the FDA.

Approvals Outside the United States

We will have to complete an approval process similar to that in the United States in virtually every foreign target market for our products in order to commercialize our product candidates in those countries. The approval procedure and the time required for approval vary from country to country and may involve additional testing. Foreign approvals may not be granted on a timely basis, or at all. In addition, regulatory approval of prices is required in most countries other than the United States. We face the risk that the resulting prices would be insufficient to generate an acceptable return to us.

Fast Track Designations

Congress enacted the Food and Drug Administration Modernization Act of 1997, in part, to ensure the timely availability of safe and effective drugs, biologics and medical devices by expediting the FDA review process for new products. The Food and Drug Administration Modernization Act establishes a statutory program for the approval of so-called fast track products. The new law defines a fast track product as a new drug or biologic intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs for such a condition. Under the new fast track program, the sponsor of a new drug or biologic may request the FDA to designate the drug or biologic as a fast track product at any time during clinical development of the product. Fast track designation provides an expedited review of a product, which accelerates FDA review.

We may ask for fast track designation to secure expedited review of Cardio Vascu-Grow™. We cannot be sure that we will obtain fast track designation. We cannot predict the ultimate impact, if any, of the new fast track process on the timing or likelihood of FDA approval of any of our potential products.

Employees and Other Personnel

As of September 15, 2004, we had a total of five employees, three of whom were full-time, and 11 independent contractors or subcontractor personnel with seven people in operations and administration and eight people in research and development, including clinical development. None of our employees are represented by a labor union, and we believe our employee relations are good.

Facilities

Our headquarters and administrative offices are located in an aggregate 3,623 square foot facility in Henderson, Nevada, pursuant to a two-year sublease lease with two one-year extensions. This facility is adequate for anticipated future needs. We also have a working arrangement with our affiliated manufacturing partner, Phage, to use their facility on an as-needed basis, paying only when space in the facility is utilized, with payment based on direct and indirect costs without a markup. The facility is located in the University Research Park, Irvine, CA, which is adjacent to the University of California, Irvine. This facility is adequate for our anticipated future research and development, as well as manufacturing, needs.

Legal Proceedings

We are not a party to any litigation.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information concerning our executive officers and directors as of September 15, 2004:

Name	Age	Position
Daniel C. Montano	56	Chairman of the Board, President, Chief Executive Officer and Co-Founder

John (Jack) W. Jacobs, Ph.D.	55	Vice President, Chief Operating Officer and Chief Scientific Officer

Mickael A. Flaa	51	Vice President, Chief Financial Officer

Thomas Stegmann, M.D.	57	Co-Founder, Chief Clinical Officer and Director

Wolfgang Priemer, Ph.D.	64	Director

Alexander G. Montano	33	Director

Daniel C. Montano is a co-founder of our company and has been Chairman of the Board, President and Chief Executive Officer since 1998. In that role, he devotes approximately 40% of his business time to us. Mr. Montano is also currently the Chairman of the Board, President and Chief Executive Officer of Phage Biotechnology Corporation, an affiliated private biotechnology company which manufactures recombinant protein drugs and is our sole supplier of Cardio Vascu-Grow™. From 1981 until 2004, he was also a member of the Board of Directors of Helen of Troy, Ltd; a corporation whose shares are publicly traded. In connection with matters that occurred in 1994, Mr. Montano agreed in 1997 to a settlement with the National Association of Securities Dealers, Inc. pursuant to which he was fined $102,500 and suspended by the NASD from associating with any NASD members for a period of two years. Mr. Montano consented to the findings that he had engaged in a course of conduct that resulted in the mishandling or misuse by his firm, Montano Securities Corporation, of funds entrusted to it by applicants to the company. Montano Securities Corporation was also found to have carried out securities transactions without maintaining sufficient net capital. In May 1998, the NASD suspended Mr. Montano’s registration as a registered securities broker for an unspecified time due to his failure to pay an arbitration award. In July 1998, the Securities and Exchange Commission entered an order affirming a decision by the NASD that Mr. Montano was found to have violated certain rules of the NASD, including not accurately and sufficiently discussing the mechanism of short-selling or the risks associated with implementing the strategy using a particular stock, making improper references to prior recommendations, making exaggerated and inappropriate presentations of prior recommendations and making improper projections. None of the matters discussed above with regard to Mr. Montano involved any securities of or transactions involving our company. He received his MBA from the University of Southern California and his undergraduate degree from California State University, Los Angeles. He is the father of Alexander G. Montano, one of our directors.

John (Jack) W. Jacobs, Ph.D. has served as our Vice President, Chief Scientific Officer and Chief Operating Officer since April 2000. He has held similar positions with Phage Biotechnology Corporation since April 2000. From September 1989 to April 2000, Dr. Jacobs was Director of Basic Research at the Hitachi Chemical Research Center in Irvine, California. At the same time, Dr. Jacobs was a Professor (adjunct) of Biological Chemistry at University of California, Irvine’s College of Medicine. Prior to joining Hitachi, from December 1984 to September 1989, Dr. Jacobs worked for Merck & Co. Inc. as the head of their Department of Biological Chemistry at the Merck Sharp & Dohm Research Laboratories in West Point, Pennsylvania. From August 1981 to December 1984, he served as Assistant Professor of Medicine and Biochemistry at the University of Texas Health Center. Dr. Jacobs received his Ph.D. in molecular biology from the Washington University School of Medicine in 1978 in St. Louis, Missouri, and his undergraduate degree in Chemistry from Davidson College. He dedicates approximately 40% of his time to our business and the balance to Phage Biotechnology Corporation, an affiliate of ours which is our sole supplier of Cardio Vascu-Grow™.

Mickael A. Flaa is a consultant who has served as our Vice President and Chief Financial Officer since June 2003. He devotes approximately 40% of his time to our business. He served as Interim Chief Financial Officer on a consulting basis for Breakaway Solutions, Inc., a public company, from February 2001 to 2002. From October 2000 to March 2002, Mr. Flaa served on the Board of Directors of UniCapital Corporation, a public company. From January 1999 to March 2000, he served as Chief Financial Officer and was a member of the Board of Directors for Sunbelt Integrated Trade Services, Inc. From May 1977 to January 1999, Mr. Flaa held various management positions with KPMG Peat Marwick LLP and in 1990 was elected to partnership. He is involved in the management and/or Board of Directors of Memson, Inc., Onnam Gaming, and Gestalt, LLC. Mr. Flaa received his undergraduate degree from Central Washington University. Mr. Flaa also serves in a similar capacity with Phage Biotechnology Corporation, an affiliate of ours which is our sole supplier of Cardio Vascu-Grow™.

Thomas Stegmann, M.D. is a co-founder and director and has served as our Chief Clinical Officer since 1998. Since December 1984, he has held the position of Professor of Surgery and Director of the Department for Thoracic and Cardiovascular Surgery at the Fulda Medical Center in Germany and is also a member of the faculty of Hannover Medical School in Germany. Dr. Stegmann is the cardiac surgeon who pioneered the procedure upon which our company is founded. He received his medical degree from Heidelberg University, Heidelberg, Germany.

Wolfgang Priemer, Ph.D., is a co-founder and has been a member of the Board of Directors of the company since inception. For the past eight years, he has been a private venture capitalist, specializing in life sciences, biotechnology, and advanced technology businesses. Prior to that, since 1969 he had been an executive officer of several companies in Europe. Dr. Priemer received his Masters Degree in Industrial Engineering and Business Administration from the University of Darmstadt and his Ph.D. in Marketing from the University of Fribourg/Switzerland.

Alexander G. Montano has been a member of our Board of Directors since 1998. Since February 1996, he has been the president and founder of C&K Capital Corporation, an international financial services company, as well as the President of C. K. Cooper & Company, an investment banking/securities brokerage firm. From 1992, until he founded C. K. Cooper & Company, Inc. he was in the securities business. He is the son of Daniel C. Montano, the Chairman of our Board.

Our executive officers are elected by, and serve at the discretion of, our board of directors. Other than Daniel C. Montano and Alexander G. Montano, father and son, respectively, there are no family relationships among our directors and officers.

Board of Directors

We currently have four directors. Effective at the closing of this offering, we will expand the board to eleven members. Upon the closing of this offering, the below-named persons have agreed to become directors and will be elected to fill those vacancies until the next annual meeting of stockholders in 2005. Board members are elected annually.

John (Jack) W. Jacobs: See biographical background above under Executive Officers.

Mickael A. Flaa: See biographical background above under Executive Officers.

Thomas L. Ingram: Mr. Ingram is 50 years old. For more than five years, he has been a private investor focusing on real estate, small business and certain securities transactions. From 1984 to 1997, he had various positions at Troster Singer (a securities broker-dealer), including Head Over-the-Counter Trader/Office Manager from 1984 to 1997. He holds a B.S. in Business and Finance from Pepperdine University.

Robert Levin: Mr. Levin is 72 years old. He has been a retired businessman and investor since 1992. For the 30 years prior to that, he owned and operated a major recreational vehicle sales and service company in Southern California.

Gary B. Abromovitz: Mr. Abromovitz is 61 years old. Mr. Abromovitz is Deputy Chairman of the Board and a Director of Helen of Troy Ltd., a public company. He also serves as chair of the Audit, Compensation and Governance Committee and has been a director of Helen of Troy, Ltd. since 1990. For more than five years, he has been an attorney and consultant to several law firms specializing in the areas of trade secrets, unfair competition and commercial litigation. He has also been involved in real estate development, concentrating in industrial, commercial and historic properties.

Joong-Ki Baik: Mr. Baik is 50 years old. Since July 2000, Mr. Baik has been Chief Executive Officer of Seoul Angels Group Inc., which raises venture capital funds for Korean companies. Since December 2000, he has also been Chief Executive Officer of Korea Bio-Development Corporation, which is involved in consulting and investing in Asian bio-ventures. From June 1997 to July 2000, he was the Executive Director of the Economic Research Department of the Korea Chamber of Commerce and Industry. From October 1978 to March 1998, he served as a researcher of economic and industrial trends for the Korea Chamber of Commerce and Industry. Prior to that, he worked at the Korea Exchange Bank. He has Masters Degrees in Economics from Yonsei University in Korea and University of York in England.

Grant Gordon: Mr. Gordon is 43 years old. Since September, 1987, Mr. Gordon has been a Principal of GHL Financial Services Ltd., an international financial services group registered in the British Virgin Islands. In 1998, GHL became one of our co-founders and has since provided seed and venture capital for other such ventures.

Control Group

On completion of this offering, Daniel C. Montano, Thomas Stegmann, Wolfgang Priemer, Alexander G. Montano, Joong-Ki Baik and Grant Gordon (the “control group”) will continue to hold, in the aggregate, a significant majority (approximately 80.65%) of our voting power and they, as well as their designees, will continue to comprise a majority of our board. They have indicated that they intend to file a Schedule 13D with the Securities and Exchange Commission following the completion of this offering to report their holding of our common stock as a group. As a result, under a “controlled company” exception to The Nasdaq Stock Market’s independence requirements, we would be exempt from an obligation to maintain a majority of independent directors on our board and instead could continue with a majority of directors that include members of the control group or its designees. In addition, directors who are members or designees of the control group could continue to oversee the director nomination and executive compensation functions.

Board Committees

Upon the closing of this offering, our board of directors will have an audit committee, a compensation committee, a nominating committee and a corporate governance committee.

Members of the audit committee are expected to be Messrs. Abromovitz, Ingram and Levin. Pursuant to its charter, the audit committee will review the results and scope of the annual audit and other services provided by our independent accountants, reviews and evaluates our control functions and monitors transactions between our employees, officers and directors and us. We believe that the composition of our audit committee will meet the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002, the Nasdaq National Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Members of the compensation committee are expected to be Messrs. Abromovitz, Ingram and Levin. Pursuant to its charter, the compensation committee will provide assistance to the Board of Directors by designing, recommending to the Board of Directors for approval and evaluating our compensation plans, policies and programs, especially those regarding executive compensation; reviewing and approving the compensation of our Chief Executive Officer and other officers and directors; and will assist the Board of Directors in producing an annual report on executive compensation for inclusion in our proxy materials in accordance with applicable rules and regulations. Prior to the creation of our compensation committee, all compensation decisions were made by our full Board of Directors. We believe that the composition of our compensation committee will meet the requirements for independence under, and the functioning of our compensation committee complies with, any applicable requirements of the Sarbanes-Oxley Act of 2002, the Nasdaq National Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Members of the nominating committee are expected to be Daniel C. Montano, Thomas Stegmann, M.D., and Wolfgang Priemer, all of whom are members of the control group. Pursuant to its charter, this committee will nominate persons to serve on the board. Control of the nominating process by the control group is an exception to NASDAQ’s independence requirements. The control group has no present intention to turn the nominating process over to independent board members.

Members of the corporate governance committee are expected to be Messrs. Abromovitz, Ingram and Levin. Pursuant to its charter, this committee will review and recommend corporate governance principles applicable to us, and evaluate board performance.

Compensation Committee Interlocks and Insider Participation

We did not have a compensation committee during the fiscal year ended December 31, 2003. Determination of compensation for our executive officers has been made by our board of directors since our inception. During our last fiscal year, Daniel C. Montano, our Chairman of the Board, President and Chief Executive Officer, and Thomas Stegmann, M.D., our Chief Clinical Officer and a member of the board, were the only executive officers of our company that participated in our board’s deliberations concerning executive officer compensation.

Director Compensation

Our non-employee directors are reimbursed for their out-of-pocket expenses incurred in connection with attending board and committee meetings, but are not compensated for their services as board members. Upon the closing of this offering, non-employee directors will receive $5,000 per board meeting attended and each non-employee director will receive a fully vested option to purchase 50,000 shares of our common stock at a per share price equal to the initial public offering price of our common stock.

Executive Compensation

None of our four executive officers presently serve under employment contracts. The following table sets forth summary information concerning compensation of our chief executive officer and each of the other current executive officers during the fiscal year ended December 31, 2003. We refer to these persons as our named executive officers.

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Salary		Bonus
Daniel C. Montano President and Chief Executive Officer	$210,000		-0-

Mickael A. Flaa(1) Chief Financial Officer	$81,124		-0-

John W. Jacobs Vice President, Chief Operating Officer and Chief Scientific Officer	$62,115	(2)	-0-

Thomas Stegmann(1) Chief Clinical Officer	$60,000	(3)	-0-

(1)	Neither Mr. Flaa nor Dr. Stegmann are employees. Their compensation is paid in the form of consulting fees.
(2)	Mr. Jacobs also received a $6,000 vehicle allowance.
(3)	Accrued but not paid.

Option/Warrant Grants in Last Fiscal Year

No options were granted to named executive officers in the fiscal year ended December 31, 2003. Pursuant to an individual compensation arrangement which was approved by the board of directors, warrants to purchase common stock were issued to our Chief Financial Officer, Mickael A. Flaa. The following table sets forth information with respect to warrants to purchase common stock granted to Mr. Flaa, one of our named executive officers, during the fiscal year ended December 31, 2003.

Warrant Grant in 2003

	Number of Securities Underlying Warrant Granted	Percent of Total Warrant Granted to Employees	Exercise Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Warrant Term
					5%	10%
Mickael A. Flaa	200,000	100%	$2.00	6/22/2013	$2,857,789	$4,787,485

The amount disclosed in the column captioned “Exercise Price per Share” represented the fair market value of the underlying shares of common stock on the dates the respective options were granted as determined by our board of directors.

The potential realizable values are calculated by multiplying the number of warrants granted by the assumed initial public offering price of $10 per share, assuming that the common stock appreciates at the indicated rate for the entire term of the warrant and that the warrant is exercised at the exercise price and sold on the last day of the option term at the appreciated price, and subtracting the exercise price. Stock price appreciation of 5% and 10% is assumed pursuant to rules of the Securities and Exchange Commission and does not represent our estimate or projection of our future common stock prices.

Option Exercises in 2003 and Option Values

No options or warrants were exercised by any of our named executive officers in the fiscal year ended December 31, 2003.

2004 Stock Plan

Our board of directors adopted the 2004 Stock Plan in July 2004 and our stockholders approved it in July 2004 to become effective on the completion of this offering. Our 2004 Stock Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code to our (and our subsidiary corporations’) employees and for the grant of nonstatutory stock options and share appreciation rights (so-called SARs) and restricted stock to our (and our subsidiary corporations’) officers, directors, employees and consultants.

Number of Shares of Common Stock Available under the 2004 Stock Plan. As of the date hereof, a total of 5,000,000 shares of our common stock were reserved for issuance pursuant to the 2004 Stock Plan, of which no options were issued and outstanding. We intend to grant options to purchase 50,000 shares of our common stock to each of our non-employee directors upon the closing of this offering. The 2004 Stock Plan will become effective on the completion of this offering.

Administration of the 2004 Stock Plan. So long as more than 50% of our voting stock is held by the control group, the 2004 Stock Plan will be administered by the Board of Directors. Thereafter, the 2004 Stock Plan will be administered by our compensation committee which will be comprised entirely of independent directors. The committee will have the power to select individuals to receive awards under the Plan, option prices, vesting schedules, the expiration date applicable to each award and other terms, provisions and restrictions of the awards which need not be identical. All incentive stock options will have an exercise price of at least the fair market value of our common stock on the date of grant. Except in the case of a restructure of our shares, outstanding awards will not be repriced without the approval of the stockholders.

The total number of shares of our common stock with respect to which an award may be granted to any single person in any calendar year shall not exceed 500,000 shares (50,000 shares for non-employee directors) subject to certain adjustments.

After one of our officers, employees or directors is terminated, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, an option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

The committee determines the terms of SARs and restricted stock awards granted under our 2004 Stock Plan.

Transferability of Options. Except in limited circumstances, our 2004 Stock Plan generally does not allow for the transfer of options or stock purchase rights and, except in limited circumstances, only the optionee may exercise an option and stock purchase right during his or her lifetime.

Adjustments upon Merger or Asset Sale. Our 2004 Stock Plan provides that in the event of our “change of control,” if there is no assumption or substitution of outstanding options, the committee will provide notice to the optionee that he or she has the right to exercise the option as to all of the shares subject to the option, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

Amendment and Termination of our 2004 Stock Plan. Our 2004 Stock Plan will automatically terminate in 2014, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2004 Stock Plan provided it does not adversely affect any option previously granted under it. Certain of such amendments may require stockholder approval.

Limitations on Liability and Indemnification

Our By-Laws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the extent permitted by Delaware law. We are obtaining a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

We intend to enter into agreements with our directors and executive officers regarding indemnification. Under these agreements we will be required to indemnify them against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual, or a threatened, proceeding if any of them may be made a party because he or she is or was one of our directors or officers. We will be obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we will be obligated to pay these amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also will set forth procedures that will apply in the event of a claim for indemnification.

In addition, our certificate of incorporation provides that our directors shall not be personally liable for the corporation for monetary damages for breach of fiduciary duty in certain circumstances. This provision does not eliminate a director’s duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or the best interests of our stockholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and us and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is no pending litigation or proceeding involving any of our directors as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director.

RELATED PARTY TRANSACTIONS

We are a member of an affiliated group, through common management, which includes Phage, Cardio Phage International Inc., or CPI, Sribna Culya Biopharmaceuticals Inc., or Sribna, Proteomics Biopharmaceuticals Technologies Inc., or Proteomics, Zhittya Stem Cell Medical Research Company, Inc., or Zhittya, and Qure Biopharmaceuticals, Inc., or Qure, known collectively as the (“affiliates”). The common management of Phage and us spend an estimated 40% of their time with each company and the remaining balance to other interests.

Daniel C. Montano, John W. Jacobs and Mickael A. Flaa are, respectively, Chairman of the Board/Chief Executive Officer, Chief Operating Officer/Chief Scientific Officer and Chief Financial Officer of both us and Phage. Upon completion of the public offering, Mr. Flaa and Mr. Jacobs will join our board of directors. In addition, Alexander G. Montano, one of our current board members and the son of Daniel C. Montano, is also a board member of Phage. Daniel C. Montano is a principal stockholder in Cardio, Phage, Proteomics, Zhittya, Sribna, and Qure. See “Risk Factors—Risk Related to the Company—Our relationship with Phage Biotechnology Corporation, and the relationship of our senior executive officers to Phage, creates potential for conflicts of interest” and “Management.”

The following are the business activities performed by each affiliate:

•	Phage is a developer of recombinant protein pharmaceuticals; certain of our officers and directors control 41.2% and we control 4.56% of the common stock of Phage;

•	CPI is a distributor for the future products for both Phage and us in locations throughout the world other than North America, Europe, Japan, and, with respect to us only, the Republic of Korea, China, and Taiwan. We and Phage each own 45% of CPI and each is able to appoint 45% of CPI’s directors;

•	Sribna was developing a treatment for cancer;

•	Proteomics was developing a non-injection method for medical protein;

•	Zhittya was researching adult stem cells; and

•	Qure was developing commercial medical applications.

During the period from 1999 through 2001, we entered into transactions with these entities affiliated with our Chief Executive Officer (Proteomics, Zhittya, Qure and Sribna). These companies paid expenses on behalf of us aggregating $187,600. That amount was repaid without interest. These entities are all currently inactive. Additionally, Qure owns 630,000 shares of our common stock.

Shared Expenses with Phage

As of December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003 and 2004, we and Phage shared certain operating expenses whereby Phage paid certain of our operating expenses and we reimbursed Phage. The allocation of cost incurred by us was based upon management’s estimate of costs applicable to the individual companies based on appropriate cost drivers. These transactions were billed between the companies at their cost basis in accordance with policies approved by each board of directors.

Our share of expenses paid to Phage for the years ended December 2001, 2002 and 2003 and for the six months ended June 30, 2003 (unaudited) and 2004 (unaudited) and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited) was $149,395, $135,892, $64,954, $23,722, $35,141 and $605,330, respectively.

Joint Patent Ownership and License Agreement

We have a Joint Patent Ownership and License Agreement with Phage. Under that agreement, we and Phage, respectively, own an undivided one half interest in the U.S. and foreign patent rights necessary to develop and commercialize Cardio Vascu-Grow™; and Phage agrees to provide certain technical development services to us and to manufacture Cardio Vascu-Grow™ for our clinical trials at cost. Any product Phage manufactures for our commercialization purposes is paid for on a percentage of sales basis as defined in the agreement. As a part of this agreement, we are obligated, at our option, to either (i) pay to Phage ten percent of our net sales for Cardio Vascu-Grow™ manufactured for us by Phage or (ii) pay to Phage a six percent royalty based on our net sales price of Cardio Vascu-Grow™ which Phage does not manufacture for us. This agreement expires on the last to expire of the patent rights covered including extensions. See “Business-Patents and Proprietary Technology.”

Furthermore, we paid Phage for technical development services and the manufacture of Cardio Vascu-Grow™ used in our clinical trials which Phage provided to us at cost. For the years ended December 2001, 2002 and 2003 and for the six months ended June 30, 2003 (unaudited) and 2004 (unaudited) and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited), payments to Phage relating to these services were $135,892 $94,286, $113,245, $54,210 $23,041, $826,058, respectively.

Guarantee of Phage Lease

On August 25, 2004, we guaranteed Phage’s obligations under a non-cancelable operating lease for laboratory and office space at University of California Irvine Research Center. The lease is for 11,091 rentable square feet for the period September 1, 2004 through August 31, 2006, and provides for a monthly rent of approximately $35,500 plus shared building operating expenses.

Distribution Agreement

We and Phage have entered into a distribution agreement with CPI to handle future distribution of Cardio Vascu-Grow™ and any other products licensed to CPI when available for commercial distribution. CPI’s territory is limited to areas other than the United States, Canada, Europe (as defined as the Ural Mountains west including Iceland, excluding Turkey and Cyprus), Japan and with respect to us only, the Republic of Korea, China and Taiwan. Pursuant to such agreement, CPI is obligated to pay us an amount equal to 50% of CPI’s gross revenue from sales of our product less CPI’s direct and certain indirect costs. We have made no payments to, or received any payments from, CPI and we do not anticipate any such payments in the near future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Contractual Obligations.”

Royalty Agreement

We have entered into an agreement with Dr. Stegmann, one of our directors and our Chief Clinical Officer, whereby we will pay Dr. Stegmann a royalty of one percent of our net revenue (as defined) from commercial sales of Cardio Vascu-Grow™ in exchange for rights granted to us to utilize the results of his German clinical trials. This agreement terminates on December 31, 2013. We have made no payments to Dr. Stegmann under this agreement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Contractual Obligations.”

Asia Distribution Agreement

On December 15, 2000, we entered into an agreement with Korea Biotechnology Development Co., Ltd. (“KBDC”) to commercialize our future products. We transferred to KBDC the rights to manufacture and sell our products for 99 years in all of Korea, China, and Taiwan. In exchange, KBDC arranged for the purchase of 8,750,000 of our shares of common stock for $3,602,000. KBDC agreed to fund all of the regulatory approval process in Korea for any of our products. In addition, KBDC agreed to pay a royalty of 10% of net revenues to us. The royalties will be paid for the life of the agreement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Contractual Obligations.”

During the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003 (unaudited) and 2004 (unaudited) and the period from March 11, 1998 to June 30, 2004 (unaudited), we paid Daniel C. Montano, our Chairman of the Board, President and Chief Executive Officer, consulting fees in the amount of 0, $0, $0, $0, $0 and $200,000, respectively. During the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003 (unaudited) and 2004 (unaudited) and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited), we paid Daniel C. Montano, our Chairman of the Board, President and Chief Executive Officer, for employment services in the amount of $180,000, $197,302, $210,000, $105,000, $136,154 and $754,610, respectively. During the years ended December 31, 2001, 2002 and 2003, the six months ended June 30, 2003 (unaudited) and 2004 (unaudited) and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited), we paid Vizier Management Company, Inc., a company controlled by Daniel C. Montano, our Chairman of the Board, President and Chief Executive Officer, consulting fees in the amount of $116,000 $0, $0, $0, $0 and $116,000, respectively.

We paid C.K. Capital International and C&K Capital Corporation, Inc., controlled by Alexander G. Montano, son of Daniel C. Montano and a member of our board of directors, for consulting services. During the years ended December 31, 2001, 2002, 2003 and the six months ended June 30, 2003 (unaudited) and 2004 (unaudited) and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited), consulting fees incurred by Cardio were $71,885, $3,000, $0, $0, $0 and $525,240, respectively.

GHL Financial Services Ltd., or GHL, was hired by us to sell our convertible notes and convertible preferred stock overseas. Grant Gordon, a director designee of ours, is a principal of GHL and controls 7.9% of our common stock. During the years ended December 31, 2001, 2002, 2003 and the six months ended June 30, 2003 (unaudited) and 2004 (unaudited) and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited), we paid GHL $14,000, $96,500, $1,067,000, $100,050, $980,130 and $2,169,755, respectively.

We paid consulting fees to Dr. Thomas Stegmann M.D., one of our co-founders, to assist in the development process of our products. During the years ended December 31, 2001, 2002, 2003 and the six months ended June 30, 2003 (unaudited) and 2004 (unaudited) and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited), we paid Dr. Stegmann $0, $0, $60,000, $0, $135,000 and $279,118, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Contractual Obligations.”

We paid consulting fees to Dr. Wolfgang Premier, one of our co-founders, to assist in the development process of our products. During the year ended December 31, 2001, 2002 and 2003, the six months ended June 30, 2003 (unaudited) and 2004 (unaudited), and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited), we paid Dr. Priemer $0, $0, $0, $0, $25,000, and $146,055, respectively.

On October 20, 2000, we entered into a service agreement with a company controlled by Sergiy Buryak whereby that company agreed to assist us in developing the production method which we now use. Mr. Buryak is the beneficial owner of 18.25% of Phage’s common stock. Service fees for the years ended December 31, 2001, 2002, 2003, and for the six months ended June 30, 2003 (unaudited) and 2004 (unaudited), and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited) were $0, $260,875, $109,225, $46,000, $0, and $370,100, respectively.

C. K. Cooper & Company, Inc., a NASD broker-dealer controlled by Alexander G. Montano, may participate in this offering as a part of the underwriting group. Mr. Montano is one of our directors and is the son of Daniel C. Montano, our Chairman and Chief Executive Officer.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of September 15, 2004, and as adjusted to reflect the sale of shares in this offering, by:

•	each person, or group of affiliated persons, known by us to own beneficially more than five percent of our outstanding stock;

•	each of our directors and persons who have agreed to become directors after the offering;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon 110,190,100 shares of common stock outstanding as of September 15, 2004 and 123,117,650 shares of common stock outstanding after this offering. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated by footnote, the address of each of the persons in this table is as follows: c/o CardioVascular BioTherapeutics, Inc., 1700 West Horizon Ridge Parkway, Suite 100, Henderson, Nevada 89012.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
Name of Beneficial Owner	Shares		%	Shares	%
Daniel C. Montano	30,630,000	(1)	27.80%	30,630,000	24.88%
Thomas Stegmann, M.D.	30,000,000		27.23%	30,050,000	24.40%
Wolfgang Priemer, Ph.D.	15,000,000		13.61%	15,050,000	12.22%
Cardio Korea, Ltd.	8,750,000	(2)	7.94%	8,750,000	7.11%
Grant Gordon	8,720,000	(3)	7.87%	8,770,000	7.09%
Alexander G. Montano	6,080,000	(4)	5.52%	6,130,000	4.98%
Joong-Ki Baik	1,616,330	(5)	1.45%	1,666,330	1.34%
John (Jack) W. Jacobs, Ph.D	1,400,000	(6)	1.26%	1,400,000	1.13%
Thomas L. Ingram	620,000	(7)	*	670,000	*
Mickael A. Flaa	200,000	(8)	*	250,000	*
Robert Levin	100,000	(9)	*	150,000	*
Gary B. Abromovitz	—	(10)	*	50,000	*
All Directors and Executive Officers (11 persons)	103,116,330		91.34%	103,566,330	82.02%
Control Group	100,796,330		90.24%	101,046,330	80.92%

*	Less than 1%.
(1)	Includes 630,000 shares owned by Qure Biopharmaceuticals, Inc. Mr. Montano owns 63.7% of Qure but has sole voting and investment power. Also includes 30,000,000 shares owned by Vizier Investment Capital. Mr. Montano and Mr. Montano’s first wife, Victoria G. Montano, each own 50% of Vizier Investment Capital, but Mr. Montano has sole voting and investing power. Mr. Montano has voting but not investment control over 8,750,000 shares, representing 7.94%, owned by Cardio Korea Co. Ltd. until 30 days after the completion of this offering.
(2)	Voting control of these shares is held by Daniel C. Montano until 30 days after the completion of this offering. Cardio Korea, Ltd. retains investment control. Its address is 11th Floor Gateway Tower, Dongja Dong, Yongsan Ku, Seoul, Korea.
(3)

Mr. Gordon has voting and investment control over 5,000,000 shares owned by Anglo-Scotia Holdings Ltd., 150,000 shares held by Bio Science Ventures #3, and 3,000,000 shares held by Trika, Ltd., all of which are included in his beneficial ownership. Also included are 350,000 shares immediately available upon exercise of our convertible preferred stock at $0.10 per share, 120,000 shares immediately available upon exercise of our convertible notes at $2 per share and 100,000 shares immediately available upon exercise of our convertible notes at $4 per share. On completion of this offering, he will become a director and he will receive an immediately exercisable option to purchase 50,000 shares at the initial public offering price.

(4)	Alexander G. Montano controls C. K. Cooper & Co., Inc. (owner of 4,000,000 shares), Paladin Capital Management (owner of 1,500,000 shares) C.K. Capital International (owner of 100,000 shares) and, C & K Capital Corporation (owner of 480,000 shares). Mr. Montano controls voting and investment power over all of those shares. On completion of this offering, he will receive an immediately exercisable option to purchase 50,000 shares at the initial public offering price.
(5)	Joong-Ki Baik owns 100,000 shares in his own name and has voting and investment control over them. Alhambra, Inc., which is jointly owned by Joong Ki Baik and his wife, owns 583,300 shares and an immediately exercisable warrant to purchase 933,330 shares of common stock at $0.40 per share. Mr. Baik and his wife have joint voting and investment control over the shares owned by Alhambra, Inc. On completion of this offering, he will become a director and he will receive an immediately exercisable option to purchase 50,000 shares at the initial public offering price. Mr. Baik has investment control over the shares of our company owned by Cardio Korea, Ltd.
(6)	Mr. Jacobs owns 400,000 shares in his own name and has voting and investment control over those shares. In addition, he holds an immediately exercisable option to purchase 1,000,000 shares at $0.30 per share.
(7)	Mr. Ingram owns 620,000 shares in his own name and has voting and investment control over those shares. On completion of this offering, he will become a director and he will receive an immediately exercisable option to purchase 50,000 shares of common stock at the initial public offering price.
(8)	As trustee of the MGF Family Trust, Mr. Flaa holds voting and investment control over an immediately exercisable warrant to purchase 200,000 shares of common stock at $2 per share. On completion of this offering, he will become a director and he will receive an immediately exercisable option to purchase 50,000 shares at the initial public offering price.
(9)	As trustee of the Robert Levin Trust, Mr. Levin has voting and investment control over 100,000 shares. On completion of this offering, he will become a director and he will receive an immediately exercisable option to purchase 50,000 shares at the initial public offering price.
(10)	On completion of this offering, Mr. Abromovitz will become a director and he will receive an immediately exercisable option to purchase 50,000 shares at the initial public offering price.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue up to 200,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

As of June 30, 2004, there were 110,190,100 shares of common stock outstanding held of record by 113 stockholders. There will be 112,190,100 shares of common stock outstanding after giving effect to the sale of common stock offered in this offering (123,117,650 assuming conversion of all outstanding convertible preferred stock and convertible notes which conversion we expect to occur). There are outstanding options and warrants to purchase a total of 3,988,330 shares of our common stock. Upon consummation of the offering, we have agreed to grant options to purchase an aggregate of 450,000 shares of our common stock to our directors who are not also employees.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably only those dividends as may be declared by the board of directors out of funds legally available therefore, as well as any distributions to the stockholders. See “Dividend Policy.” In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Warrants

As of June 30, 2004, the following warrants were outstanding:

•	A warrant to purchase 100,000 shares of common stock at an exercise price of $0.80 per share issued for services. This warrant expires January 2006.

•	A warrant to purchase 933,330 shares of common stock at an exercise price of $0.40 per share issued for services. This warrant expires December 2005.

•	A warrant to purchase 200,000 shares of common stock at an exercise price of $2.00 per share issued in connection with the retention of Mickael A. Flaa as our Chief Financial Officer. This warrant expires on June 2013.

Options

As of August 31, 2004, we had the following stock options outstanding:

•	2,735,000 non-employee stock options with a weighted average exercise price of $0.46 per share, expiring 2009 through 2014.

•	20,000 employee stock options with a weighted average exercise price of $10.00 per share, expiring in 2014.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company.

We presently have authorized a series of preferred stock designated as “Non-Voting Convertible Preferred Stock.” The number of shares in that series is 54,050 of which 52,850 were sold. 1,500 shares have been converted into common stock. Holders of this series are not entitled to any dividends and have no voting rights. Upon our liquidation, holders of this series would be entitled to a liquidation preference of $10 per share. Shares of this series may be converted at any time, at the option of the holder, into common stock at (i) $0.10 per share (100 common shares for each one preferred share) prior to the time we complete our initial public offering or (ii) the lower of $0.10 per share or 50% of the initial offering price after we have completed our initial public offering. This series of preferred stock is not transferable except in the event of death of the holder.

Convertible Notes

We have outstanding three series of convertible promissory notes: Series I, Series II and Series IIa.

Series I consists of $8,278,000 of convertible notes, bearing interest at seven percent per annum, due and payable on the earlier of three years from the date of issuance (August 22, 2001 through January 26, 2004) or 30 days after the completion of this offering. They are convertible at any time into common stock at $2 per share if converted prior to our initial public offering or, if converted after our initial public offering, at the lesser of $2 per share or 50% of the initial public offering price. The Series I convertible notes are held by 300 investors, all of whom are either non-U.S. persons living overseas and/or accredited investors.

Series II consists of $5,814,200 of convertible notes, bearing interest at seven percent per annum, due and payable on the earlier of three years from the date of issuance (February 1, 2004 through March 31, 2004) or 30 days after the completion of this offering. They are convertible at any time into common stock at $4 per share if converted prior to our initial public offering or, if converted after our initial public offering, at the lesser of $4 per share or 50% of the initial public offering price. The Series II convertible notes are held by 87 investors, all of whom are either non-U.S. persons living overseas and/or accredited investors.

Series IIa consists of $800,000 of convertible notes, bearing interest at seven percent per annum, due and payable on the earlier of three years from the date of issuance (July 27, 2004) or 30 days after the completion of this offering. They are convertible at any time into common stock at $4 per share if converted prior to our initial public offering or, if converted after our initial public offering, at the lesser of $4 per share or 50% of the initial public offering price. The Series IIA convertible notes are held by 19 investors, all of whom are accredited investors residing in various places including the United States.

Registration Rights

Holders of warrants to purchase a total of 1,033,330 shares of common stock, Dr. Thas Nivatpumin and Alhambra, Inc., are entitled to have the shares underlying those warrants registered for resale pursuant to the terms of their warrants. As a holder of a warrant to purchase 200,000 shares of our common stock, our Chief Financial Officer is entitled to have both the warrants and the shares underlying those warrants, or warrant stock, registered for resale pursuant to the terms of his warrants. Pursuant to the terms of those warrants, we have suspended our obligation to register the warrants and the warrant stock in this offering. As soon as practical after the completion of this offering, we plan to register the warrants and the warrant stock to allow them to resell such securities into the market if they so desire.

In addition, as soon as practical after the completion of this offering, we will register the common stock issuable upon conversion of our convertible preferred stock, our convertible notes and certain outstanding options. At an assumed offering price of $10 in this offering, we expect to register 13,682,550 shares for that purpose.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, with the following exceptions:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of ten percent or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Nasdaq National Market Listing

We have applied to have our common stock approved for quotation on The Nasdaq National Market under the symbol “CVBT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. Its address is 59 Maiden Lane, New York, NY 10038, and its telephone number is 1-800-903-3727.

Information Available for Shareholders

We plan to post our quarterly and annual reports to the SEC on our website www.cvbt.com as they become available.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could reduce prevailing market prices. Some shares will not be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below. Sales of substantial amounts of our common stock in the public market after any of these restrictions on sale lapse could adversely affect the prevailing market price of the common stock and impair our ability to raise equity capital in the future.

On completion of this offering, as of                     , 2004, we will have 123,117,650 shares of common stock outstanding. This number includes 110,190,100 shares currently issued and outstanding, the 2,000,000 shares offered in this prospectus and assumes the full conversion of our outstanding convertible preferred stock and convertible notes into an aggregate of 10,927,550 shares of common stock (based on an assumed $10 initial public offering price).

Of these shares, the 2,000,000 shares sold in this offering will be freely transferable without restriction under the Securities Act, except for shares owned by our affiliates, as that term is used under the Securities Act, which may generally be sold only in accordance with Rule 144 of the Securities Act. As soon as practicable after the offering described in this prospectus is complete, we will register for resale 1,653,550 of the shares (assuming $10 initial public offering price) that we expect to issue on conversion of our convertible debt which could not be sold pursuant to Rule 144 by their holders along with a warrant for 200,000 shares and shares underlying all warrants of 1,233,330.

Beginning one year after the effective date of this prospectus as to 69,063,300 shares, and 18 months after the date of this prospectus as to 30,630,000 shares, such shares will become eligible for sale, subject to the provisions of Rule 144 or Rule 144(k), upon the expiration of agreements not to sell these shares entered into between the representative of the underwriters and certain stockholders. The remainder (19,635,800 shares) may be sold pursuant to Rule 144.

As soon as practicable after the date of completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register the 5,000,000 shares of common stock reserved for issuance under the 2004 Stock Plan and the 2,755,000 shares of common stock issuable upon exercise of options issued pursuant to certain written compensation arrangements with employees, thus permitting the resale of these shares in the public market without restriction under the Securities Act. This registration statement will become effective immediately upon filing.

Any shares subject to lock-up agreements may be released at any time without notice by the underwriters.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of completion of this offering, a number of shares that does not exceed the greater of one percent of the then outstanding shares of common stock (approximately 1,101,901 shares (1,231,177 if all our convertible preferred stock and convertible notes are converted into common stock) immediately after this offering) or the average weekly trading volume in the common stock during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell the shares under Rule 144(k) without regard to the requirements described above.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement between us and First Dunbar Securities Corporation, the underwriters named below, for whom First Dunbar is acting as representative, have agreed to buy, the number of shares listed opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

Underwriters	Number of Shares

Total

The underwriters have advised us that they propose to offer the shares initially to the public at $            .             per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $            .             per share. The underwriters may allow and the dealers may reallow a concession of not more than $            .             per share on sales to certain other brokers and dealers. After this offering, these figures may be changed by the underwriters.

Certain of our directors and officers and we have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the dates 12, and in one case 18, months after the date of this prospectus, except with the prior written consent of the representative. This agreement does not apply to any existing employee benefit plans. See “Shares Available for Future Sale” for a discussion of certain transfer restrictions.

At our request, the underwriters have reserved for sale at the initial public offering price up to 100,000 shares of common stock to persons having business relationships with or otherwise related to us. The number of shares of common stock available for sale to the general public will be reduced to the extent that such individuals purchase all or a portion of these reserved shares.

Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the shares of common stock offered hereby.

We have granted to the underwriters an over-allotment option to purchase up to an additional 300,000 shares of common stock from us at the same price as to the public, and with the same underwriting discount, as set forth on the cover page of this prospectus. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as it was obligated to purchase under the purchase agreement.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

Total
	Per Share	Without Over- allotment	With Over- allotment
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $                    .

Pursuant to the Underwriting Agreement, First Dunbar Securities will receive from us a non-accountable expense allowance of three percent of the gross proceeds of the Offering, of which $                     has been paid by us to date and the balance will be paid upon the consummation of this offering.

Subject to the approval of the National Association of Securities Dealers, Inc., at the closing of this offering, we will sell to the representative of the underwriters or its designees at an aggregate purchase price of $200, warrants to purchase up to an aggregate of 200,000 shares of our common stock. Each warrant represents the right to purchase one share of common stock for a period of four years commencing six months from the effective date of this offering. The exercise price of the warrants is 120% of the price at which our shares of common stock are sold pursuant to this offering. The warrants will contain certain demand and piggyback registration rights with respect to the common stock issuable upon exercise of the warrants. Such demand and piggyback registration rights will expire five and seven years, respectively, after the offering. The warrants contain provisions that protect their holders against dilution by adjustment of the exercise price and number of shares issuable upon exercise on the occurrence of specific events, such as stock dividends or other changes in the number of our outstanding shares except for shares issued under certain circumstances, including shares issued under our equity incentive plans and any equity securities for which adequate consideration is received. No holder of these warrants will possess any rights as a shareholder unless the warrant is exercised.

Any profit realized from the sale of the warrants or of the common stock underlying the underwriter’s warrants may be deemed additional underwriting compensation. The exercise of the underwriter’s over-allotment option will not result in an increase in the number of shares of common stock underlying the underwriter’s warrants or in the granting of any additional warrants to the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have informed us that neither they, nor any other underwriter participating in the distribution of this offering, will make sales of the common stock offered by this prospectus to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

The offering of our shares of common stock is made for delivery when and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or part.

Prior to this offering, there has been no established trading market for our common stock. The initial public offering price for the shares of common stock offered by this prospectus was negotiated between us and the underwriters immediately prior to this offering. Factors considered in determining the initial public offering price included:

•	the history of, and the prospects for, the industry in which we compete;

•	our past and present operations;

•	our prospects for future earnings;

•	the recent market prices of securities of generally comparable companies; and

•	the general condition of the securities markets at the time of this offering and other relevant factors.

The initial public offering price of our common stock may not correspond to the price at which the common stock will trade in the public market subsequent to this offering, and an active public market for the common stock may never develop or, if it does develop, continue after this offering.

An application has been made for quotation of the common stock on the Nasdaq National Market under the symbol “CVBT.”

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the issuer in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of this option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

C. K. Cooper & Company, Inc., a NASD broker-dealer controlled by Alexander G. Montano, may participate in this offering as a part of the underwriting group. Mr. Montano is one of our directors and is the son of Daniel C. Montano, our Chairman and Chief Executive Officer.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Lord Bissell & Brook LLP, Los Angeles, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been so included in reliance on the report of Singer Lewak Greenbaum & Goldstein LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You may read and copy all or any portion of the registration statement or any other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the Commission’s website (http://www.sec.gov).

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Cardiovascular BioTherapeutics, Inc.

(formerly Cardiovascular Genetic Engineering, Inc.)

(A Development Stage Company)

We have audited the accompanying balance sheets of Cardiovascular BioTherapeutics, Inc. (formerly Cardiovascular Genetic Engineering, Inc.) (a development stage company) (the “Company”) as of December 31, 2003 and 2002, and the related statements of operations, stockholders’ deficit and cash flows, for each of the three years in the period ended December 31, 2003 and the period from March 11, 1998 (date of inception) to December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardiovascular BioTherapeutics, Inc. (formerly Cardiovascular Genetic Engineering, Inc.) (a development stage company) as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 and the period from March 11, 1998 (date of inception) to December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California

August 18, 2004

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

December 31, 2002 and 2003 and June 30, 2004 (unaudited)

	December 31,		June 30, 2004
	2002	2003
			(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$18,833	$1,634,327	$6,438,203
Short-term investments	3,731	—	75,000
Restricted cash	—	—	110,000
Prepaid assets	3,000	464,000	806,746

Total current assets	25,564	2,098,327	7,429,949
Property and equipment, net	—	—	16,640
Subscriptions receivable on convertible notes payable	—	2,042,099	534,869
Deferred offering costs	—	—	125,864
Deferred debt financing costs, net	88,583	762,950	1,473,873
Other assets	—	15,000	20,900

Total assets	$114,147	$4,918,376	$9,602,095

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current portion of convertible notes payable	$—	$180,000	$260,000
Accrued interest payable	56,574	305,562	583,767
Due to affiliates	560,628	208,945	574,961
Accounts payable	119,806	168,278	348,726
Accrued payroll and payroll taxes	49,318	4,154	1,421
Commissions payable	110,500	—	—
Other current liabilities	—	—	110,000

Total current liabilities	896,826	866,939	1,878,875
Convertible notes payable, net of current portion	1,085,000	8,081,000	13,832,200

Total liabilities	1,981,826	8,947,939	15,711,075

Commitments and contingencies
Stockholders’ deficit
Convertible preferred stock, $0.001 par value; 10,000,000 authorized; 52,850 shares issued and 51,350 outstanding	51	51	51
Common stock, $0.001 par value 200,000,000 shares authorized; 110,190,100 shares issued and outstanding	110,190	110,190	110,190
Additional paid-in capital	4,471,110	4,637,974	4,686,694
Deficit accumulated during the development stage	(6,449,030)	(8,777,778)	(10,905,915)

Total stockholders’ deficit	(1,867,679)	(4,029,563)	(6,108,980)

Total liabilities and stockholders’ deficit	$114,147	$4,918,376	$9,602,095

The accompanying notes are an integral part of these financial statements.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

and for the Period from March 11, 1998 (Inception) to June 30, 2004 (unaudited)

	For the Years Ended December 31,			For the Six Months Ended June 30,		For the Period from March 11, 1998 (Inception) to June 30, 2004
	2001	2002	2003	2003	2004
				(unaudited)	(unaudited)	(unaudited)
Operating expenses
Research and development	$1,086,783	$822,157	$750,138	$167,256	$735,014	$4,578,372
Selling, general and administrative	557,732	364,801	920,477	235,423	841,557	4,968,248

Total operating expenses	1,644,515	1,186,958	1,670,615	402,679	1,576,571	9,546,620

Operating loss	(1,644,515)	(1,186,958)	(1,670,615)	(402,679)	(1,576,571)	(9,546,620)

Other income (expenses)
Interest income	3,313	—	14,000	—	7,699	36,011
Interest expense	(17,152)	(141,502)	(672,133)	(145,690)	(559,265)	(1,390,052)
Other expenses	(6,600)	—	—	—	—	(5,254)

Net other expenses	(20,439)	(141,502)	(658,133)	(145,690)	(551,566)	(1,359,295)

Net loss	$(1,664,954)	$(1,328,460)	$(2,328,748)	$(548,369)	$(2,128,137)	$(10,905,915)

Loss per share
Basic loss per share	(0.02)	(0.01)	(0.02)	(0.01)	(0.02)
Diluted loss per share	(0.02)	(0.01)	(0.02)	(0.01)	(0.02)
Shares used to calculate loss per share
Basic	110,099,029	110,190,100	110,190,100	110,190,100	110,190,100

Diluted	110,099,029	110,190,100	110,190,100	110,190,100	110,190,100

The accompanying notes are an integral part of these financial statements.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the Period from March 11, 1998 (Inception) to June 30, 2004 (unaudited)

	Date	Price Per Equity Unit	Preferred Stock				Committed Stock	Additional Paid-In Capital	Accumulated Deficit	Total
			Convertible		Common Stock
			Shares	Amount	Shares	Amount
Balance, March 11, 1998 (date of inception)			—	$—	—	$—	$—	$—	$—	$—
Issuance of common stock to founders	(1)	$0.001			93,050,000	93,050	67	(92,186)		931
Issuance of common stock for cash	7/9/1998	0.10			300,000	300		29,700		30,000
Issuance of preferred stock for cash	(1)	9.85	52,850	53				520,347		520,400
Net loss									(567,864)	(567,864)

Balance, December 31, 1998 (unaudited)			52,850	53	93,350,000	93,350	67	457,861	(567,864)	(16,533)

Issuance of common stock to founders	(2)	$0.001			4,580,000	4,580	(46)	(4,488)		46
Issuance of common stock for cash	6/25/1999	0.30			66,800	67		19,933		20,000
Issuance of common stock for cash	6/25/1999	0.30			100,000	100		29,900		30,000
Issuance of common stock for cash	10/5/1999	0.30			340,000	340		101,660		102,000
Issuance of stock options for services								82,293		82,293
Net loss									(654,875)	(654,875)

Balance, December 31, 1999 (unaudited)			52,850	53	98,436,800	98,437	21	687,159	(1,222,739)	(437,069)

Issuance of common stock to founders	(3)	$0.001			2,120,000	2,120	(21)	(2,078)		21
Issuance of common stock for cash	12/21/2000	0.4117			8,750,000	8,750		3,593,250		3,602,000
Issuance of common stock for conversion of series A convertible preferred stock	(4)	0.10	(1,500)	(2)	150,000	150		(148)		0
Issuance of common stock for services	(5)				583,300	583		(583)		0
Issuance of stock options for services								73,660		73,660
Net loss									(2,232,877)	(2,232,877)

Balance, December 31, 2000 (unaudited)			51,350	51	110,040,100	110,040	—	4,351,260	(3,455,616)	1,005,735

Issuance of common stock for cash	8/10/2001	0.80			150,000	150	—	119,850		120,000
Net loss									(1,664,954)	(1,664,954)

Balance, December 31, 2001			51,350	51	110,190,100	110,190	—	4,471,110	(5,120,570)	(539,219)

Net loss									(1,328,460)	(1,328,460)

Balance, December 31, 2002			51,350	51	110,190,100	110,190	—	4,471,110	(6,449,030)	(1,867,679)

Issuance of stock options for services								47,120		47,120
Issuance of warrants for services								119,744		119,744
Net loss									(2,328,748)	(2,328,748)

Balance, December 31, 2003			51,350	51	110,190,100	110,190	—	4,637,974	(8,777,778)	(4,029,563)

Issuance of stock options for services								48,720		48,720
Net loss									(2,128,137)	(2,128,137)

Balance, June 30, 2004 (unaudited)			51,350	$51	110,190,100	$110,190	$—	$4,686,694	$(10,905,915)	$(6,108,980)

(1)	Multiple transactions valued at the per share price in the year ended December 31, 1998
(2)	Multiple transactions valued at the per share price in the year ended December 31, 1999
(3)	Multiple transactions valued at the per share price in the year ended December 31, 2000
(4)	Preferred stock converted to common stock
(5)	Offering costs

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOW

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

and for the Period from March 11, 1998 (Inception) to June 30, 2004 (unaudited)

	For the Years Ended December 31,			For the Six Months Ended June 30,		For the Period from March 11, 1998 (Inception) to June 30, 2004
	2001	2002	2003	2003	2004
				(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(1,664,954)	$(1,328,460)	$(2,328,745)	$(548,369)	$(2,128,135)	$(10,905,915)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	1,205	—	—	—	—	6,026
Amortization of deferred debt financing costs	1,167	20,750	392,633	26,500	269,207	683,757
Stock options issued for services rendered	—	—	47,120	—	48,720	251,793
Warrants issued for services rendered	—	—	119,744	119,744	—	119,744
(Increase) decrease in
Restricted cash	—	—	—	—	(110,000)	(110,000)
Prepaid expenses	—	(3,000)	(461,000)	3,000	(342,746)	(806,746)
Other assets	6,600	—	(15,000)	—	(5,900)	(20,900)
Increase (decrease) in
Accounts payable	171,628	(53,795)	48,469	79	180,446	349,724
Accrued payroll and payroll taxes	(9,924)	48,487	(45,164)	4,364	(2,733)	1,421
Accrued interest	1,970	54,604	248,988	96,852	278,205	583,767
Commissions payable	(122,000)	96,500	(110,500)	100,050	—	—
Other current liabilities	—	—	—	—	110,000	110,000

Net cash used in operating activities	(1,614,308)	(1,164,914)	(2,103,455)	(197,780)	(1,702,936)	(9,737,329)

Cash flows from investing activities
Purchase of short term investment	—	—	—	—	(75,000)	(75,000)
Proceeds from sale of short term investments	—	8,565	3,731	3,731	—	—
Purchase of property and equipment	—	—	—	—	(16,640)	(22,666)

Net cash provided by (used in) investing activities	—	8,565	3,731	3,731	(91,640)	(97,666)

Cash flows from financing activities
Proceeds from sale of common stock	120,000	—	—	—	—	3,904,000
Proceeds from sale of preferred stock	—	—	—	—	—	520,400
Proceeds from issuance of notes payables	140,000	945,000	7,176,000	677,000	5,831,200	14,092,200
Deferred debt financing cost	(14,000)	(96,500)	(1,067,000)	(100,050)	(980,130)	(2,157,630)
Cash paid for deferred offering costs	—	—	—	—	(125,864)	(125,864)
Due to net increase/(decrease) in affiliates	160,020	265,834	(351,683)	248,851	366,016	574,961
Subscription receivable	—	—	(2,042,099)	(647,000)	1,507,230	(534,869)

Net cash provided by financing activities	406,020	1,114,334	3,715,218	178,801	6,598,452	16,273,198

Net increase (decrease) in cash and cash equivalents	(1,208,288)	(42,015)	1,615,494	(15,248)	4,803,876	6,438,203
Cash and cash equivalents, beginning of year	1,269,136	60,848	18,833	18,833	1,634,327	—

Cash and cash equivalents, end of year	$60,848	$18,833	$1,634,327	$3,585	$6,438,203	$6,438,203

Supplemental disclosures of cash flow information
Interest paid	$83	$—	$—	$—	$—	$4,350

Income taxes paid	$800	$800	$800	$800	$800	$4,800

Supplemental disclosure of non-cash financing activities

During the years ended December 31, 2001, 2002, 2003 and for the six months ended June 30, 2004 (unaudited) and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited), the Company issued 0, 0, 0, 0 and 99,750,000 shares of post-split adjusted common stock to founders

During the years ended December 31, 2001, 2002, 2003 and for the six months ended June 30, 2004 (unaudited) and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited), the Company issued 0, 0, 0, 0 and 583,300 shares of post-split adjusted common stock for services

During the years ended December 31, 2001, 2002, 2003 and for the six months ended June 30, 2004 (unaudited) and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited), the Company issued 0, 0, 0, 0 and 1,500 shares of preferred stock was converted into 150,000 shares of post-split adjusted common stock

The accompanying notes are an integral part of these financial statements.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

NOTE 1—DESCRIPTION OF BUSINESS

Cardiovascular BioTherapeutics, Inc. (formerly Cardiovascular Genetic Engineering, Inc.) (“Cardio”) or (the “Company”) is a development stage biopharmaceutical company, which is focused on developing and marketing a protein drug to be used in the treatment of coronary artery disease. Cardio was incorporated in Delaware on March 11, 1998 (“Inception”) as Cardiovascular Genetic Engineering, Inc. and in February 2004, changed its name to Cardiovascular BioTherapeutics, Inc. Since then, it has been engaged in research and development activities associated with bringing its products to the market.

NOTE 2—TRANSACTIONS AND CONTRACTUAL RELATIONSHIPS WITH AFFILIATED ENTITIES

Cardio is a member of an affiliated group, through common management, which includes Phage Biotechnology Corporation (“Phage”), Cardio Phage International (“CPI”), Sribna Culya Biopharmaceuticals Inc. (“Sribna”), Proteomics Biopharmaceuticals Technologies Inc. (“Proteomics”), Zhittya Stem Cell Medical Research Company Inc. (“Zhittya”), Qure Biopharmaceuticals, Inc. (“Qure”), known collectively as the (“affiliates”). The common management of Cardio and Phage spend an estimated 40% of their time with each Company and the remaining balance to other interests.

Daniel C. Montano, John W. Jacobs and Mickael A. Flaa are, respectively, Chairman of the Board/Chief Executive Officer, Chief Operating Officer/Chief Scientific Officer, and Chief Financial Officer of both Cardio and Phage. Upon completion of the public offering, Mr. Flaa and Mr. Jacobs will join Cardio’s board of directors. In addition, Alexander G. Montano, one of the Company’s current board members and the son of Daniel C. Montano, is also a board member of Phage. Daniel C. Montano is a principal stockholder in Cardio, Phage, Proteomics, Zhittya, and Qure.

The following are the business activities performed by each affiliate:

•	Phage is a developer of recombinant protein pharmaceuticals; certain of the company’s officers and directors control 41.2% and we control 4.56% of the common stock of Phage.

•	CPI is a distributor for the future products for both Cardio and Phage in locations throughout the world other than North America, Europe, Japan, and, with respect to Cardio only, the Republic of Korea, China, and Taiwan. Cardio and Phage each own 45% of CPI and each is able to appoint 45% of CPI’s directors;

•	Sribna was developing a treatment for cancer utilizing cancer cell apotise;

•	Proteomics was developing a non-injection method for medical protein;

•	Zhittya was researching adult stem cells; and

•	Qure was developing commercial medical applications

During the period from 1999 through 2001, the Company entered into transactions with these entities affiliated with the Company’s CEO (Proteomics, Zhittya, Qure and Sribna). These companies paid expenses on behalf of the Company aggregating $187,600. That amount was repaid without interest. These entities are all currently inactive. Additionally, Qure owns 630,000 shares of common stock of the Company.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

License Agreement

Cardio has a Joint Patent Ownership and License Agreement with Phage. Under that agreement, Cardio and Phage, respectively, own an undivided one half interest in the U.S. and foreign patent rights necessary to develop and commercialize Cardio Vascu-Grow™; and Phage agrees to provide certain technical development services to Cardio and to manufacture Cardio Vascu-Grow™ for Cardio’s clinical trials at cost. Any product Phage manufactures for Cardio commercialization purposes is paid for on a percentage of sales basis as defined in the agreement. As a part of this agreement, Cardio is obligated, at their option, to either (i) pay to Phage ten percent of our net sales for Cardio Vascu-Grow™ manufactured for Cardio by Phage or (ii) pay to Phage a six percent royalty based on Cardio’s net sales price of Cardio Vascu-Grow™ which Phage does not manufacture for Cardio. This agreement expires on the last to expire of the patent rights covered including extensions.

Currently it is the Company’s intention to contract with Phage for manufacturing of Cardio Vascu-Grow™ for the ongoing FDA trials and for further commercial production. However, Cardio has the right to and may choose to use a third party for manufacturing. As of June 30, 2004 (unaudited), Cardio had cash of $6,438,203 indicating that the Company has sufficient funds to be a viable entity on an on ongoing basis should it choose to use a third party manufacturer.

Phage will manufacture the drug for Cardio in the United States clinical trials, and may manufacture it for subsequent commercial production of the drug. Phage has three drugs which have been approved by the FDA to be administered to humans, in clinical trials indicating Phage is capable of manufacturing drug products to acceptable standards. As of June 30, 2004 (unaudited), Phage had approximately $2,500,000 in cash and management believes it to be adequately capitalized to meet its foreseeable needs for additional drug development.

Shared Expenses

As of December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003 (unaudited) and 2004 (unaudited), Cardio and Phage shared certain operating expenses whereby Phage paid certain of Cardio’s operating expenses and Cardio reimbursed Phage. The allocation of cost incurred by Cardio were based upon management’s estimate of costs applicable to the individual Company’s based on appropriate cost drivers. These transactions were billed between the companies at their cost basis in accordance with policies approved by each board of directors. Cardio’s share of expenses paid to Phage for the years ended December 2001, 2002 and 2003 and for the six months ended June 30, 2003 (unaudited) and 2004 (unaudited) and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited) were $149,395, $135,892, $64,954, $23,722 (unaudited), $35,141 (unaudited) and $605,330 (unaudited), respectively.

Furthermore, Cardio paid Phage for technical development services and for manufacture of Cardio Vascu-Grow™ for clinical trials, which Phage provided to Cardio at cost. For the years ended December 2001, 2002 and 2003 and for the six months ended June 30, 2003 (unaudited) and 2004 (unaudited) and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited) payments to Phage relating to such services were $135,892 $94,286, $113,245, $54,210 (unaudited) $23,041 (unaudited), $826,058 (unaudited), respectively.

Distribution Agreement

Cardio and Phage have entered into a distribution agreement with Cardio Phage International Inc., a Bahamian company (“CPI”), to handle future distribution of Cardio Vascu-Grow™ and any other products

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

licensed to CPI when available for commercial distribution. CPI’s territory is limited to areas other than the United States, Canada, Europe (as defined as the Ural Mountains west including Iceland, excluding Turkey and Cyprus), Japan and with respect to Cardio only the Republic of Korea, the Republic of China and Taiwan. Phage and Cardio each own 45% of the CPI outstanding stock and the companies have the right to each appoint 45% of the CPI board. Cardio has made no payments to CPI and does not anticipate making any payments in the near future.

Royalty Agreement

Cardio has entered into an agreement with Dr. Stegmann, one of the Company’s directors and Chief Clinical Officer, whereby Cardio will pay Dr. Stegmann a royalty of one percent of the Company’s net revenue (as defined) from commercial sales of Cardio Vascu-Grow™ in exchange for rights granted to Cardio to utilize the results of Dr. Stegmann’s German clinical trials. This agreement terminates on December 31, 2013. Cardio has made no payments to Dr. Stegmann under this agreement.

Asia Distribution Agreement

On December 15, 2000, the Company entered into an agreement with Korea Biotechnology Development Co., Ltd. (“KBDC”) to commercialize Cardio’s future products. Cardio transferred to KBDC the rights to manufacture and sell its products for 99-years in all of Korea, China, and Taiwan. In exchange, KBDC arranged the purchase of 8,750,000 shares of Cardio’s common stock for $3,602,000. KBDC agreed to fund all of the regulatory approval process in Korea for any products of Cardio. In addition, KBDC agreed to pay a royalty of 10% of net revenues to Cardio. The royalties will be paid for the life of the agreement.

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Enterprise

The Company is a development stage company as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” The Company is devoting substantially all of its present efforts to its formation, fundraising, and product development and approval. Its planned principal operations of selling its pharmaceutical products have not yet commenced. For the period from March 11, 1998 (inception) through June 30, 2004 (unaudited), the Company has accumulated a deficit of $10,905,915. There can be no assurance that the Company will have sufficient funds available to complete its research and development programs or be able to commercially manufacture or market any products in the future; that future revenue will be significant, or that any sales will be profitable. The Company expects operating losses to increase for at least the next several years due principally to the anticipated expenses associated with the proposed product development, clinical trials and various research and development activities.

Stock Split

In February 2004, the Board of Directors approved, with the approval of the shareholders, a 100-to-1 common stock split. The accompanying financial statements and notes to the financial statements have been retrospectively restated to reflect this split.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates relate to compensation expense for options, warrants, and common stock issued for services.

Cash and Cash Equivalents

For purposes of the statements of cash flow, the Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents.

Short Term Investments

Short-term investments generally mature between three months to a year from the purchase date. Short term investments consist of Certificates of Deposits. As of December 31, 2002 and 2003, and June 30, 2004 (unaudited), the short term investments were $3,731, $0, and $75,000 (unaudited).

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful life of the related asset, which management believes is 3 to 5 years. Expenditures for maintenance and repairs are charged to expense as incurred whereas major betterments and renewals are capitalized.

Subscriptions Receivable on Convertible Notes Payable

Subscriptions receivable at December 31, 2002 and 2003 and June 30, 2004 (unaudited) consisted of amounts due from a related party from the sale of the Company’s convertible notes payable with a face value, net of commissions, of $0, $2,042,099 and $534,869 (unaudited), respectively. The cash had been collected by the related party but had not yet been submitted to the Company. Subsequent to the balance sheet dates, all such amounts were received by the Company.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company’s financial instruments, including cash, accounts payable and accrued expenses, and accrued compensation, the carrying amounts approximate fair value due to their short maturities.

Research and Development Costs

The Company accounts for research and development costs in accordance with SFAS No. 2, “Accounting for Research and Development Costs”. Research and development costs are charged to operations as incurred.

Nonmonetary Transactions

Common stock issued for goods or services is recorded at estimated market value of the common stock issued or the services performed, whichever is more readily determinable.

Deferred Debt Financing Costs

Costs incurred in connection with the issuance of convertible notes payable are capitalized as deferred debt financing costs. These costs primarily include commissions paid to the placement agent are amortized over the term of the convertible notes payable.

Concentrations of Credit Risk

The Company places its cash/cash equivalent with high quality financial institutions, and at times it may exceed the Federal Deposit Insurance Corporation $100,000 insurance limit. As of December 31, 2002 and 2003 and June 30, 2004 (unaudited), uninsured portions of cash amounted to $0, $1,534,327 and $6,237,803 (unaudited), respectively.

Loss per Share

The Company calculates loss per share in accordance with SFAS No. 128, “Earnings per Share.” Basic loss per share is computed by dividing the loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Because the Company has incurred net losses, basic and diluted loss per share are the same.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

The following potential common shares have been excluded from the computation of diluted net loss per share for the years ended December 31, 2001, 2002 and 2003, and the six months ended June 30, 2003 (unaudited) and 2004 (unaudited) since their effect would have been anti-dilutive:

	December
	2001	2002	2003	June 30, 2003	June 30, 2004
				(unaudited)	(unaudited)
Convertible preferred stock	5,135,000	5,135,000	5,135,000	5,135,000	5,135,000
Stock options	2,600,000	2,600,000	2,690,000	2,600,000	2,735,000
Warrants	1,033,330	1,033,330	1,233,000	1,233,000	1,233,000
Convertible notes payable	70,000	542,500	4,130,500	881,000	5,592,550

Deferred Offering Costs

Costs incurred in connection with an anticipated equity offering under a letter of intent are capitalized and will be recorded as a reduction to additional paid-in capital upon the completion of the funding. As of December 31, 2002 and 2003, and June 30, 2004 (unaudited), the Company capitalized deferred offering costs in the amount of $0, $0, and $125,864 (unaudited). These amounts are included in deferred offering costs on the balance sheet. If the offering related to the cost is terminated, all amounts will be charged to operations in the period of the termination.

Convertible Notes Payable with Non-Detachable Conversion Feature

The Company accounts for convertible notes payable with a non-detachable conversion feature, at the commitment date, in accordance with EITF Issue No. 98-5, “Accounting for securities with Beneficial Conversion Feature or Contingently Adjustable Conversion Ratio” and EITF Issue No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”. As of December 31, 2002 and 2003 and June 30, 2004 (unaudited), no convertible notes issued were issued with beneficial conversion feature (see Note 7).

Stock-Based Compensation

The Company accounts for stock option grants to employees using the fair value method prescribed in Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation” and FIN 44, “Accounting for Certain Transactions Involving Stock Compensation (see Note 8). In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. It also amends the disclosure requirements of SFAS No. 123. Since the Company has historically followed the fair value method prescribed by SFAS No. 123, the adoption of SFAS No. 148 has had no impact to the Company’s financial position or results of operations. However, the Company’s financial statement disclosures have been designed to conform to the new disclosure requirements prescribed by SFAS No. 148.

The Company accounts for stock option and warrant grants issued to non-employees using the guidance of SFAS No. 123 and EITF No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” whereby the fair value of such option and warrant grants is determined using the Black-Scholes option-pricing model at the earlier of the date at which the non-employee’s performance is completed or a performance commitment is reached (see Note 8).

Recently Issued Accounting Pronouncement

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 updates, clarifies, and simplifies existing accounting pronouncements. This statement rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Accounting Principles Board No. 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4 and is no longer necessary as SFAS No. 4 has been rescinded. SFAS No. 44 has been rescinded as it is no longer necessary.

SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-lease transactions. This statement also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. Management does not expect adoption of SFAS No. 145 to have a material impact, if any, on the Company’s financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue 94-3, a liability for an exit cost, as defined, was recognized at the date of an entity’s commitment to an exit plan. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002 with earlier application encouraged. Management does not expect adoption of SFAS No. 146 to have a material impact, if any, on the Company’s financial position or results of operations.

In October 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions.” SFAS No. 147 removes the requirements in SFAS No. 72 and Interpretations 9 thereto, to recognize and amortize any excess of the fair value of liabilities assumed over the fair value of the tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. This statement requires that those transactions be accounted for in accordance with SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” In addition, this statement amend SFAS No. 144, “Accounting for the impairment or Disposal of Long-Lived Assets,” to include certain financial institution-related intangible assets. This statement is not applicable to the Company.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” an amendment of SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. This statement is effective for financial statements for fiscal years ending after December 15, 2002. The Company has adopted SFAS 148 (see Note 8).

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting and reporting for derivative instruments and hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is effective for derivative instruments and hedging activities entered into or modified after June 30, 2003, except for certain forward purchase and sale securities. For these forward purchase and sale securities, SFAS No. 149 is effective for both new and existing securities after June 30, 2003. Management does not expect adoption of SFAS No. 149 to have a material impact on the Company’s statements of earnings, financial position, or cash flows.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 will be effective for financial instruments entered into or modified after May 31, 2003 and otherwise will be effective at the beginning of the first interim period beginning after June 15, 2003. Management does not expect adoption of SFAS No. 150 to have a material impact on the Company’s statements of earnings, financial position, or cash flows.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” In the course of business, the Company has a contractual guarantee in the form of an operating lease. However, this guarantee is limited and does not represent significant commitments or contingent liabilities of the indebtedness of others. This pronouncement is effective for financial statements issued after December 15, 2002 and is not expected to have a material impact on the Company’s financial statements.

In December 2003, the Financial Accounting Standards Board (the “FASB”) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” This pronouncement requires the consolidation of variable interest entities, as defined, and is effective immediately for variable interest entities created after January 31, 2003, and for variable interest entities in which an enterprise obtains an interest after that date. The Company does not have any variable interest entities, and therefore, this interpretation is not expected to have a material impact on the Company’s financial statements.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

NOTE 4—PREPAID ASSETS

Prepaid assets at December 31, 2002 and 2003, and June 30, 2004 (unaudited) consisted of the following:

	December 31,		June 30, 2004
	2002	2003
			(unaudited)
Prepaid clinical trial expenses (a)	$3,000	$414,000	$442,000
Prepaid legal fees	—	50,000	62,500
Prepaid audit fees	—	—	16,000
Prepaid marketing fees (b)	—	—	236,246
Prepaid underwriter fees	—	—	50,000

Total	$3,000	$464,000	$806,746

(a)	Prepaid clinical trial expense is related to advance payments the Company made for its Phase I/II trial of Cardio Vascu-Grow™. The Company will expense this amount as the Phase I/II trial progresses.

(b)	Prepaid marketing fees are related to payments the Company made in advance for television commercial and magazine advertisements related to patient recruiting for its Phase I/II clinical trials. The Company will expense this amount as the advertisement are run.

NOTE 5—PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31,		June 30, 2004
	2002	2003
			(unaudited)
Furniture, fixtures, and equipment	$6,026	$6,026	$22,666
Less accumulated depreciation	6,026	6,026	6,026

Total	$—	$—	$16,640

Depreciation expense for the years ended December 31, 2001, 2002, 2003, and for the six months ended June 30, 2003 (unaudited) and 2004 (unaudited), and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited) were $1,205, $0, $0, $0 (unaudited), $0 (unaudited), and $6,026 (unaudited), respectively.

NOTE 6—DUE TO AFFILIATES

Due to affiliates at December 31, 2002 and 2003, and June 30, 2004 (unaudited) consisted of the following:

	December 31,		June 30, 2004
	2002	2003
			(unaudited)
Unsecured amounts payable to an affiliated party, interest payable at 7% per annum, and due on demand	$560,628	$208,945	$574,961

Interest expense related to due to affiliates for the years ended December 31, 2001, 2002, 2003, and for the six months ended June 30, 2003 (unaudited) and 2004 (unaudited), and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited) were $13,907, $28,868, $30,512, $22,339 (unaudited), $11,853 (unaudited), and $85,140 (unaudited), respectively.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

NOTE 7—CONVERTIBLE NOTES PAYABLE

The Company issued convertible debt, as summarized below, payable to various individuals. As of December 31, 2002 and 2003 and June 30, 2004 (unaudited), the Company issued Series I and Series II convertible promissory notes.

Series I Convertible Promissory Notes

The Series I Convertible Promissory Notes are payable in one installment on the earlier of (i) thirty-six months from the date of issuance or (ii) 30-days after the successful completion of the Company’s initial public offering. The notes are convertible at the option of the holder into the Company’s common stock. Interest at 7% per annum, compounded annually, will be payable within 30-days of when the notes payable are due or converted into shares of the Company’s common stock. The conversion price for each share will equal $2 per share, provided however, if the purchase price of shares at the completion of the initial public offering is less than $4 per share, the conversion price will be adjusted to equal 50% of the initial public offering price.

Series II Convertible Promissory Notes

The Series II Convertible Promissory Notes are payable in one installment on the earlier of (i) thirty-six months from the date of issuance or (ii) 30-days after the successful completion of the Company’s initial public offering. The notes are convertible at the option of the holder into the Company’s common stock. Interest at 7% per annum, compounded annually, will be payable within 30-days of when the notes payable are due or converted into shares of the Company’s common stock. The conversion price for each share will equal $4 per share, provided however, if the purchase price of shares at the completion of the initial public offering is less than $8 per share, the conversion price will be adjusted to equal 50% of the initial public offering price.

Since both series of the convertible promissory notes have a reset provision upon the completion of the initial public offering, the Company will retest the convertible notes payable for the beneficial conversion feature. Where the Company has issued convertible notes payable with beneficial conversion feature, the difference between the conversion price and the fair value of the common stock, at the effective initial public offering date, will be recorded as a debt discount and will be amortized to interest expense over the redemption period of the convertible notes payable in accordance with EITF Issue No. 98-5, “Accounting for securities with Beneficial Conversion Feature or Contingently Adjustable Conversion Ratio” and EITF Issue No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”.

For the years ended December 31, 2001, 2002, 2003, and for the six months ended June 30, 2003 (unaudited) and 2004 (unaudited), and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited), the interest expense on the Series I and II convertible notes were $1,970, $54,604, $248,988, $96,852 (unaudited), $278,205 (unaudited) and $583,767 (unaudited), respectively.

There were no conversions to common stock during the years ended December 31, 2001, 2002, 2003, and June 30, 2004 (unaudited).

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

Outstanding balances of convertible notes payable were as follows:

	December 31,		June 30, 2004
	2002	2003
			(unaudited)
Series I	$1,085,000	$8,261,000	$8,278,000
Series II	—	—	5,814,200

Total convertible notes payable	1,085,000	8,261,000	14,092,200
Less current portion	—	180,000	260,000

Convertible notes payable, net of current portion	$1,085,000	$8,081,000	$13,832,200

In connection with these convertible notes payable, the Company incurred total financing costs of $96,500, $1,067,400, and $980,130 (unaudited) as of December 31, 2002 and 2003, and June 30, 2004, respectively. These costs have been capitalized and are being amortized over the term of the convertible note payable. During the year ended December 31, 2001, 2002, 2003, and for the six months ended June 30, 2003 (unaudited) and 2004 (unaudited), and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited), total financing costs of $1,167, $20,750, $392,633, $26,500 (unaudited), $269,207 (unaudited), and $683,757 (unaudited), respectively, were expensed.

Series IIa Convertible Promissory Notes

Subsequent to June 30, 2004 (unaudited), the Company issued $800,000 (unaudited) of Series IIa Convertible Promissory Notes. The convertible promissory notes are payable in one installment on the earlier of (i) thirty-six months from the date of issuance or (ii) 30-days after the successful completion of the Company’s initial public offering. The notes are convertible at the option of the holder into the Company’s common stock. Interest at 7% per annum, compounded annually, will be payable within 30-days of when the convertible notes payable are due or converted into shares of the Company’s common stock. The conversion price for each share will equal $4 per share, provided however, if the purchase price of shares at the completion of the initial public offering is less than $8 per share, the conversion price will be adjusted to equal 50% of the initial public offering price.

NOTE 8—STOCKHOLDERS’ DEFICIT

Preferred Stock

On May 1, 1998, the Company sold 52,850 shares of the Company’s Non-Voting Convertible Preferred Stock, $0.001 par value (the “Preferred Stock”). Each share is convertible into 100 shares of the Company’s common stock, prior to the Company completing an Initial Public Offering. Once the Company completes an Initial Public Offering, the conversion price of the Preferred Stock shall be the lower of $0.10 per share or 50% of the initial offering price. The preferred stockholders shall not be entitled to dividends and shall have no voting rights. The aggregate of 52,850 preferred shares were sold at approximately $10 per share and the Company realized $520,400 in gross proceeds. Offering costs were paid to various consultants for their assistance in helping the Company issues these shares. For their assistance in completing these transactions the Company paid $52,040 to the consultants.

On June 5, 2000, a holder of 1,500 shares of preferred stock converted their preferred stock to 150,000 shares of common stock.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

Common Stock

In February 2004, the Board of Directors approved, with the approval of the shareholders, a 100-to-1 common stock split. The accompanying financial statements and notes to the financial statements have been retrospectively restated to reflect this split.

During 1998, the Company issued 93,050,000 shares and committed to issue an additional 6,700,000 shares of its common stock at $0.001 per share to its founders. During 1999, the Company issued 4,580,000 shares of its committed common stock at $0.001 per share to its founders. During 2000, the Company issued 2,120,000 shares of its committed common stock at $0.001 per share to its founders.

On July 9, 1998, the Company sold 300,000 shares of common stock for $0.10 per share for gross proceeds of $30,000.

On June 25, 1999, the Company sold 166,800 shares of common stock for $0.30 per share for gross proceeds of approximately $50,000.

On August 5, 1999, the Company sold 340,000 shares of common stock for $0.30 per share for gross proceeds of approximately $102,000.

On December 21, 2000, the Company sold 8,750,000 shares of common stock for $0.42 per share for gross proceeds of approximately $3,602,000.

On August 10, 2001, the Company sold 150,000 shares of common stock for $0.80 per share for gross proceeds of $120,000.

On December 21, 2000, the Company issued 583,300 shares of common stock for services related to sale of its common stock. The Company recorded $240,133 as a reduction of the net proceeds received in the private placement representing the market value of the services at the date of the issuance.

On June 5, 2000, a holder of 1,500 shares of preferred stock converted their preferred stock to 150,000 shares of common stock. The conversion were in accordance with the terms of the preferred stock.

Stock Option Transactions

The Company has the ability to issue stock options to both employees and non-employees under no formal stock option plans. It is management’s intent to grant all options at exercise prices not less than 85% of the fair value of the Company’s common stock, as determined by the Board of Directors, on the date of grant. Options typically expire ten years from the date of grant and generally vest immediately. During the period from March 11, 1998 (inception) through December 31, 2003, the Company has only granted options to non-employee consultants of the Company. During the six months ended June 30, 2004 (unaudited), the Company granted options to both employees and non-employee consultants.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

Stock option activity for the years ended December 31, 2001, 2002 and 2003, and the six months ended June 30, 2004 (unaudited) is as follows:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Fair Value
Outstanding, December 31, 2000	2,600,000	$0.34	$—
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—

Outstanding at December 31, 2001	2,600,000	$0.34	$—
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—

Outstanding at December 31, 2002	2,600,000	$0.34	$—
Granted	90,000	2.00	0.52
Exercised	—	—	—
Forfeited	—	—	—

Outstanding at December 31, 2003	2,690,000	$—	$0.39
Granted	45,000	6.22	1.09
Exercised	—	—	—
Forfeited	—	—	—

Outstanding at June 30, 2004	2,735,000	$0.49	$—

Options exercisable at December 31, 2001	2,600,000	$0.34

Options exercisable at December 31, 2002	2,600,000	$0.34

Options exercisable at December 31, 2003	2,690,000	$0.39

Options exercisable at June 30, 2004	2,735,000	$0.49

The following table summarizes information about stock options outstanding at December 31, 2003:

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$0.30	2,100,000	5.8	$0.30	2,100,000	$0.30
0.50	500,000	6.5	0.50	500,000	0.50
2.00	90,000	9.7	2.00	90,000	2.00

	2,690,000			2,690,000

During the years ended December 31, 2001, 2002 and 2003 no options were granted to employees. However, during the six months ended June 30, 2004 (unaudited), the Company issued 20,000 options to employees. The Company estimated the fair value of the options granted to be $27,336 using the Black-Scholes option-pricing model. All options were issued for past services and therefore expensed on the date of grant. The

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

Black-Scholes option pricing model assumptions were as follows: Expected life of .25 years, risk free rate of interest of 1.03 to 1.17 percent, volatility of 76 percent and an expected dividend yield of zero.

During the years ended December 31, 2001, 2002 and 2003 the Company granted 90,000 options to non-employees. The Company estimated the fair value of the options granted to be $47,120 using the Black-Scholes option-pricing model. All options were issued for past services and therefore expensed on the date of grant. The Black-Scholes option pricing model assumptions were as follows: Expected life of .75 years, risk free rate of interest of 1.39 percent, volatility of 76 percent and an expected dividend yield of zero.

During the six months ended June 30, 2004 (unaudited), the Company granted 25,000 options to non-employees. The Company estimated the fair value of the options granted to be $21,385 using the Black-Scholes option-pricing model. All options were issued for past services and therefore expensed on the date of grant. The Black-Scholes option pricing model assumptions were as follows: Expected life of .50 years, risk free rate of interest of 1.02 percent, volatility of 76 percent and an expected dividend yield of zero

Except as noted above, no other compensation expense has been recognized in connection with grants of employee and non-employee stock options.

Warrants

In December 2000, the Company issued a warrant to purchase 933,330 shares of common stock at an exercise price of $0.40 per share to an individual in connection with assisting in closing a private placement. The fair value of the warrant was determined using the Black-Scholes pricing model and the value of $115,475 was recorded as a reduction of the net proceeds received in the private placement. The warrant fully vested in December 2001 and expires in December 2005.

In January 2001, the Company issued a warrant to purchase 100,000 shares of common stock at an exercise price of $0.80 per share to an individual in connection with consulting services rendered. The warrant was deemed to have no value as determined using the Black-Scholes pricing model. The warrant was fully vested on the date of grant and expires in January 2006.

In June 2003, the Company issued a warrant to purchase 200,000 shares of common stock at an exercise price of $2.00 per share to an individual in connection with consulting services rendered. The fair value of the warrant was determined using the Black-Scholes pricing model and the value of $119,744 was recorded as a compensation expense in the accompanying financial statements. The warrant fully vested on the date of grant and expires in June 2013.

In accordance with EITF No. 96-18 and SFAS No. 123, compensation expense related to the warrant grants is recognized over the related service periods. Where service periods were not defined, the vesting period was used as a method to approximate the service period.

NOTE 9—RELATED PARTY TRANSACTIONS

During the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003 (unaudited) and 2004 (unaudited) and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited),

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

Cardio paid Daniel C. Montano, Chairman of the Board, President and Chief Executive Officer, consulting fees in the amount of 0, $0, $0, $0 (unaudited), $0 (unaudited) and $200,000 (unaudited), respectively.

During the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003 (unaudited) and 2004 (unaudited) and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited), Cardio paid Daniel C. Montano, Chairman of the Board, President and Chief Executive Officer, for employment services in the amount of $180,000, $197,302, $210,000, $105,000 (unaudited), $136,154 (unaudited) and $754,610 (unaudited), respectively.

During the years ended December 31, 2001, 2002 and 2003, the six months ended June 30, 2003 (unaudited) and 2004 (unaudited) and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited), Cardio paid Vizier Management Company, Inc. controlled by Daniel C. Montano, Chairman of the Board, President and Chief Executive Officer, consulting fees in the amount of $116,000 $0, $0, $0 (unaudited), $0 (unaudited) and $116,000 (unaudited), respectively.

Cardio paid commissions to GHL Financial Services LTD (“GHL”), in which a director designate is a principal and owns 7.9% of the Company, for the overseas sale of the Company’s convertible notes payable and Preferred Stock. During the years ended December 31, 2001, 2002, 2003 and the six months ended June 30, 2003 (unaudited) and 2004 (unaudited) and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited), Cardio paid GHL $14,000, $96,500, $1,067,000, $100,050 (Unaudited), $980,130 (unaudited) and $2,169,755 (unaudited), respectively.

Cardio paid consulting fees to Dr. Thomas Stegmann M.D., the Company’s co-founder, to assist in the development process of its products. During the years ended December 31, 2001, 2002, 2003 and the six months ended June 30, 2003 (unaudited) and 2004 (unaudited) and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited), Cardio paid Dr. Stegmann $0, $0, $60,000, $0 (unaudited), $135,000 (unaudited) and $279,118 (unaudited), respectively.

Cardio paid C.K. Capital International and C&K Capital Corporation, controlled by Alexander G. Montano, son of Dan C. Montano, for consulting services. During the years ended December 31, 2001, 2002, 2003 and the six months ended June 30, 2003 (unaudited) and 2004 (unaudited) and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited), consulting fees incurred by Cardio were $71,885, $3,000, $0, $0 (unaudited), $0 (unaudited) and $525,240 (unaudited), respectively.

During the year ended December 31, 2001, 2002 and 2003, the six months ended June 30, 2003 (unaudited) and 2004 (unaudited), and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited), Cardio paid Dr. Wolfgang Priemer, the Company’s co-founder, to assist in the development process of its products. Cardio paid Dr. Priemer $0, $0, $0, $0 (unaudited), $25,000 (unaudited), and $146,055 (unaudited), respectively.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

NOTE 10—INCOME TAXES

Significant components of the provision for income taxes for the years ended December 31, 2001, 2002 and 2003 were as follows:

	December 31,
	2001	2002	2003
Current
Federal	$—	$—	$—

State	800	800	800

Deferred
Federal	$—	$—	$—

State	—	—	—

Provision for income taxes	$800	$800	$800

A reconciliation of the expected income tax (benefit) computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows for the years ended December 31, 2001, 2002 and 2003:

	December 31,
	2001	2002	2003
Income tax computed at federal statutory tax rate	34%	34%	34%
State taxes, net of federal benefit	5.74	5.78	5.32
Change in valuation allowance	(39.47)	(39.78)	(39.33)
Other	(0.33)	(0.07)	(0.02)

Total	(0.06)%	(0.07)%	(0.03)%

Significant components of the Company’s deferred tax assets (liability) at December 31, 2002 and 2003 consisted of the following:

	December 31,
	2002	2003
Deferred tax assets
Net operating loss carry-forwards	$1,845,740	$2,914,845
Accrual to Cash	157,045	(5,969)
Accrued Salaries	118,154	189,639
Other	486	7,126
Valuation allowance	(2,121,425)	(3,105,641)

Deferred tax liability	—	—

Net deferred tax assets	$—	$—

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

As of December 31, 2001, 2002 and 2003, the Company had a net operating loss carry forwards for the federal and state income tax purposes of $3,155,245, $4,156,079 and $8,504,066, respectively, which starts expiring in 2003 through 2018. The utilization of net operating loss carry forwards may be limited due to the ownership change under the provisions of Internal Revenue Code Section 382 and similar state provisions.

The net operating loss carry-forwards are the only significant deferred income tax assets of the Company. They have been offset by a valuation allowance since management does not believe the recoverability of this deferred tax assets during the next fiscal year is more likely than not. Accordingly, a deferred income tax benefit for the years ended December 31, 2001, 2002 and 2003, and the six months ended June 30, 2003 (unaudited) and 2004 (unaudited) has not been recognized in these financial statements.

NOTE 11—COMMITMENTS AND CONTINGENCIES

Letter of Intent with Underwriters

On February 26, 2004, the Company signed a letter of intent with underwriters to sell on a firm commitment basis 2,000,000 shares of the Company’s common stock in an initial public offering (the “IPO”). The anticipated IPO price is $10.00 per share; however, the actual offering price will be determined on the effective date of such offering. In connection with such offering the Company will grant the underwriter a warrant to purchase 10% of the shares sold in the offering exercisable at 120% of the offering price.

The warrants will be exercisable during a four year and six month period commencing six months after the effective date of the registration statement and will include anti-dilution provisions.

The Company has also granted the underwriters the right to purchase 15% of the number of shares of common stock offered to the public at the public offering price less the underwriting discount of 9% to cover over-allotment shares for a period of 45 days following the IPO.

The final terms of agreement with the underwriters are currently being negotiated and will be completed prior to the offering going effective.

In the event that the Company terminates the IPO, the Company will pay the underwriter all of the underwriter’s reasonable and accountable expenses through the date of termination.

Leases

On April 27, 2004, the Company entered into a non-cancelable operating lease agreement for office space which requires monthly payments of $5,882 and expires in October 2005. The Company has two one-year options to renew the lease. On May 1, 2004, the Company gave a deposit of $5,900. Building operating expenses are reconciled annually and any increase over the base year is billed prorata to the Company.

Employment Agreements

In April 2000, the Company entered into an employment agreement with its Chief Scientific Officer, effective May 1, 2000. Under the terms of the employment agreement, the Company paid a monthly salary of $3,000. Also, Cardio provided a vehicle allowance equal to $500 per month. The agreement was for three years and expired on April 15, 2003.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

Consulting Agreements

The Company entered into numerous consulting agreements whereby the consultants assisted the Company in the development process, regulatory affairs and financial management. Consulting fees related to the various agreements were $80,000, $80,000, $159,124, $65,000 (unaudited), $104,000 (unaudited), and $616,304 (unaudited), for the years ended December 31, 2001, 2002, 2003, and for the six months ended June 30, 2003 (unaudited) and 2004 (unaudited), and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited), respectively.

In addition to the consulting fees, the Company issued 600,000 non-employee stock options, with an exercise price range of $0.30–$0.50 per share. The options vested upon the completion of the consulting agreement and have a contract life of 10 years. Also, the Company issued 200,000 warrants with an exercise price of $2 per share. The warrants are exercisable immediately and have a contract life of 10 years.

Service Agreements

On October 24, 2001, the Company entered into a service agreement with a Clinical Cardiovascular Research, L.L.C., (“C2R”). C2R is dedicated to the clinical development of investigational drugs and devices for cardiovascular indications. C2R assists Cardio with the FDA approval process for its drug. Service fees for the years ended December 31, 2001, 2002, 2003, and for the six months ended June 30, 2003 (unaudited) and 2004 (unaudited), and the period from March 11, 1998 (inception) to June 30, 2004 were $0, $249,573, $590,612, $0 (unaudited), $451,509 (unaudited), and $1,291,694 (unaudited), respectively. As of June 30, 2004 (unaudited), the agreement is still on going.

On December 14, 2000, the Company entered into a service agreement whereby Cardio will receive assistance in the drug development process. Service fees for the years ended December 31, 2001, 2002, 2003, and for the six months ended June 30, 2003 (unaudited) and 2004 (unaudited), and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited) were $197,550, $43,900, $0, $0 (unaudited), $0 (unaudited), and $241,450 (unaudited), respectively. As of June 30, 2004 (unaudited), the agreement is still ongoing.

On October 20, 2000, the Company entered into a service agreement whereby the service provider intends to assist Cardio to develop the production method for the production of the Company’s products. Service fees for the years ended December 31, 2001, 2002, 2003, and for the six months ended June 30, 2003 (unaudited) and 2004 (unaudited), and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited) was $0, $260,875, $109,225, $46,000 (unaudited), $0 (unaudited), and $370,100 (unaudited), respectively. The principal in this company owns 18.25% of Phage Biotechnology Corporation, the Company’s affiliated manufacturer. As of June 30, 2004 (unaudited), the agreement is still ongoing.

In 2001, the Company entered into a service agreement whereby Cardio will receive assistance in the drug development process. Service fees for the years ended December 31, 2001, 2002, 2003, and for the six months ended June 30, 2003 (unaudited) and 2004 (unaudited), and the period from March 11, 1998 (inception) to June 30, 2004 (unaudited) were $80,289, $130,114, $0, $0 (unaudited), $159,143 (unaudited), and $369,546 (unaudited), respectively. As of June 30, 2004 (unaudited), the agreement is still ongoing.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

(formerly CARDIOVASCULAR GENETIC ENGINEERING, INC.)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Years Ended December 31, 2001, 2002, and 2003

and for the Six Months Ended June 30, 2003 (unaudited) and 2004 (unaudited)

Litigation

The Company may become involved in various legal proceedings and claims which arise in the ordinary course of its business. Management is not aware of any such matters.

NOTE 12—SUBSEQUENT EVENTS

In July 2004, the Company established the Cardiovascular BioTherapeutics, Inc. 2004 Stock Plan (the “Stock Plan”) permitting the awards of (a) incentive stock options within the meaning of section 422 of the Code, (b) non-qualified stock options, (c) stock appreciation rights, and (c) restricted stock to directors, officers, employees and non-employees. The Company reserved 5,000,000 shares for the Plan and limited the maximum number of shares to be granted to any one individual in one year to 500,000. No awards have been made pursuant to this Plan.

In July 2004 and before the adoption of the Stock Plan, the Company entered into an employment agreement, effective August 1, 2004, under the terms of which Cardio will pay a monthly salary of $10,000. The agreement is for three years and expires July 31, 2007. In addition, the Company issued 20,000 non-qualified employee stock options outside of the Stock Plan, with an exercise price of $10 per share. The options vested immediately and have a contract life of 10 years.

In July 2004, the Company sold $800,000 of convertible notes payable series IIa. The terms of the convertible notes payable series IIa are identical to the terms of the convertible notes payable series II as discussed in Note 7.

NOTE 13—SUBSEQUENT EVENTS (UNAUDITED)

On August 25, 2004, the Company guaranteed Phage’s obligations under a non-cancelable operating lease for laboratory and office space at University of California Irvine Research Center. The lease is for 11,091 rentable square feet for the period September 1, 2004 through August 31, 2006, and provides for a monthly rent of approximately $35,500 plus shared building operating expenses.

CARDIO VASCU-GROW™ REDUCED CHEST PAIN (ANGINA) IN PATIENTS

Canadian Classification Scale for Angina

Angina Class (1-4)
4.0
3.5
3.0
2.5
2.0
1.5
1.0
p = 0.03
Baseline
6 wks
12 wks

Before injection of Cardio Vascu-Grow™(Baseline), angina occurs at most levels of physical exertion. At both six weeks and twelve weeks after injection of Cardio Vascu-Grow™, angina occurs only with strenuous physical exertion.

CARDIO VASCU-GROW™ INCREASED BLOOD FLOW IN A HEART MUSCLE

Blood Perfusion in a Heart

New Perfusion
Preoperatively
90 Days

Increase in red color indicates improved blood perfusion 90 days after injection of Cardio Vascu-Grow™.

2,000,000 Shares

Common Stock

PROSPECTUS

First Dunbar Securities Corporation

                    , 2004

Until                     , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses incurred in connection with the offering, other than underwriters’ discounts and commissions:

Description	Amount
Registration fee		$3,540.03
NASD filing fee		$3,294
NASDAQ National Market listing fee	$	[100,000	]
Blue Sky filing fees
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving		*
Transfer Agent and Registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Officers and Directors

Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding—other than an action by or in the right of the Registrant—by reason of the fact that the person is or was a director, officer, agent or employee of the Registrant, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the Registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Registrant as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Registrant, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our By-Laws provide that we will indemnify our directors, officers, employees and other agents to the extent permitted by the Delaware General Corporation Law (“DGCL”). As noted above, we are also empowered by Section 145 of the DGCL to enter into indemnification agreements with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. We plan to obtain a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

We intend to enter into agreements with our directors and executive officers regarding the indemnification. Under these agreements we will be required to indemnify them against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection an actual, or a threatened, proceeding if any of them may be made a party because he or she is or was one of our directors or officers. We will be obligated to these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to in or not opposed to our best interests. With respect to any criminal proceeding, we will be obligated to pay these amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also will set forth procedures that will in the event of a claim for indemnification.

In addition, our certificate of incorporation, as amended, provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or missions not in good faith or involving intentional misconduct or knowing violations of law, (iii) for any transaction where the director derives an improper personal benefit, and (iv) for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expresses in the Securities Act and is, therefore, unenforceable.

The form of Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers and directors for certain liabilities, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

Convertible Notes (3 series)

(i) Series I. $8,278,000 of convertible notes. All placed in “offshore transactions” to non-“U.S. persons” as those terms are defined in Regulation S and/or to accredited investors in reliance on an exemption from registration provided by Section 4(2) of the Securities Act. We engaged in no public advertising or general solicitation. Investors received disclosure of all aspects of the business and answers to questions posed. We believe the investors understood the risks of purchasing our securities. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. The sale was completed in January 2004. We used the proceeds of this placement primarily for the continuance of the regulatory approval process (including applicable clinical trials), to fund certain additional research studies, and for general operating expenses. For non-U.S. persons, technical compliance with Regulation S was not achieved as the conditions imposed by Rule 903(b)(3) were not complied with. However, none of the notes sold to non-U.S. persons have been transferred to “U.S. persons.”

(ii) Series II. $5,814,200 of convertible notes. All placed in “offshore transactions” to non-“U.S. persons” as those terms are defined in Regulation S and/or to accredited investors in reliance on an exemption from registration provided by Section 4(2) of the Securities Act. We engaged in no public advertising or general solicitation and investors received disclosure of all aspects of the business and answers to questions posed. We believe the investors understood the risks of purchasing our securities. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. The sale was completed in June 2004. We used the proceeds of this placement primarily for the continuance of the regulatory approval process (including applicable clinical trials), to fund certain additional research studies, and for general operating expenses. For non-U.S. persons, technical compliance with Regulation S was not achieved as the conditions imposed by Rule 903(b)(3) were not complied with. However, none of the notes sold to non-U.S. persons have been transferred.

(iii) Series II-A. 800,000 of convertible notes. These were all sold to accredited investors in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. We engaged in no public advertising or general solicitation. Investors received disclosure of all aspects of our business and answers to all questions posed. We believe investors understood the risks of purchasing our securities. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and promissory notes issued in such transactions. The sale was completed on August 27, 2004. We used the proceeds of this placement primarily for the continuance of the regulatory approval process (including applicable clinical trials), to fund certain additional research studies, and for general operating expenses.

Item 16. Exhibits and Financial Statement Schedules

Exhibit	Description
1	Underwriting Agreement*

3.1	Restated Certificate of Incorporation, dated July 22, 2004

3.2	By-Laws

3.3	Amended and Restated By-Laws to become effective on the effectiveness of this registration statement

3.4	Form of Series I Convertible Notes outstanding

3.5	Form of Series II Convertible Notes outstanding

3.6	Form of Series II-A Convertible Notes outstanding

4	See Exhibit 3.1

5	Opinion re Legality

9	Controlling Stockholders Agreement, dated as of August 30, 2004

10.1	Underwriter’s Warrant*

10.2	Joint Patent Ownership and License Agreement between CardioVascular BioTherapeutics, Inc. and Phage Biotechnology, Inc., dated August 16, 2004

10.3	2004 Stock Plan and associated form of Stock Option Award Agreement

10.4	Agreement on Technology & Business Right Transfer between Cardio Vascular Genetic Engineering, Inc. and Korea Biotechnology Development Co., Ltd., dated December 15, 2000*

10.5	Agreement between CardioVascular BioTherapeutics, Inc. and Dr. Thomas Joseph Stegmann, dated August 30, 2004

Exhibit	Description
10.6	Tenant’s Assignment of Lease with Consent by Landlord and Assumption by Assignee, dated April 30, 2004 and underlying sublease for premises at 1700 W. Horizon Ridge Parkway, Suite 100, Henderson, Nevada 89012

10.7	Guarantee of Sublease between Phage Biotechnology Corporation and The Regents of the University of California, dated August 24, 2004

10.8	Distributorship Agreement among CardioVascular BioTherapeutics, Inc., Phage Biotechnology Corporation and Cardio Phage International Inc., dated as of August 16, 2004

10.9	Clinical Research Services Agreement between Clinical Cardiovascular Research, LLC and CardioVascular Genetic Engineering (nka CardioVascular BioTherapeutics, Inc.), dated October 24, 2001, and amendments 1, 2 and 3 thereto

10.10	Agreement, dated July 6, 2001, between Da Vinci Biomedical Research Products, Inc. and Phage Biotechnology Corporation for research co-sponsored by CardioVascular Genetic Engineering Corp. (nka CardioVascular BioTherapeutics, Inc.) and Phage

10.11	Agreement, dated June 23, 2004, between Catheter and Disposable Technology Inc. and CardioVascular BioTherapeutics, Inc.

23.1	Consent of Lord Bissell & Brook, LLP (see Exhibit 5)

23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP

24	Power of Attorney (on signature page)

99.1	Governance Policies to become effective on the effectiveness of this registration statement

99.2	Code of Business Conduct to become effective on the effectiveness of this registration statement

99.3	Code of Ethics for Senior Financial Officers to become effective on the effectiveness of this registration statement

99.4	Audit Committee Charter to become effective on the effectiveness of this registration statement

99.5	Compensation Committee Charter to become effective on the effectiveness of this registration statement

99.6	Nominating and Corporate Governance Committee Charter to become effective on the effectiveness of this registration statement

99.7	Consent of John W. Jacobs to serve on the board of directors

99.8	Consent of Mickael A. Flaa to serve on the board of directors

99.9	Consent of Thomas L. Ingram to serve on the board of directors

99.10	Consent of Robert Levin to serve on the board of directors

99.11	Consent of Gary B. Abromovitz to serve on the board of directors

99.12	Consent of Joon-Ki Biak to serve on the board of directors

99.13	Consent of Grant Gordon to serve on the board of directors

*	To be filed by amendment.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 23, 2004.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

By	/s/ DANIEL C. MONTANO
Daniel C. Montano President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Daniel C. Montano and Mickael A. Flaa, and either of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Form S-1 Registration Statement of CardioVascular BioTherapeutics, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Principal Executive Officers:

/S/ DANIEL C. MONTANO Daniel C. Montano	President, Chief Executive Officer and Chairman of Board of Directors	September 23, 2004

/S/ JOHN W. JACOBS, PH.D. John W. Jacobs, Ph.D.	Vice President, Chief Operating Officer and Chief Scientific Officer	September 23, 2004

Principal Financial and Accounting Officer:

/S/ MICKAEL A. FLAA Mickael A. Flaa	Vice President and Chief Financial Officer	September 23, 2004

/S/ ALEXANDER G. MONTANO Alexander G. Montano	Director	September 23, 2004

/S/ THOMAS STEGMANN, M.D. Thomas Stegmann, M.D.	Director	September 23, 2004

/S/ WOLFGANG PRIEMER, PH.D. Wolfgang Priemer, Ph.D.	Director	September 23, 2004